PROSPECTUS

                          GENESIS HEALTH VENTURES, INC.

        Offer to Exchange its 9 1/4% Senior Subordinated Notes due 2006,
               which have been registered under the Securities Act
             of 1933, as amended, for any and all of its outstanding
                    9 1/4% Senior Subordinated Notes due 2006


       The Exchange Offer will expire at 5:00 p.m., New York City time, on
                       February 4, 1997, unless extended.


                         -------------------------------

   Genesis Health Ventures, Inc., a Pennsylvania corporation ("Genesis" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 1/4% Senior Subordinated Notes due 2006 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2006 (the "Existing Notes"), of which $125,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Existing Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Existing Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated as of October 7, 1996 (the "Indenture"), between the Company and First Union National Bank, as trustee (the "Trustee"), which also governs the Existing Notes. The Exchange Notes and the Existing Notes are sometimes referred to herein collectively as the "Notes." See " Exchange Offer" and "Description of Exchange Notes."


   The Company will accept for exchange any and all Existing Notes duly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on February 4, 1997, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Existing Notes were sold by the Company on October 7, 1996 to the Initial Purchasers (as defined herein) in transactions not registered under the Securities Act in reliance upon an exemption from registration under the Securities Act (the "Offering"). The Initial Purchasers subsequently resold the Existing Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Existing Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined herein) entered into by the Company in connection with the Offering. See "Exchange Offer."


   Under existing interpretations of the staff of the Securities and Exchange Commission (the "Commission") contained in several no-action letters to third parties, the Exchange Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on such interpretations of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Exchange Offer" and "--Resale of the Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

   Holders of Existing Notes not tendered and accepted in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Holders of Existing Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "Exchange Offer."

   There has not previously been any public market for the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Alex. Brown & Sons Incorporated, BT Securities Corporation, and Montgomery Securities (the "Initial Purchasers") have informed the Company that they currently intend to make a market in the Exchange Notes, but are not obligated to do so and any such market making may be discontinued at any time without notice. The Initial Purchasers may act as principal or as agent in such transactions. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. See "Risk Factors -- Absence of Public Market." Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.
                         ------------------------------

   See "Risk Factors" on page 13 herein for a description of certain risks to be considered by holders who tender their Existing Notes in the Exchange Offer.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSIONER OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is December 11, 1996.

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                                     SUMMARY

   The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, all information in the Prospectus reflects a three for two stock dividend on the Common Stock effective March 29, 1996. As used herein, unless the context otherwise requires, "Genesis" or the "Company" refers to Genesis Health Ventures, Inc. and its subsidiaries.


                                   The Company

   Genesis is a leading provider of healthcare and support services to the elderly. The Company has developed the Genesis ElderCare(SM) delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 75,000 customers in five regional markets in the Eastern United States in which over 3,000,000 people over the age of 65 reside. The networks include 153 eldercare centers with approximately 20,120 beds; 18 primary care physician clinics; approximately 70 physicians, physician assistants and nurse practitioners; 12 institutional pharmacies and six medical supply distribution centers serving over 52,000 beds; certified rehabilitation agencies providing services through over 290 contracts; and seven home healthcare agencies. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that Genesis principally serves are:
Massachusetts/Connecticut/New Hampshire; Eastern Pennsylvania/Delaware Valley; Southern Delaware/Eastern Shore of Maryland; Baltimore, Maryland/Washington, D.C.; and Central Florida.

   Genesis eldercare services focus on the central medical and physical issues facing the more medically demanding elderly. By integrating the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, the Company provides cost-effective care management to achieve superior outcomes and return customers to the community. The Company believes that its orientation toward achieving improved customer outcomes through its eldercare networks has resulted in increased utilization of specialty medical services, high occupancy of available beds, enhanced quality payor mix and a broader base of repeat customers. Specialty medical services revenues have increased at a compound annual rate of 37% from the fiscal year ended September 30, 1990 to the fiscal year ended September 30, 1995 and comprise 42% of the Company's revenues for the nine month period ended June 30, 1996. Specialty medical services typically generate higher profit margins than basic healthcare services and are less capital intensive.

   The Company's growth strategy is to enhance its existing eldercare networks, establish new eldercare networks in markets it deems attractive and broaden its array of high margin specialty medical services through internal development and selected acquisitions. Consistent with its strategy, the Company has made selected acquisitions of eldercare centers and rehabilitation, pharmacy, physician services and home healthcare companies.

   The Company's long-term strategy is to provide comprehensive eldercare services, in collaboration with other providers, on a prepaid basis in a managed care environment. The Company has undertaken several initiatives to position itself to compete in a managed care environment. These initiatives include: (i) establishing a managed care division to pursue and administer contracts with managed care organizations, develop clinical care protocols and monitor the delivery and utilization of medical care; (ii) developing a clinical administration and healthcare management information system to monitor and measure clinical and patient-outcome data; (iii) establishing the Genesis ElderCare(sm) brand name to increase awareness of the Company's eldercare services in the healthcare market;
(iv) seeking strategic alliances with other healthcare providers to broaden the Company's continuum of care; and (v) creating an independent eldercare advisory board to formulate new and innovative approaches in the delivery of care.

                               Recent Developments

GMC Transaction

   In October 1996, the Company and Geriatric & Medical Companies, Inc. ("GMC") consummated the merger of GMC with a wholly-owned subsidiary of Genesis (the "GMC Transaction"). The merger added 26 eldercare centers with approximately 3,240 beds to Genesis. GMC also operates businesses which provide a number of ancillary healthcare services including ambulance services; respiratory therapy, infusion therapy and enteral therapy; distribution of durable medical equipment and home medical supplies; pharmacy services; contract management services; diagnostic and rehabilitative management services; and information management services. Under the terms of the merger agreement, GMC shareholders received $5.75 per share in cash for each share of GMC stock. The purchase price of GMC stock was approximately $93,900,000. Prior to the Merger, GMC had outstanding approximately $133,100,000 of indebtedness which included approximately $87,600,000 which the Company loaned to GMC immediately prior to the Merger to prepay indebtedness. The Company funded the cash portion of the transaction and paid a portion of the assumed debt through the proceeds of the Offering and its Credit Facility (as defined herein). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

National Health Transaction

   In July 1996, the Company acquired the outstanding stock of National Health Care Affiliates, Inc. and certain related entities (collectively, "National Health"). Prior to the closing of the stock acquisitions, an affiliate of a financial institution purchased nine of the National Health eldercare centers for $67,700,000 and subsequently leased the centers to a subsidiary of Genesis. The balance of the total consideration paid to National Health was funded with available cash of $51,800,000 and assumed debt of $7,900,000. The acquisition of the stock of National Health and lease of the eldercare centers from the financial institutional affiliate are referred to hereafter collectively as the National Health Transaction. The National Health Transaction added 16 eldercare centers in Florida, Virginia and Connecticut with approximately 2,200 beds to the Company. National Health also provided enteral nutrition and rehabilitation therapy services to the eldercare centers which it owns and leases. In addition, National Health manages four eldercare centers in Colorado with 382 beds pursuant to an agreement which expires in October 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NeighborCare Transaction

   In June 1996, the Company acquired the pharmacy healthcare services businesses of NeighborCare Pharmacies, Inc. and certain related entities (collectively, "NeighborCare") for total consideration of approximately $57,250,000, comprised of approximately $47,250,000 in cash and 312,744 shares of Genesis Common Stock (the "NeighborCare Transaction"). Based in Baltimore, Maryland, NeighborCare operates institutional and retail pharmacy and infusion therapy businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

McKerley Transaction

   In November 1995, the Company acquired McKerley Health Care Centers, Inc. and certain related entities (collectively, "McKerley") for total consideration of approximately $68,700,000, including approximately $9,100,000 of assumed debt (the "McKerley Transaction"). McKerley owns or leases 15 eldercare centers in New Hampshire and Vermont with a total of 1,535 beds and operates a home healthcare business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                  The Offering

Notes...............  The Existing Notes were sold by the Company on October 7,
                      1996 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Alex. Brown & Sons Incorporated, BT Securities Corporation, and Montgomery Securities (the "Initial Purchasers") pursuant to a Purchase Agreement, dated as of October 1, 1996 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Existing Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

Registration Rights
  Agreement.........  Pursuant to the Purchase Agreement, the Company and the
                      Initial Purchasers entered into a Registration Rights Agreement, dated October 7, 1996 (the "Registration Rights Agreement"), which grants the holders of the Existing Notes certain exchange and registration rights. The Exchange Offer is being made pursuant to the Registration Rights Agreement and such exchange rights terminate upon the consummation of the Exchange Offer.

                               The Exchange Offer

Securities Offered..  $125,000,000 aggregate principal amount of 9 1/4% Senior
                      Notes due 2006.

The Exchange Offer..  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Existing Notes. As of the date hereof, $125,000,000 aggregate principal amount of Existing Notes are outstanding. The Company will issue the Exchange Notes on or promptly after the Expiration Date.

                      Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes
                      (i) will not be able to rely on such interpretations of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

                      Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

                      Any holder who tenders in the Exchange Offer with the intention to participate or for the purpose of participating in a distribution of the Exchange Notes cannot rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.


Expiration Date.....  5:00 p.m., New York City time, on February 4, 1997, unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means that latest date and time to which the Exchange Offer is extended.

Accrued Interest on
 the Exchange Notes
 and Existing Notes.  Interest on each Exchange Note will accrue from the latest date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from the date of original issuance of such Note. No interest will be paid on the Existing Notes accepted for exchange, and holders of Existing Notes whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Existing Notes accrued up to the date of the issuance of the Exchange Notes. Holders of Existing Notes that are not exchanged will receive the accrued interest payable on April 1, 1997 in accordance with the Indenture. See "Exchange Offer -- Interest on the Exchange Notes."

Conditions to the
 Exchange Offer.....  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "Exchange Offer-- Conditions."

Procedures for
 Tendering Existing
 Notes..............  Each holder of Existing Notes wishing to accept the
                      Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile thereof, together with the Existing Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of such Existing Notes pursuant to the procedures for book- entry transfer as provided herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "Exchange Offer-- Purpose and Effect of the Exchange Offer" and "--Procedures for Tending." Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker- dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Exchange Offer-- Procedures for Tendering" and "Plan of Distribution."

Untendered Notes....  Following the consummation of the Exchange Offer, holders of Existing Notes eligible to participate but who do not tender their Existing Notes will not have any further registration rights and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected.

Consequences of
 Failure to
 Exchange...........  The Existing Notes that are not exchanged pursuant to the
                      Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption from registration under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Regulation S under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "Exchange Offer-- Consequences of Failure to Exchange."

Shelf Registration
 Statement..........  In the event that any changes in law or the applicable interpretations of the Securities Act by the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 120 days following the date of the original issue of the Existing Notes, or if any holder of the Existing Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company will use its best efforts to cause to become effective by the 120th day after the original issue of the Existing Notes a shelf registration statement pursuant to the Securities Act with respect to the resale of the Notes (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until three years after the effective date thereof (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers under certain circumstances) or until such shorter period when all the Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for resale pursuant to Rule 144 under the Securities Act without volume limitations.

Special Procedures
 for Beneficial
 Owners.............  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures.........  Holders of Existing Notes who wish to tender their
                      Existing Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Existing Notes according to the guaranteed delivered procedures set forth in "Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights...  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                      New York City time, on the Expiration Date.

Acceptance of Notes
 and Delivery of
 Exchange Notes.....  The Company will accept for exchange any and all Existing
                      Notes which are duly tendered in the Exchange Offer and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "Exchange Offer--Terms of the Exchange Offer."

Certain Tax
 Consequences.......  The exchange pursuant to the Exchange Offer should not be a taxable event for Federal income tax purposes. See "Tax Considerations."

Use of Proceeds.....  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent......  First Union National Bank.

The Exchange Notes

General.............  The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) the Exchange Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

Securities Offered..  $125,000,000 principal amount of 9 1/4% Senior
                      Subordinated Notes due 2006.

Maturity Date.......  October 1, 2006.

Interest Payment
 Dates..............  April 1 and October 1 of each year, commencing April 1,
                      1997.

Optional Redemption.  The Exchange Notes are redeemable at the option of the
                      Company, in whole or in part, in cash, at any time on or after October 1, 2001 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

Change of Control...  Upon the occurrence of a Change of Control (as defined herein), each holder of the Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. The occurrence of certain events that would constitute a Change in Control would also constitute a default under the company's existing $300,000,000 revolving credit facility and $150,000,000 lease financing facility (collectively, the "Credit Facility"), which ranks senior in right of payment to the Notes, and would also require the Company to offer to redeem the $25,000,000 principal amount of the company's 9 1/4% First Mortgage Bonds Series A, which rank senior in right of payment to the Notes, and $43,904,000 principal amount of the Company's 6% Convertible Senior Subordinated Debentures due 2003 (the "Convertible Debentures") and

                      $120,000,000 of the company's 9 3/4% Senior Subordinated Notes due 2005 (the "9 3/4% Notes"), which rank pari passu in right of payment to the Notes. The Company's ability to repurchase the Notes upon a Change in Control would also be limited by the terms of the Indenture and the Credit Facility. As a result of such limitation, a holder of a Note may not be able to require the Company to repurchase the Notes unless the Company is able to refinance the Credit Facility. In addition, there can be no assurance that the Company will have sufficient funds to repurchase the Notes if they were tendered upon a Change in Control. See "Description of the Notes -- Change in Control."


Ranking.............  The Exchange Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. The Exchange Notes will also be effectively subordinated in right of payment to all existing and future liabilities of the Company's subsidiaries. As of June 30, 1996, on a pro forma basis after giving effect to the National Health Transaction and GMC Transaction and the sale of the Notes and the use of the net proceeds therefrom, the aggregate amount of Senior Indebtedness would have been approximately $402,123,000 (which includes approximately $9,980,000 of indebtedness and approximately $61,000,000 of lease obligations of subsidiaries and approximately $6,000,000 of indebtedness of other persons, all of which are guaranteed by the Company, and approximately $15,900,000 of letters of credit issued under the Company's Credit Facility primarily related to the Company's self-insurance programs) and, as of such date, the aggregate amount of liabilities of the subsidiaries of the Company, which consist primarily of trade payables and accrued compensation, that will effectively rank senior to the Exchange Notes was approximately $64,163,000. As of June 30, 1996, there were also outstanding $43,904,000 principal amount of the Convertible Debentures and $120,000,000 principal amount of the 9 3/4% Notes which will rank pari passu in right of payment to the Exchange Notes. The Exchange Notes will rank senior to all other subordinated indebtedness of the Company. The Credit Facility is secured by the stock and partnership interests of the Company's subsidiaries and substantially all of the Company's subsidiaries are co-obligors of the Credit Facility. See "Description of the Notes -- Subordination."

Restrictive
 Covenants..........  The Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on preferred stock of subsidiaries and subsidiary distributions; (iv) limitation on transactions with affiliates; (v) limitation on disposition of proceeds of asset sales; (vi) limitation on liens securing subordinated indebtedness; (vii) limitation on other senior subordinated indebtedness;
                      (viii) limitation on issuance of guarantees of subordinated indebtedness; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; and
                      (x) limitation on merger and sale of assets. See "Description of the Notes-- Certain Covenants."

Absence of a Public
 Market for the
 Notes..............  The Exchange Notes will be new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development of liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                                  Risk Factors

         See "Risk Factors" beginning on page 13 for a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the Notes.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
               (In thousands, except per share and operating data)

                                                                           Year Ended September 30,
                                                  ---------------------------------------------------------------------------
                                                     1991        1992         1993         1994              1995
                                                  --------    ---------     --------     --------     -----------------------
                                                                                                                Pro Forma, As
                                                                                                        Actual    Adjusted(1)
                                                                                                      --------  -------------
Summary of Operations Data
   Net revenues..............................     $171,449     $196,253     $219,809     $388,616     $486,392     $874,594
   Income from operations before depreciation,
      amortization, lease expense, interest and
      debenture conversion expense (EBITDAR) (2)    30,587       35,597       38,129       69,373       93,253      155,605
   Depreciation and amortization.............        6,258        7,239        7,157       14,982       18,793       38,175
   Lease expense.............................        7,460        7,207        7,026       11,376       13,798       23,205
   Interest expense, net.....................       11,072        8,708        5,042       15,305       20,366       37,592
                                                  ---------     -------     ---------     -------     --------     --------
   Debenture conversion expense..............           --           --           --           --           --           --
   Earnings before extraordinary items and
      cumulative effect of change in
      accounting principle...................        3,595        7,710       11,909       17,691       25,531       35,825
   Net income................................        3,283        7,433       11,909       17,673       23,608       33,902
Other Financial Data
   EBITDAR (3)...............................     $ 23,128     $ 28,390     $ 31,103     $ 57,997      $79,455     $132,400
   Ratio of EBITDAR to interest expense plus
      rent expense...........................         1.65x        2.24x        3.16         2.60x        2.73x        2.56x
   Ratio of EBITDA to interest expense.......         2.09x        3.26x        6.17         3.79x        3.90x        3.52x
   Ratio of earnings to fixed charges (4)....         1.27x        1.78x        2.60         2.02x        2.15x        1.94x
   Capital expenditures......................      $ 3,843     $  7,288     $ 23,151     $ 18,784     $ 24,718

Operating Data
   ElderCare Networks:
      Average eldercare center beds in service
         Wholly-owned and leased.............        4,432        4,719        4,534        7,530        8,268
         Jointly-owned and managed...........          444          769        1,208        4,532        5,158
                                                  ---------     -------     --------     --------     --------
         Total...............................        4,876        5,488        5,742       12,062       13,426
                                                  ========     ========     ========     ========     ========
      Occupancy percentage in wholly-owned
          and leased eldercare centers.......          96%           96%          95%          92%          92%

      Physicians, physician assistants and
         nurse practitioners.................           12           12           18           22           41
      Rehabilitation contracts...............           54          100          106          152          232
      Institutional pharmacies/medical
         supplies beds served................        9,000       19,038       21,838       27,964       31,344
   Payor mix
      Private and other......................          43%           41%          42%          41%          38%
      Medicare...............................           9%           12%          14%          16%          21%
      Medicaid...............................          48%           47%          44%          43%          41%
   Revenue mix
      Basic healthcare services..............          71%           69%          61%          62%          57%
      Specialty medical services.............          26%           26%          34%          32%          37%
      Management services and other..........           3%            5%           5%           6%           6%

                    [RESTUBBED FROM TABLE BEFORE]

                                                                     (Unaudited)
                                                                Nine Months Ended
                                                                     June 30,
                                                     -----------------------------------
                                                      1995               1996
                                                     -------     -----------------------
                                                                           Pro Forma, As
                                                      Actual     Actual     Adjusted (1)
                                                      -------    ------    -------------
Summary of Operations Data
   Net revenues..............................        $354,465     $460,354     $723,109
   Income from operations before depreciation,
      amortization, lease expense, interest and
      Debenture conversion expense (EBITDAR) (2)       66,345       87,313      131,400
   Depreciation and amortization.............          13,987       17,883       30,756
   Lease expense.............................          10,388       11,948       19,064
   Interest expense, net.....................          14,369       19,104       29,380
                                                      -------      -------      -------
   Debenture conversion expense..............              --        1,245        1,245
   Earnings before extraordinary items and
      cumulative effect of change in
      accounting principle...................          17,508       23,759       32,466
   Net income................................          15,585       23,759       32,466
Other Financial Data
   EBITDAR (3)...............................        $ 55,957     $ 75,365     $112,336
   Ratio of EBITDAR to interest expense plus
      rent expense...........................            2.68x        2.81x        2.71x
   Ratio of EBITDA to interest expense.......            3.89x        3.94x        3.82x
   Ratio of earnings to fixed charges (4)....            2.10x        2.14x        2.03x
   Capital expenditures......................        $ 19,681      $26,151

Operating Data
   ElderCare Networks:
      Average eldercare center beds in service
         Wholly-owned and leased.............           8,268        9,062
         Jointly-owned and managed...........           5,158        5,195
                                                      -------       ------
         Total...............................          13,426       14,257
                                                      =======       ======
      Occupancy percentage in wholly-owned
          and leased eldercare centers.......              92%          92%

      Physicians, physician assistants and
         nurse practitioners.................              41           68
      Rehabilitation contracts...............             232          297
      Institutional pharmacies/medical
         supplies beds served................          31,145       46,139
   Payor mix
      Private and other......................              38%          39%
      Medicare...............................              21%          23%
      Medicaid...............................              41%          38%
   Revenue mix
      Basic healthcare services..............              58%          52%
      Specialty medical services.............              36%          42%
      Management services and other..........               6%           6%

                                                                       (Unaudited)
                                                                      June 30, 1996
                                                          ----------------------------------------
                                                                                     Pro Forma,
                                                                 Actual            As Adjusted (5)
                                                          --------------------     ---------------
Balance Sheet Data
   Working capital........................................            $227,599            $267,167
   Total assets...........................................             878,348           1,272,993
   Long-term debt.........................................             295,897             595,365
   Shareholders' equity..................................              500,238             500,238

                                      -11-

----------------
(1) Gives effect to the McKerley Transaction, NeighborCare Transaction, National Health Transaction, GMC Transaction and the sale by the Company of 6,500,000 shares of Common Stock in May 1996 (the "1996 Equity Offering"), as adjusted to reflect the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." See "Pro Forma Condensed Consolidated Financial Information."

(2) EBITDAR represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items, rental expense and debenture conversion expense. EBITDAR should not be considered an alternative measure of the Company's net income, operating performances, cash flow or liquidity. It is included herein to provide additional information related to the Company's ability to service debt.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items and debenture conversion expense. EBITDA should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. It is included herein to provide additional information related to the Company's ability to service debt. The Indenture governing the Notes contains certain covenants that utilize a Consolidated Fixed Charge Coverage Ratio calculation that is based upon EBITDA. See "Description of the Notes" for a description of such covenants.

(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt discount and expenses, and that portion of rental expense that the Company believes to be representative of the interest factor. Fixed charges related to approximately $6,000,000 of debt guaranteed by the Company have not been included in the computation of the ratio. The definition of fixed charges used in this calculation differs from that used in the Fixed Charge Coverage Ratio covenants contained in the Indenture.

(5) Gives effect to the National Health Transaction and the GMC Transaction, as adjusted to reflect the Sale of the Notes and the use of the proceeds therefrom as described under "Use of Proceeds."

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," such as statements concerning Medicare and Medicaid programs and the Company's ability to meet its liquidity needs and control costs; certain statements contained in "Business," such as statements concerning strategy, government regulation, Medicare and Medicaid programs and legal proceedings; certain statements in the Pro Forma Condensed Consolidated Financial Information, such as certain of the Pro Forma Adjustments; and other statements contained herein regarding matters that are not historical facts are forward looking statements (as such term is defined in the Securities Act) and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors."

                                  RISK FACTORS

         In addition to the other information contained in the Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Notes offered hereby.

         Certain Financial Considerations. The Company has substantial indebtedness and, as a result, significant debt service obligations. As of June 30, 1996, after giving pro forma effect to the National Health Transaction and GMC Transaction and the Offering and the use of proceeds therefrom, the Company would have had approximately $595,365,000 of long-term indebtedness which would have represented 54% of its total capitalization. See "Capitalization." The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) all of the indebtedness incurred under the Credit Facility is scheduled to become due, and the indebtedness under the 9 3/4 % Notes is due, prior to the time any principal payments are required on the Notes; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; and (v) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements. Failure by the Company to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

         The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness. The Company also has significant long-term operating lease obligations with respect to certain of its eldercare centers.

         Ranking. The Existing Notes will be subordinated to all existing and future Senior Indebtedness of the Company and will rank pari passu in right of payment with all of the Company's existing and future senior subordinated indebtedness. The Existing Notes will also be effectively subordinated to the indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, on a pro forma basis after giving effect to the National Health Transaction and the GMC Transaction and the Offering and the use of proceeds therefrom, the aggregate amount of Senior Indebtedness outstanding would have been approximately $401,143,000 (which includes approximately $9,980,000 of indebtedness and approximately $61,000,000 of lease obligations of subsidiaries and approximately $6,000,000 of indebtedness of other persons, all of which are guaranteed by the Company, and approximately $15,900,000 of letters of credit issued under the Credit Facility primarily related to the Company's self-insurance programs) and, as of such date, the aggregate amount of liabilities of the subsidiaries of the Company, which consist primarily of trade payables and accrued compensation, that will effectively rank senior to the Existing Notes was approximately $64,163,000. Upon any payment or distribution of assets of the Company in a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Indebtedness may be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. In addition, under certain circumstances, no payment may be made with respect to the principal of or interest on the Notes if a payment default or other defaults exist with respect to certain Senior Indebtedness. See "Description of the Notes -- Subordination."

         Risk of Adverse Effect of Healthcare Reform. In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted, or what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by the Health Care Financing Administration ("HCFA"), enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs or regulations will not have a material adverse effect on the Company. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the Company's securities in the future. See "Business --Government Regulation."

         Regulation. The federal government and all states in which the Company operates regulate various aspects of the Company's business. In particular, the development and operation of eldercare centers and the provision of healthcare services are subject to federal, state and local laws relating to the delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Eldercare centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program and the ability to participate in other third party programs. The Company is also subject to inspection regarding record keeping and inventory control. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued expansion of the Company and could prevent it from offering its existing services.

         Many states have adopted Certificate of Need or similar laws which generally require that the appropriate state agency approve certain acquisitions and determine that a need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditures being undertaken. To the extent that Certificates of Need or other similar approvals are required for expansion of Company operations, either through center acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals.

         The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of Patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark legislations" which prohibit, with limited exceptions, the referral of patients for certain services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has an ownership interest and the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare and Medicaid. The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the federal government has issued recent fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. See "Business -- Governmental Regulation." Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

         Payment by Third Party Payors. For the years ended September 30, 1994 and 1995, and the nine months ended June 30, 1996, respectively, the Company derived approximately 41%, 38% and 39% of its patient service revenue from private pay sources, 16%, 21% and 23% from Medicare and 43%, 41% and 38% from various state Medicaid agencies. Both governmental and private third party payors have employed cost containment measures designed to limit payments made to healthcare providers such as the Company. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which limit the services which will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. There can be no assurance that payments under governmental and private third party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that centers owned, leased or managed by the Company, or the provision of services and supplies by the Company, now or in the future will initially meet or continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. In an attempt to limit the federal budget deficit, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. In certain states there have been proposals to eliminate the distinction in Medicaid payment for skilled versus intermediate care services and to establish a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. The Company cannot at this time predict whether any of these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on the Company. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. See "Business -- Revenue Sources."

         Competition. The healthcare industry is highly competitive. The Company competes with a variety of other companies in providing eldercare services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's customers who are either presently residents of its eldercare centers or are otherwise receiving its eldercare services. See "Business -- Competition."

         Risks Associated with Acquisition Strategy. The Company has recently completed several acquisitions of eldercare businesses. The Company also intends to pursue additional acquisitions in the future. There can be no assurance that the Company will be able to realize expected operating and economic efficiencies from its recent acquisitions or from any future acquisitions or that such acquisitions will not adversely affect the Company's results of operations or financial condition. In addition, there can be no assurance that the Company will be able to locate suitable acquisition candidates in the future, consummate acquisitions on favorable terms or successfully integrate newly acquired businesses with the Company's operations. The consummation of acquisitions likely will result in the incurrence or assumption by the Company of additional indebtedness.

         Absence of Public Market. The Existing Notes currently are owned by a relatively small number of beneficial owners. The Existing Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes generally will be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, the Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. Pursuant to the Registration Rights Agreement, the Company is required to consummate the Exchange Offer for the Existing Notes or file the Shelf Registration Statement covering resales of the Existing Notes within 120 days following the original issue of the Existing Notes. Until the Company performs its obligations under the Registration Rights Agreement, the Existing Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws.

         Exchange Offer Procedures. Issuance of Exchange Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Existing Notes desiring to tender such Existing Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "--Consequences of the Exchange Offer on Non-Tendering Holders of the Existing Notes."

         Consequences of the Exchange Offer on Non-Tendering Holders of the Existing Notes. The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Existing Notes. Consequently, following completion of the Exchange Offer, holders of Existing Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Existing Notes.

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the Exchange Offer. The net proceeds to the Company from the Offering after deducting offering expenses and the Initial Purchasers' discount was approximately $121,000,000. The Company used the net proceeds from the Offering together with borrowings under its Credit Facility as follows: approximately $93,900,000 was used to pay the cash portion of the purchase price of the GMC Transaction; approximately $87,600,000 was used to make a loan to GMC immediately prior to the GMC Transaction to prepay $82,800,000 of debt which bore interest at a rate of 12 1/4 % per annum and was due in 2002 and to pay related prepayment expenses; and approximately $2,400,000 was used to prepay debt assumed as a part of the GMC Transaction which bore interest at a rate of 11 1/4% per annum and was due in 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company: (i) as of June 30, 1996; (ii) on a pro forma basis to give effect to the National Health Transaction and GMC Transaction; and (iii) as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."


                                                                                      June 30, 1996
                                                                      ----------------------------------------------
                                                                                                        Pro Forma,
                                                                         Actual         Pro Forma       As Adjusted
                                                                      -------------    ------------    -------------
                                                                                      (in thousands)
Current installment of long-term debt..............................         $ 2,512         $ 7,332          $ 2,512
                                                                      =============    ============    =============
Long-term debt, less current maturities:
    Senior long-term debt .........................................       $ 132,263       $ 422,911        $ 306,731 (1)
    9 1/4% Senior Subordinated Notes due 2006......................              --              --          125,000
    9 3/4% Senior Subordinated Notes due 2005 (2)..................         119,730         119,730          119,730
    6% Convertible Senior Subordinated Debentures
      due 2003.....................................................          43,904          43,904           43,904
                                                                      -------------    ------------    -------------
         Total long-term debt......................................         295,897         586,545          595,365
Shareholders' equity:
    Common stock, $.02 par value, 60,000,000 shares
      authorized; 31,981,680 shares issued and
      31,936,079 shares outstanding................................             476             476              476
    Additional paid-in capital.....................................         411,677         411,677          411,677
    Retained earnings..............................................          88,328          88,328           88,328
    Treasury stock, at cost, 45,601 shares.........................            (243)           (243)            (243)
                                                                      -------------    ------------    -------------
      Total shareholders' equity...................................         500,238         500,238          500,238
                                                                      -------------    ------------    -------------
         Total capitalization......................................         796,135       1,086,703        1,095,603
                                                                      =============    ============    =============

--------------------------
(1) Primarily includes $260,300,000 under the revolving credit facility of the Credit Facility; $23,700,000 9 1/4 % First Mortgage Bonds Series A due October 2007; and approximately $9,980,000 of indebtedness of subsidiaries guaranteed by the Company. The Company has recently entered into an agreement with the lenders of the Credit Facility which increases the revolving credit facility and the lease financing facility to $300,000,000 and $150,000,000, respectively.

(2)      Net of remaining original issue discount of $270,000.

                                 EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

         The Existing Notes were originally sold by the Company on October 7, 1996 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the closing under the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed, for the benefit of the holders of the Existing Notes, at the Company's cost, among other things, to use its best efforts to (i) file within 30 days, and cause to become effective within 90 days, of the date of the original issuance of the Existing Notes, a registration statement on Form S-4 (the "Exchange Offer Registration Statement") which term shall encompass all amendments, exhibits, annexes and schedules thereto and of which this Prospectus is a part and (ii) cause the Exchange Offer to be consummated within 120 days of the original issuance of the Existing Notes. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for the Existing Notes.

         The Company will keep the Exchange Offer open until the Expiration Date. For each Existing Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the tendered Existing Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Existing Note in exchange therefor or, if no interest has been paid on such Existing Note, from the date of the original issuance of the Existing Note.

         Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties and subject to the immediately following sentence, the Company believes that the Exchange Notes would in general be freely tradeable after the Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

         Each holder of the Existing Notes (other than certain specified holders) who wishes to exchange Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) it is not a broker-dealer tendering Existing Notes acquired directly from the Company or if it is such a broker-dealer, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iv) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Existing Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes), with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons subject to similar prospectus delivery requirements, if any, to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes; provided however that the Company is only required to use its best efforts to maintain the effectiveness of the Exchange Offer Registration Statement for a period of 120 days following the closing of the Exchange Offer.

         In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 120 days following the date of original issue of the Existing Notes, or if any holder of the Existing Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company will, at its cost, use its best efforts to (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Existing Notes, (b) cause the Shelf Registration Statement to be declared effective under the Securities Act by the 120th day after the original issue of the Existing Notes and (c) keep effective the Shelf Registration Statement until three years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of any Initial Purchaser under certain circumstances) or until such shorter period when all the Existing Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for resale pursuant to Rule 144 under the Securities Act without volume limitations. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Existing Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A holder of Existing Notes that sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Existing Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Existing Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

         In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the Existing Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 90th calendar day following the date of original issue of the Existing Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Existing Notes is not declared effective on or prior to the 120th calendar day following the date of original issue of the Existing Notes, the interest rate borne by the Existing Notes shall be increased by one-quarter of one percent per annum following such 30-day period in the case of clause (i) above, following such 90-day period in the case of clause (ii) above or following such 120-day period in the case of clause (iii) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue. The aggregate amount of such increase from the original interest rate pursuant to those provisions will in no event exceed one percent. Upon (x) the filing of the Exchange Offer Registration Statement after the 30-day period described in clause (i) above, (y) the effectiveness of the Exchange Offer Registration Statement after the

90-day period described in clause (ii) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 120-day period described in clause (iii) above, the interest rate borne by the Existing Notes from the date of such filing, the date of such effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate.

Terms of the Exchange Offer


         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Existing Notes accepted in the Exchange Offer. Holders may tender some or all of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in integral multiples of $1,000. The Company has fixed the close of business on November 26, 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.


         The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Existing Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits to the Indenture.

         Holders of the Existing Notes do not have any appraisal or dissenters' rights under the Business Corporation Law of Pennsylvania or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

         If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Existing Notes will be returned to the tendering holder thereof, at the Company's expense, as promptly as practicable after the Expiration Date.

         Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extension; Amendments


         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on February 4, 1997, unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders.

Interest on the Exchange Notes

         Interest on each Exchange Note will accrue from the last date on which interest was paid on the Existing Note surrendered in exchange therefor or, if no interest has been paid on the Existing Note, from the date of original issuance of such Existing Note. No interest will be paid on the Existing Notes accepted for exchange, and holders of Existing Notes whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Existing Notes accrued up to the date of the issuance of the Exchange Notes. Holders of Existing Notes whose Existing Notes are not exchanged will receive the accrued interest payable thereon on April 1, 1997, in accordance with the Indenture.

         Interest on the Exchange Notes is payable semi-annually on each April 1 and October 1, commencing on April 1, 1997.

Procedures for Tendering

         Only a holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile thereof, together with the Existing Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Existing Notes, the Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Existing Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

         By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the fourth paragraph under "Purpose and Effect of the Exchange Offer."

         The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

         Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on the Letter of Transmittal or the notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and (except when Exchange Notes are being issued to replace Existing Notes registered in the same name) evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing such

Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are compiled with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Guaranteed Delivery Procedures

         Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available, (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

         (a) the tender is made through an Eligible Institution;

         (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) such properly completed and executed Letter of Transmittal or facsimile thereof, as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Existing Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number(s) and principal amount of such delivered Existing Notes, or, in the case of Existing Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited and the transaction code number), (iii) state that such Depositor is withdrawing its election to have the Existing Notes exchanged and specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor and (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Existing Notes register the transfer of such Existing Notes into the name of the person withdrawing the tender. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

Conditions

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Existing Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Notes, if:

         (a) the Exchange Offer or the making of any exchange by a holder of Existing Notes violates applicable law or any applicable interpretation by the staff of the Commission; or

         (b) the tendering of the Existing Notes is not in accordance with the Exchange Offer;

         (c) each holder of Existing Notes to be exchanged in the Exchange Offer shall not have represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of business and that at the time of the consummation of the Exchange Offer it shall have no arrangement of understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and shall have made such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to render the use of the Exchange Offer Registration Statement or other appropriate form under the Securities Act available; or

         (d) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Existing Notes theretofore tendered in the Exchange Offer, subject, however, to the rights of holders to withdraw such Existing Notes (see "Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn.

Exchange Agent

         First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Registered, Certified or Overnight Mail or Hand:
                  First Union National Bank
                  One Rodney Square
                  920 King Street, 1st Floor
                  Wilmington, DE 19801
                  Attention: Corporate Trust Department

                  By Facsimile: (302) 888-7544
                  Confirm: (302) 888-7530
                  Attention: Corporate Trust Department

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

         The Exchange Notes will be recorded at the same carrying value as the Existing Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expenses over the term of the Exchange Notes.

Consequences of Failure to Exchange

         The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) for so long as the Existing Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offer and sale to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (v) to an institutional "accredited investor" within the meaning of subparagraphs (a)(1),
(a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act that is acquiring the Existing Notes for its own account or for the account of such an institutional "accredited investor" for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and in accordance with the Indenture. Holders of Existing Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances.

Resale of the Exchange Notes

         With respect to resales of Exchange Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who receives Exchange Notes in exchange for Existing Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with a person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Existing Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

         The exchange of the Existing Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Existing Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Existing Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Existing Notes for Exchange Notes pursuant to the Exchange Offer.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data presented below for each of the fiscal years in the five-year period ended September 30, 1995 and as of September 30, 1995 have been derived from the Company's audited Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data presented below for the nine months ended June 30, 1995 and 1996 and as of June 30, 1996 have been derived from the unaudited Condensed Consolidated Financial Statements of the Company and, in the opinion of the Company, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such periods. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the results that may be expected for a full fiscal year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                                                             Nine Months Ended
                                                               Year Ended September 30,                           June 30,
                                               --------------------------------------------------------    ----------------------
                                                 1991       1992        1993        1994        1995         1995         1996
                                               --------  ----------   ---------  ----------   ---------    ---------   ----------
                                                                   (in thousands, except share and per share data)
Statement of Operations Data:
Net revenue:
   Basic healthcare services..............    $121,854    $134,763    $133,370    $240,264    $278,121     $206,073     $241,107
   Specialty medical services.............      43,726      52,254      75,227     125,718     180,327      128,333      193,347
   Management services and other, net.....       5,869       9,236      11,212      22,634      27,945       20,059       25,900
                                              --------    --------    --------    --------    --------     --------     --------
      Total net revenues..................     171,449     196,253     219,809     388,616     486,393      354,465      460,354
                                              --------    --------    --------    --------    --------     --------     --------
Income from operations before depreciation,
   amortization, lease expense, interest
   and Debenture conversion expense.......      30,587      35,597      38,129      69,373      93,253       66,345       87,313
Depreciation and amortization.............       6,258       7,239       7,157      14,982      18,793       13,987       17,883
Lease expense.............................       7,460       7,207       7,026      11,376      13,798       10,388       11,948
Interest expense, net.....................      11,072       8,708       5,042      15,305      20,366       14,369       19,104
Debenture conversion expense..............          --          --          --          --          --           --        1,245
                                              --------    --------    --------    --------    --------     --------     --------
Earnings before extraordinary items and
   cumulative effect of change in accounting
   principle..............................       3,595       7,710      11,909      17,691      25,531       17,508       23,759
Net income................................       3,283       7,433      11,909      17,673      23,608       15,585       23,759
Preferred stock dividend..................         441          --          --          --          --           --           --
                                              --------    --------    --------    --------    --------     --------     --------
Net income available to common
   shareholders...........................    $  2,842     $ 7,433    $ 11,909    $ 17,673    $ 23,608     $ 15,585     $ 23,759
                                              ========    ========    ========    ========    ========     ========     ========
Per common share data (fully diluted) (1)
Earnings before extraordinary items,
   cumulative effect of change in accounting
   principle and Debenture conversion expense   $ 0.39      $ 0.53       $0.67       $0.84(2)   $ 1.03(2)   $ 0.72(2)   $   0.91(2)
Debenture conversion expense..............          --          --          --          --          --           --        (0.03)(3)
Extraordinary item, net of tax............          --          --          --          --          --       (0.06)          --
Net income................................      $ 0.35      $ 0.51       $0.67       $0.84(2)   $ 0.97(2)   $ 0.66(2)   $   0.88(2)
Weighted average share of common stock
   and equivalents........................   9,233,902  14,494,575  17,928,522  24,819,711  28,452,436  28,284,792    29,358,861

Ratio of earnings to fixed charges (4)....        1.27x       1.78x       2.60x       2.02x       2.15x       2.10x         2.14x

                                                                           September 30,
                                                    -----------------------------------------------------------    June 30,
                                                       1991        1992        1993        1994         1995         1996
                                                    ----------   ---------  ----------   ---------    ---------   ----------
                                                                                 (in thousands)
Balance Sheet Data:
Working Capital...................................    $ 14,689    $ 31,986    $ 50,081    $ 66,854    $ 134,114     $227,599
Total assets......................................     173,220     188,677     236,978     511,698      600,389      878,348
Long-term debt ...................................      89,777      80,170      83,842     250,807      308,052      295,897
Shareholders' equity..............................      52,340      82,703     125,348     195,466      221,548      500,238

-----------------------------
(1) Reflects a three for two stock dividend on the Common Stock effective March 29, 1996.
(2) Includes the assumed conversion of all of the Convertible Debentures which were issued on November 30, 1993.
(3) In connection with an early conversion of a portion of the Convertible Debentures, the Company paid approximately $1,245,000 ($784,000 after tax) representing the prepayment of interest to converting Convertible Debenture holders.
(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt discount and expenses, and that portion of rental expense that the Company believes to be representative of the interest factor. Fixed charges related to approximately $6,000,000 of debt guaranteed by the Company have not been included in the computation of the ratio. The definition of fixed charges used in this calculation differs from that used in the Fixed Charge Coverage Ratio covenants contained in the Indenture.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Since the Company began operations in July 1985, it has focused its efforts on providing an expanding array of specialty medical services to elderly customers. The delivery of these services was originally concentrated in the eldercare centers owned and leased by the Company, but now also includes managed eldercare centers, independent healthcare facilities, outpatient clinics and home healthcare.

         The Company generates revenues from three sources: basic healthcare services, specialty medical services and management services and other. The Company includes in basic healthcare services revenues all room and board charges for its eldercare customers at its owned and leased eldercare centers. Specialty medical services include all revenues from providing rehabilitation therapies, institutional pharmacy and medical supply services, subacute care programs, home healthcare, physician services, and other specialized services. Management services and other include fees earned for management of eldercare centers.

         Genesis delivers its services through three divisions. The largest, in terms of revenues, is Genesis Eldercare Centers, which at August 31, 1996 included 87 owned and leased eldercare centers. The second, Genesis Eldercare Services, provides specialty medical services to all centers owned, leased or managed by Genesis as well as to over 600 independent healthcare providers. The third, Genesis Eldercare Network Services, manages 40 eldercare centers.

Certain Transactions

         In October 1996, the Company and GMC consummated the merger of GMC with a wholly-owned subsidiary of Genesis. Under the terms of the merger agreement, GMC shareholders received $5.75 per share in cash for each GMC share. The total consideration paid to stockholders of GMC to acquire their shares (including shares which may have been issued upon exercise of outstanding warrants, options and long-term incentive plans) was approximately $93,900,000. Prior to the Merger, GMC had outstanding approximately $133,100,000 of indebtedness which included approximately $87,600,000 which the Company loaned to GMC immediately prior to consummation of the Merger to repay $82,800,000 principal amount of indebtedness and to pay related prepayment expenses. The cash portion of the purchase price and the loan to GMC were provided through the sale by the Company of the Notes and borrowing under its Credit Facility. GMC owns and operates 18 long-term care facilities and six assisted living facilities with approximately 3,000 licensed beds. GMC also operates an ambulance transportation business, a medical supply business, a pharmacy business, a contract management service business, a diagnostic and rehabilitative management services business and a financial services and information systems business. In addition, GMC currently is developing two long-term care facilities with approximately 240 beds.

         In July 1996, the Company acquired the outstanding stock of National Health. Prior to the closing of the stock acquisitions, an affiliate of a financial institution purchased nine of the National Health eldercare centers for $67,700,000 and subsequently leased the centers to a subsidiary of Genesis. The balance of the total consideration paid to National Health was funded with available cash of $51,800,000 and assumed debt of $7,900,000. National Health added 16 eldercare centers in Florida, Virginia and Connecticut with approximately 2,200 beds to Genesis. National Health also provided enteral nutrition and rehabilitation therapy services to the eldercare centers which it owns and leases. In addition, National Health manages four eldercare centers in Colorado with 382 beds pursuant to an agreement which expires in October 1997.

         In June 1996, the Company acquired the pharmacy healthcare services businesses of NeighborCare for total consideration of approximately $57,250,000, comprised of approximately $47,250,000 in cash and 312,744 shares of Genesis Common Stock. Based in Baltimore, Maryland, NeighborCare operates institutional and retail pharmacy and infusion therapy businesses.

         In March 1996, the Company acquired for total consideration of approximately $31,900,000, including the payment of assumed debt, the remaining approximately 71% joint venture interests of four eldercare centers in Maryland and the remaining 50% joint venture interest of an eldercare center in Florida (the "Partnership Interest Purchase") which had been acquired as part of the Meridian Transaction described below.

         In March 1996, the Company entered into a strategic alliance with Doctors Community Hospital, a 250-bed acute care hospital in Maryland, pursuant to which the Company sold to an affiliate of the hospital a 51% interest in Magnolia Gardens Center, a 104-bed eldercare center for approximately $2,900,000. As part of this transaction, the Company entered into a long-term agreement to manage the center.

         In March 1996, the Company sold four eldercare centers and a pharmacy in Indiana for approximately $22,250,000 (the "Indiana Transaction"). The properties were acquired as part of the Meridian Transaction described below.

         In January 1996, the Company acquired the speech therapy, occupational therapy and physical therapy services businesses of Medical and Rehab Support Services, Inc., Professional Rehabilitation Network, Inc. and Healthcare Rehab Services, Inc. (collectively, "Therapy Companies") for approximately $9,300,000. The Therapy Companies provide these services in the Company's Baltimore, Maryland/Washington, D.C. market. The acquisition was financed with borrowings under the Company's Credit Facility.

         Prior to January 1, 1996, the Company provided management, development and marketing services to life care communities operated by Adult Community Total Services, Inc. ("ACTS"), a Pennsylvania non-profit corporation, pursuant to a management agreement which was to expire in April 1998. Effective January 1, 1996, Genesis restructured its relationship with ACTS. Under the revised arrangement, Genesis was paid a $2,000,000 restructuring fee and will no longer manage the ACTS life care communities. Genesis will continue to provide development services for a fee in an amount equal to five percent of the total cost of developing and completing facilities developed by ACTS. The development portion of the contract has been extended to December 2002 and Genesis is guaranteed a minimum annual development fee of approximately $1,500,000 per year. Genesis also continues to provide certain ancillary services to the ACTS communities.

         In December 1995, the Company acquired substantially all of the assets of Franklin Nursing Home, Inc. ("Franklin") for approximately $3,600,000. Franklin operated a 250-bed long-term care facility located in Greenfield, Massachusetts. The acquisition was financed with borrowings under the Company's Credit Facility.

         In November 1995, the Company acquired McKerley for total consideration of approximately $68,700,000, including assumed debt of approximately $9,100,000. The transaction also provides for up to an additional $6,000,000 of contingent consideration payable upon the achievement of certain financial objectives through October 1997. McKerley owns or leases 15 eldercare centers in New Hampshire and Vermont with a total of 1,535 beds and operates a home healthcare business. The acquisition was financed with borrowings under the Company's Credit Facility.

         In September 1995, the Company sold, and simultaneously entered into a three-year contract to manage, five eldercare centers totaling 606 beds to the AGE Institute of Massachusetts ("AIMASS") for $19,570,000 (the "AIMASS Transaction").

         In August 1995, the Company entered into a software license agreement for a clinical operating system with Health Data Systems, Inc. The total commitment under the license agreement is $12,000,000. The Company has estimated the cost to install the system and related hardware, not including amounts paid for the software license, to be approximately $18,000,000.

         In June 1995, the Company acquired Eastern Medical Supplies, Inc. and its affiliate Eastern Rehab Services, Inc. (collectively, "Eastern Medical") for approximately $2,000,000. Eastern Medical sells and leases home medical equipment, respiratory products and services and rehabilitation equipment to patients at home throughout Maryland. The purchase was financed with borrowings under the Company's Credit Facility.

         In April 1995, the Company acquired TherapyCare Systems, L.P. ("TherapyCare") for approximately $7,000,000. TherapyCare provides physical therapy, occupational therapy and speech therapy to 73 long-term care centers throughout Pennsylvania. The purchase was financed with borrowings under the Company's Credit Facility.

         In March 1995, a joint venture in which the Company is a 55% partner acquired Delta Drug, Inc. ("Delta Drug") for approximately $1,700,000. Delta Drug, an institutional pharmacy company located in Providence, Rhode Island, serves over 2,000 long-term care beds. The Company's portion of the purchase price was financed with borrowings under the Company's Credit Facility.

         In November 1993, Genesis completed its acquisition of substantially all of the assets of Meridian, Inc., Meridian Healthcare, Inc. and their affiliated entities (collectively, "Meridian"). As a result of the transaction (the "Meridian Transaction"), Genesis owned, leased or managed an additional 36 eldercare centers. Of these 36 centers, 15 were wholly-owned, six were jointly-owned, seven were leased and eight were managed. Genesis also acquired certain of the other Meridian businesses, including the institutional pharmacy, qualified group purchasing business and rehabilitation therapy business and manages one additional retirement community. As part of the Meridian Transaction, Genesis entered into agreements to lease and operate, for ten years with a five year renewal option, seven eldercare centers that continue to be owned by certain shareholders of Meridian (the "Leased Centers") and obtained the option (the "Option") to purchase the Leased Centers after the expiration of the lease. The assets acquired in the Meridian Transaction are located primarily within four of the Company's five geographic markets.

Nine Months Ended June 30, 1996 Compared to Nine Months Ended June 30, 1995.

         The Company's total net revenues for the nine months ended June 30, 1996 were $460,354,000 compared to $354,465,000 for the nine months ended June 30, 1995, an increase of $105,889,000 or 30%. Basic healthcare services increased $35,034,000 or 17%, which is primarily due to the McKerley Transaction and the Partnership Interest Purchase in March 1996 (which was partially offset by the sale of five eldercare centers in the AIMASS Transaction in September 1995, and the Indiana Transaction in March 1996), along with a shift in payor mix from Medicaid to Medicare and rate increases. Specialty medical service revenue increased $65,014,000 or 51%, of which approximately $30,005,000 is due to acquisitions, with the remainder due to other volume growth in the institutional pharmacy, medical supply and contract therapy divisions. Specialty medical service revenue per patient day in the health centers division increased 21% to $29.38 in the nine months ended June 30, 1996 as compared to $24.31 for the same period in the prior year due primarily to treatment of higher acuity patients. Management services and other income increased $5,841,000 or 29% primarily due to an increase in service related business revenues (group purchasing and staff replacement services) of approximately $1,700,000 and an increase in transactional gains of approximately $3,700,000. Transactional and other activity in the nine months ended June 30, 1996 included gains recognized in connection with the sale of an investment, the Indiana Transaction and the sale of a majority interest in one eldercare center in Maryland.

         The Company's operating expenses before debenture conversion expense, depreciation, amortization and lease expense were $373,041,000 compared to $288,120,000 in the comparable prior period, an increase of $84,921 or 29%, which was due to the McKerley Transaction, the NeighborCare Transaction, an increase in cost of goods sold related to increased specialty medical service revenues, and inflationary wage and benefit increases.

         In the nine months ended June 30, 1996 the Company converted approximately $42,300,000 of its Convertible Debentures. In connection with the early conversion of a portion of the Convertible Debentures, the Company paid approximately $1,245,000 representing the prepayment of interest to converting debenture holders. The non-recurring cash payment is presented as debenture conversion expense in the results of operations for the nine months ended June 30, 1996.

         Interest expense increased $4,735,000 or 33%. This increase reflects increased debt levels used to fund acquisitions and a higher average prevailing interest rate due to the issuance of $120,000,000 of 9 3/4% Notes partially offset by the repayment of approximately $115,480,000 of indebtedness in June 1996 from a part of the net proceeds of the Company's 1996 Equity Offering and interest income generated from investment of the remaining net proceeds.

Fiscal 1995 Compared to Fiscal 1994

         The Company's total net revenues for the fiscal year ended September 30, 1995 ("Fiscal 1995") were $486,393,000 compared to $388,616,000 for the fiscal year ended September 30, 1994 ("Fiscal 1994"), an increase of $97,777,000 or 25%. Basic healthcare services increased $37,857,000 or 16% of which approximately $20,500,000 is due to the Meridian Transaction included in the entire period in Fiscal 1995 as compared to ten months in Fiscal 1994, approximately $3,400,000 is due to two centers which were leased in Fiscal 1995 that were managed for a part of Fiscal 1994 and the remaining increase is due to providing care to higher acuity customers and to rate increases. Specialty medical services revenue increased $54,609,000 or 43% of which approximately $6,000,000 is due to the Meridian Transaction, approximately $13,000,000 is due to acquisitions during Fiscal 1995 and the remainder is due to other volume growth in the institutional pharmacy, medical supply and contract therapy divisions and increased acuity in the eldercare centers division. Specialty medical service revenue per patient day in the health centers division increased 41% to $25.06 in Fiscal 1995 compared to $17.80 in Fiscal 1994 primarily due to treatment of higher acuity patients. Management services and other income increased $5,311,000 or 23%. This increase is primarily due to the management contracts and other unrelated businesses acquired in the Meridian Transaction as well as inflationary rate increases. The number of eldercare centers under management contracts increased from 31 at September 30, 1994 to 35 at September 30, 1995.

         The Company's operating expenses before depreciation, amortization, lease expense and interest expense were $393,139,000 for Fiscal 1995 compared to $319,243,000 for Fiscal 1994, an increase of $73,896,000 or 23%. Salaries, wages and benefits increased $45,076,000 or 23% of which approximately $14,500,000 relates to the Meridian Transaction, approximately $3,100,000 related to two centers leased in

Fiscal 1995 that were managed for a part of Fiscal 1994 and the remainder is due to the impact of acquisitions and growth in the institutional pharmacy, medical supply and contract therapy divisions.

         Other operating expenses increased $28,885,000 or 26% of which approximately $8,500,000 is due to the Meridian Transaction and the remainder is due to increased sales in the pharmacy and medical supply divisions.

         Interest expense increased $5,061,000 or 33%. This increase in interest expense was due to increased debt used to finance the Meridian Transaction outstanding for the entire period of Fiscal 1995 compared to ten months in the prior year, borrowings under the revolving credit agreement and a higher average interest rate due to the issuance of the Notes in June 1995.

         Depreciation and amortization expense increased from $14,982,000 in Fiscal 1994 to $18,793,000 in Fiscal 1995 primarily due to the Meridian Transaction.

         Lease expense increased from $11,376,000 in Fiscal 1994 to $13,798,000 in Fiscal 1995 of which $1,000,000 is related to the Meridian Transaction, $500,000 is due to two centers that were leased in Fiscal 1995 that were managed for a part of Fiscal 1994 and the remainder is due to new leases as a result of growth of the eldercare services division and inflationary rate increases.

         In connection with the early repayment of debt and the restructuring and amendment of its bank credit facility, the Company recorded an extraordinary loss of approximately $1,923,000 to write off unamortized, deferred financing fees.

Fiscal 1994 Compared to Fiscal 1993

         The Company's total net revenues for Fiscal 1994 were $388,616,000 compared to $219,809,000 for the fiscal year ended September 30, 1993 ("Fiscal 1993"), an increase of $168,807,000 or 76.8%. Basic healthcare services increased $106,894,000 or 80.1% of which approximately $97,600,000 was due to the Meridian Transaction and the remainder was due to providing care to higher acuity customers and to rate increases. Specialty medical service revenue increased $50,491,000 or 67.1%. Of this increase, approximately $32,000,000 related to the Meridian Transaction, $13,200,000 related to increased sales to independent customers and a full year of operations for a medical supply company acquired in Fiscal 1993, and $5,300,000 related to intensity and rate increases. Management services and other income increased $11,422,000 or 101.9%. This increase is primarily attributable to management services contracts acquired in connection with the Meridian Transaction which accounted for approximately $4,100,000, approximately $2,700,000 of revenue associated with a qualified group purchasing business and other unrelated operations acquired in the Meridian Transaction, and the remainder is attributable to rate increases and a full year of revenue related to management contracts entered into in Fiscal 1993. The number of eldercare centers under management contracts increased from 24 at September 30, 1993 to 31 at September 30, 1994.

         The Company's operating expenses before depreciation, amortization, lease expense and interest expense were $319,243,000 for Fiscal 1994 compared to $181,680,000 for Fiscal 1993, an increase of $137,563,000 or 75.7%. Salaries, wages and benefits increased $80,241,000 or 71.5% of which approximately $66,400,000 was due to the Meridian Transaction and the remainder is related to other additional full-time equivalent personnel and increases in wages, incentive compensation accruals, workers' compensation and other payroll related benefits.

         Other operating expenses increased $47,268,000 or 76.5% of which approximately $42,000,000 was related to the Meridian Transaction and $5,200,000 was due to an increase in cost of goods sold related to increased sales of specialty medical services.

         Interest expense increased $10,263,000 due to additional indebtedness of approximately $205,000,000 incurred in connection with the Meridian Transaction. This increase was partially offset by the June 1994 equity offering of 3,219,000 shares of Common Stock resulting in net proceeds of approximately $51,700,000 which was used to repay debt incurred in the Meridian Transaction.

         Depreciation and amortization expense increased $7,825,000 which consists of approximately $4,700,000 related to the additional depreciation expense associated with the assets acquired in the Meridian Transaction, $1,800,000 of goodwill amortization and approximately $500,000 of amortization from deferred financing fees.

         Lease expense increased from $7,026,000 in Fiscal 1993 to $11,376,000 in Fiscal 1994 due primarily to the lease agreements entered into in connection with the Meridian Transaction.

Liquidity and Capital Resources

         Working capital increased to $227,599,000 at June 30, 1996 from $134,114,000 at September 30, 1995 due primarily to cash raised in the 1996 Equity Offering which was not used to repay indebtedness. Accounts receivable increased to $144,036,000 at June 30, 1996 from $101,124,000 at September 30,
1995. Approximately $14,300,000 of this increase relates to accounts receivables purchased as a part of the NeighborCare Transaction, approximately $4,800,000 of this increase relates to accounts receivables purchased as part of the McKerley Transaction, approximately $3,000,000 relates to accounts receivables purchased as part of the acquisition of the Therapy Companies in January 1996, approximately $3,800,000 relates to the Partnership Interest Purchase, and the remaining $17,012,000 relates primarily to the continuing shift in business mix to specialty medical services including the specialty medical businesses acquired during Fiscal 1995. Days of revenue in accounts receivable increased to 75 from 72 during this period.

         In October 1996, the Company amended and restructured its Credit Facility to provide for a $150,000,000 lease financing facility which bears interest at a floating rate equal, at the Company's option, to prime rate or LIBOR plus 1.09% and a $300,000,000 revolving credit facility which bears interest at a floating rate equal, at the Company's option, to prime rate or LIBOR plus 1.25%. Amounts outstanding under the revolving credit facility in September 1998 convert to a four year term loan that provides for equal annual amortization payments payable quarterly. At June 30, 1996, $86,800,000 was outstanding under the revolving credit facility and there were no amounts outstanding under the acquisition credit facility. The Company used the borrowings under the Credit Facility to fund the McKerley Transaction, the Partnership Interest Purchase, the acquisition of the Therapy Companies and a portion of the GMC Transaction. The revolving Credit Facility is secured by the stock and partnership interests of the Company's subsidiaries.

         In May 1996, the Company completed its 1996 Equity Offering of 6,500,000 shares of Common Stock at $32.50 per share, resulting in net proceeds of $202,280,000. The Company used the net proceeds from the offering to repay a portion of amounts outstanding under its Credit Facility and for working capital purposes.

         In March 1996, the Company sold four eldercare centers and a pharmacy in Indiana for approximately $22,250,000. The Company used the net proceeds from the sale to repay a portion of its Credit Facility.

         In November 1995, the Company received in cash approximately $18,000,000 in connection with the September 1995 sale of five facilities in Massachusetts. The Company used the proceeds from the sale to repay a portion of its Credit Facility.

         The Company's cash flow from operations for the nine months ended June 30, 1996 was $14,228,000 compared to $7,191,000 for the nine months ended June 30, 1995.

         In June 1995, the Company completed an offering of $120,000,000 of 9 3/4% Notes. The Company used $100,000,000 of the net proceeds of the 9 3/4 % Notes offering to repay in full the term loan component of its Credit Facility and the remaining proceeds to repay a part of the revolving portion of the Credit Facility.

         In June 1994, the Company completed an offering of 3,264,457 shares of Common Stock at $17.00 per share, of which 3,219,457 were offered by the Company. The net proceeds to the Company of approximately $51,700,000 were used to repay a portion of the indebtedness incurred in the Meridian Transaction.

         Certain of the Company's outstanding loans contain covenants which, without the prior consent of the lenders, limit certain activities of the Company. Such covenants contain limitations relating to the merger or consolidation of the Company and the Company's ability to secure indebtedness, make guarantees, grant security interests and declare dividends. In addition, the Company must maintain certain minimum levels of tangible net worth, interest coverage and debt service coverage, and must maintain certain liabilities to net worth and working capital ratios. Under these loans, the Company is restricted from paying cash dividends on the Common Stock, unless certain conditions are met. The Company has not declared or paid any cash dividends on its Common Stock since its inception.

         Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which has adversely impacted the Company. The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints; in recent years, the time period between submission of claims and payment has increased. Implementation of the Company's strategy to expand specialty medical services to independent providers should reduce the impact of changes in the Medicare and Medicaid reimbursement programs on the Company as a whole. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers. See "Risk Factors -- Regulation."

         The Company believes that its liquidity needs can be met by expected operating cash flow and availability of borrowings under its Credit Facility. At October 24, 1996, $196,250,000 was outstanding under the revolving credit facility and approximately $69,700,000 was outstanding under the lease financing facility, and approximately $86,950,000 was available under the revolving credit facility as a result of $16,800,000 outstanding letters of credit issued under the Credit Facility.

Seasonality

         The Company's earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors which include the timing of Medicaid rate increases, seasonal census cycles and the number of calendar days in a given quarter.

Impact of Inflation

         The healthcare industry is labor intensive. Wages and other labor costs are especially sensitive to inflation and marketplace labor shortages. To date, the Company has offset its increased operating costs by increasing charges for its services and expanding its services. Genesis has also implemented cost control measures to limit increases in operating costs and expenses but cannot predict its ability to control such operating cost increases in the future.

                                    BUSINESS

General

         Genesis is a leading provider of healthcare and support services to the elderly. The Company has developed the Genesis ElderCare(sm) delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 75,000 customers in five regional markets in the Eastern United States in which over 3,000,000 people over the age of 65 reside. The networks include 153 eldercare centers with approximately 20,120 beds; 18 primary care physician clinics; approximately 70 physicians, physician assistants and nurse practitioners; 12 institutional pharmacies and six medical supply distribution centers serving over 52,000 beds; certified rehabilitation agencies providing services through over 290 contracts; and seven home healthcare agencies. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that Genesis principally serves are:
Massachusetts/Connecticut/New Hampshire; Eastern Pennsylvania/Delaware Valley; Southern Delaware/Eastern Shore of Maryland; Baltimore, Maryland/Washington, D.C.; and Central Florida.

         Genesis eldercare services focus on the central medical and physical issues facing the more medically demanding elderly. By integrating the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, the Company provides cost-effective care management to achieve superior outcomes and return customers to the community. The Company believes that its orientation toward achieving improved customer outcomes through its eldercare networks has resulted in increased utilization of specialty medical services, high occupancy of available beds, enhanced quality payor mix and a broader base of repeat customers. Specialty medical services revenues have increased at a compound annual rate of 37% from the fiscal year ended September 30, 1990 to the fiscal year ended September 30, 1995 and comprise 42% of the Company's revenues for the nine month period ended June 30, 1996. Specialty medical services typically generate higher profit margins than basic healthcare services and are less capital intensive.

         The Company's growth strategy is to enhance its existing eldercare networks, establish new eldercare networks in markets it deems attractive and broaden its array of high margin specialty medical services through internal development and selected acquisitions. Consistent with its strategy, the Company has made selected acquisitions of eldercare centers and rehabilitation, pharmacy, physician services and home healthcare companies.

         The Company's long-term strategy is to provide comprehensive eldercare services, in collaboration with other providers, on a prepaid basis in a managed care environment. The Company has undertaken several initiatives to position itself to compete in a managed care environment. These initiatives include: (i) establishing a managed care division to pursue and administer contracts with managed care organizations, develop clinical care protocols and monitor the delivery and utilization of medical care; (ii) developing a clinical administration and healthcare management information system to monitor and measure clinical and patient-outcome data; (iii) establishing the Genesis ElderCare(SM) brand name to increase awareness of the Company's eldercare services in the healthcare market; (iv) seeking strategic alliances with other healthcare providers to broaden the Company's continuum of care; and (v) creating an independent eldercare advisory board to formulate new and innovative approaches in the delivery of care.

         The Company was incorporated in May 1985 as a Pennsylvania corporation. The Company's principal executive offices are located at 148 West State Street, Kennett Square, Pennsylvania 19348 and its telephone number at that location is
(610) 444-6350.

Basic Healthcare Services

         Genesis operates 153 eldercare centers (76 wholly-owned, three jointly-owned, 34 leased and 40 managed) located in 13 states. The centers offer three levels of care for their customers: skilled, intermediate and personal. Skilled care provides 24-hour per day professional services of a registered nurse; intermediate care provides less intensive nursing care; and personal care provides for the needs of customers requiring minimal supervision and assistance. Each eldercare center is supervised by a licensed healthcare administrator and employs a Medical Director to supervise the delivery of healthcare services to residents and a Director of Nursing to supervise the nursing staff. The Company maintains a corporate quality assurance program to ensure regulatory compliance and to enhance the standard of care provided in each center.

         In addition to programs to meet the healthcare needs of its customers, all Genesis eldercare centers offer a variety of quality of life programs. These include the Intergenerational Learning Program that enables residents to function both as students and as instructors in programs with community schools, as well as The Magic Mix Program that provides a supervised setting in which children of working parents can interact with residents of the centers after school. These programs have received recognition at both local and national levels.

         In eight of its eldercare centers, the Company operates Genesis ElderCare Focus programs which are dedicated to meeting the special medical, emotional and psychological needs of Alzheimer's patients. The Focus programs were developed in conjunction with the Dementia Research Clinic at the Johns Hopkins University School of Medicine. These units provide an environment that is designed or modified to assist those with cognitive loss. Clinical experts have experienced significant success and produced benefits to customers served in both Alzheimer's day services and dedicated residential units.

         The following table sets forth, for the periods indicated, information regarding the Company's average number of beds and average occupancy levels at its eldercare centers.


                                                                                                     Nine Months
                                                              Year Ended September 30,              Ended June 30,
                                                        -------------------------------------   ----------------------
                                                           1993          1994         1995         1995        1996
                                                        -----------   ----------   ----------   ----------  ----------
Average Beds in Service
    Wholly-owned and Leased Centers....................       4,534        7,530        8,268        8,268       9,062
    Jointly-owned and Managed Centers..................       1,208        4,532        5,158        5,158       5,195
Occupancy Based on Average Beds in Service
    Wholly-owned and Leased Centers....................         95%          92%          92%          92%         92%
    Jointly-owned and Managed Centers..................         94%          93%          95%          95%         95%

Specialty Medical Services

         The Company emphasizes the delivery of specialty medical services which typically requires smaller capital investment and generates higher profit margins than providing basic healthcare services. The Company provides the specialty medical services described below.

         Institutional Pharmacy and Medical Supply Services. The Company provides pharmacy and other services including infusion therapy and medical supplies and equipment to eldercare centers it operates, as well as to independent healthcare providers by contract. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company's institutional pharmacy and medical supply services were developed to provide the products and support services required in the healthcare market. Institutional pharmacy services are designed to help assure quality of care and to control costs at the facilities served. Medical supply services are designed to assure availability and control through maintenance of a comprehensive inventory, extensive delivery services and special ordering and tracking systems. The Company also provides pharmacy consulting services to assure proper and effective drug therapy. The Company provides these services through 12 pharmacies (of which three are jointly-owned) and six distribution centers located in its various market areas. Approximately 76% of the sales attributable to pharmacy operations in Fiscal 1995 were generated through external contracts with independent healthcare providers with the balance attributable to centers operated by the Company.

         Rehabilitation Therapy. The Company provides an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy through seven certified rehabilitation agencies in all five of its market concentrations. These services are provided by over 1,000 licensed rehabilitation therapists and assistants employed by Genesis to substantially all of the eldercare centers the Company operates, as well as by contract to healthcare facilities operated by others.

         Subacute Care Programs. The Company has established and actively markets programs for elderly and other customers who require subacute levels of medical care. These programs include ventilator care, intravenous therapy, post-surgical recovery, respiratory management, orthopedic or neurological rehabilitation, terminal care and various forms of coma, pain and wound management. Private insurance companies and other third party payors, including certain state Medicaid programs, have recognized that treating customers requiring subacute medical care in centers such as those operated by Genesis is a cost-effective alternative to treatment in an acute care hospital. The Company provides such care at rates that the Company believes are substantially below the rates typically charged by acute care hospitals for comparable services.

         Physician Services. The Company employs or has consulting arrangements with approximately 70 physicians, physician assistants and nurse practitioners to provide physician services at certain of its eldercare centers. These physicians, physician assistants and nurse practitioners provide a range of services, including direct patient care, the design and administration of clinical programs, such as the Company's subacute care program, as well as traditional medical director and utilization review services. The Company compensates these employees and consultants for services rendered and, where appropriate, bills directly for such services. The Company believes that the involvement of these physicians in the Company's eldercare centers provides a significant competitive advantage. These physicians direct the operations of 18 free-standing physician clinics, as well as Functional Evaluation and Treatment Units in 16 of its eldercare centers. The purpose of each of these units is to provide a comprehensive assessment and treatment plan for all new admissions to the center. The process is directed by a physician specializing in gerontology and involves an intensive evaluation in which social service professionals, clinical staff and the customer and the customer's family participate. The Company believes that this program reduces average lengths of stay and increases discharge-to-home rates. The Company also believes the Functional Evaluation and Treatment Units enhance its reputation for providing quality care and result in improved occupancy rates, as well as improve its ability to attract subacute and other high acuity customers.

         Home Healthcare Services. The Company provides home healthcare services to customers in its markets through seven certified home health agencies owned by the Company. The Company currently provides these services in all of its geographic markets other than Central Florida and has been granted Certificates of Need to begin providing services in Central Florida. The services offered include skilled nursing care, physical, occupational and speech therapy, medical social services and home health aide services. The Company's focus is on providing infusion therapy, total parenteral nutrition, ventilator care and peritoneal dialysis. In June 1994, the Company entered into a joint venture with six other healthcare providers to purchase the Visiting Nurses Association in Baltimore ("VNA"), an organization which is one of the largest providers of home healthcare services in Maryland. Excluding VNA, the Company provided approximately 47,100 home healthcare visits in the nine months ended June 30, 1996.

Management Services and Other

         Management Services. The Company provides management services to 43 eldercare centers (including three jointly-owned centers) pursuant to management agreements that provide generally for the Company's day-to-day responsibility for the operation and management of the centers. In turn, Genesis receives management fees, depending on the agreement, computed as either an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The various management agreements, including option periods, terminate between 1996 and 2012.

         In March 1996, the Company entered into a strategic alliance with Doctors Community Hospital, a 250-bed acute hospital in Maryland. As part of this transaction, the Company entered into a long-term agreement to manage the hospital's subacute care center.

         Prior to January 1, 1996, the Company also provided management, development and marketing services to 15 life care communities operated by Adult Community Total Services, Inc. ("ACTS"), a Pennsylvania non-profit corporation pursuant to a management agreement which was to expire in April 1998. Effective January 1, 1996, Genesis restructured its relationship with ACTS. Under the revised arrangement, Genesis was paid a $2,000,000 restructuring fee and will no longer manage the ACTS life care communities. Genesis will continue to provide development services for a fee in an amount equal to five percent of the total cost of developing and completing facilities developed by ACTS. The development portion of the contract has been extended to December 2002 and Genesis is guaranteed a minimum annual development fee of $1,500,000 per year. Genesis also continues to provide certain ancillary services to the ACTS communities.

         Group Purchasing. The Company's subsidiary, The Tidewater Healthcare Shared Services Group, Inc. ("Tidewater"), is one of the largest group purchasing companies in the mid-Atlantic region. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities. Tidewater's services are contracted to approximately 1,200 members with over 141,000 beds in 25 states and the District of Columbia.

Managed Care Initiatives

         The Company has undertaken several initiatives to position itself to compete effectively on a prepaid basis in a managed care environment. In January 1995, the Company established a Managed Care division which currently consists of 55 employees. The Managed Care division is responsible for pursuing and administering contracts with managed care organizations, developing clinical care protocol and monitoring the delivery and utilization of medical care. The Company has begun to develop a clinical administration and healthcare management information system to monitor and measure clinical and patient outcome data for use by healthcare providers and the Company. The Company is also seeking strategic alliances with selected providers in order to further the continuum of care, increase market share and customer acceptance and create strategic affiliations for negotiating with payors in a managed care environment. In addition to these initiatives, the Company has consolidated its core business under the Genesis ElderCare(SM) brand name in an effort to increase the Company's visibility among current and potential customers, payors and other healthcare providers. The Company has also created an independent eldercare advisory board composed of individuals with distinguished credentials in geriatric care to formulate new and innovative approaches in the delivery of care.

Centers

         The following table provides information by state regarding the eldercare centers owned, leased and managed by the Company as of October 15, 1996.



                               Wholly-Owned     Jointly-Owned                          Managed
                                  Centers          Centers      Leased Centers         Centers           Total
                             ----------------- --------------- -----------------   --------------- ------------------
                              Centers   Beds   Centers    Beds  Centers   Beds     Centers   Beds   Centers    Beds
                             --------- ------- -------- ------ --------- -------   --------  ----- --------- --------
Massachusetts................        8   1,092       --     --        --      --          5    606        13    1,698
New Hampshire................        7     651       --     --         6     608         --     --        13    1,259
Connecticut..................        4     615       --     --         1     120         --     --         5      735
Vermont......................        2     256       --     --        --      --         --     --         2      256
Pennsylvania ................       19   2,681        1     73        --      --          8  1,082        28    3,836
New Jersey...................       14   1,606       --     --         2     404          3    396        19    2,406
Delaware.....................        4     504       --     --        --      --          1     99         5      603
Maryland.....................       12   1,958        2    206         9   1,326          4    706        27    4,196
Virginia.....................        2     421       --     --         4     670         --     --         6    1,091
Florida......................        4     598       --     --        10   1,231         13  1,404        27    3,223
West Virginia................       --      --       --     --         2     180         --     --         2      180
North Carolina...............       --      --       --     --        --      --          2    340         2      340
Colorado.....................       --      --       --     --        --      --          4    283         4      283
                             --------- ------- -------- ------ --------- -------   --------  ----- --------- --------
         Total...............       76  10,382        3    279        34   4,539         40  4,916       153   20,116
                             ========= ======= ======== ====== ========= =======   ========  ===== ========= ========

Revenue Sources

         The Company derives its basic healthcare and specialty medical revenue from private pay sources, state Medicaid programs and Medicare. The Company classifies payments from persons or entities other than the government as private pay and other revenue. The private pay and other classification also includes revenues from commercial insurers, health maintenance organizations and other charge-based payment sources. Blue Cross and Veterans Administration payments are included in private pay and other revenues and are made pursuant to renewable contracts negotiated with these payors.

         Medicare is a federally funded and administered health insurance program that consists of Parts A and B. Participation in Part B is voluntary and is funded in part through the payment of premiums. Benefits under Part A include inpatient hospital services, skilled nursing in an eldercare center and medical services such as physical, speech and occupational therapy, certain pharmaceuticals and medical supplies. Part B provides coverage for physician services. Part B also reimburses for medical services with the exception of pharmaceutical services. Medicare benefits are not available for intermediate and custodial levels of care; however, medical and physician services furnished to such patients may be reimbursable under Part B. Under the Part A reimbursement methodology, each eldercare center receives an interim payment during the year which is adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. For services not billed through each eldercare center, the Company's specialty medical operations bill Medicare directly for nutritional support services, infusion therapy, certain medical supplies and equipment, physician services and certain therapy services as provided. Medicare payments for these services may be based on reasonable cost charges or a fixed-fee schedule determined by Medicare.

         Medicaid is the state administered reimbursement program that covers both skilled and intermediate long-term care. Although Medicaid programs vary from state to state, typically they provide for payment for services including nursing facility services, physician's services, therapy services and prescription drugs, up to established ceilings, at rates based upon cost reimbursement principles. Reimbursement rates are typically determined by the state from cost reports filed annually by each center, on a prospective or retrospective basis. In a prospective system, a rate is calculated from historical data and updated using an inflation index. The resulting prospective rate is final, but in some cases may be adjusted pursuant to an audit. In this type of payment system, center cost increases during the rate year do not affect payment levels in that year. In a retrospective system, final rates are based on reimbursable costs for that year. An interim rate is calculated from previously filed cost reports, and may include an inflation factor to account for the time lag between the final cost report settlement and the rate period. Consequently, center cost increases during any year may affect revenues in that year. Certain states are scheduled to convert, or have recently converted, from a retrospective system, which generally recognizes only two or three levels of care, to a case mix prospective pricing system, pursuant to which payment to a center for patient services directly considers the individual patient's condition and need for services. The effect, if any, of such a payment system on the Company is unclear. The Company employs specialists in reimbursement at the corporate level to monitor both Medicaid and Medicare regulatory developments to comply with all reporting requirements and to insure appropriate payments.

         The following table reflects the allocation of customer service revenues among these sources of revenue.


                                                                                                     Nine Months
                                                      Year Ended September 30,                      Ended June 30,
                                         ---------------------------------------------------    ----------------------
                                           1991      1992       1993       1994      1995          1995        1996
                                         --------  ---------  ---------  --------- ---------    ----------  ----------
Private pay and other..................     43%       41%        42%        41%       38%           38%         39%
Medicaid...............................     48        47         44         43        41            41          38
Medicare...............................      9        12         14         16        21            21          23
                                        ------    ------     ------    -------   -------       -------     -------
         Total.........................    100%      100%       100%       100%      100%          100%        100%
                                        ======    ======     ======    =======   =======       =======     =======


Marketing

         Marketing for eldercare centers is focused at the local level and is conducted primarily by the center administrator and its admissions director who call on referral sources such as doctors, hospitals, hospital discharge planners, churches and various community organizations. Besides actively soliciting admissions from these sources, the Company's marketing objective is to maintain public awareness of the eldercare center and its capabilities. The Company takes advantage of its regional concentrations in its marketing efforts, where appropriate, through consolidated marketing programs which benefit more than one center.

         Genesis markets specialty medical services to its managed eldercare centers, as well as to independent healthcare providers, in addition to providing such services to its owned and leased eldercare centers. The Company markets its rehabilitation therapy and institutional pharmacy and medical supply services through a direct sales force which primarily calls on eldercare centers, hospitals, clinics and home health agencies. The corporate business development department, through regional managers, markets the Company's subacute program directly to insurance companies, managed care organizations and other third party payors. In addition, the marketing department supports the eldercare centers in developing promotional materials and literature focusing on the Company's philosophy of care, services provided and quality clinical standards. See "Governmental Regulation" below for a discussion of the federal and state laws which limit financial and other arrangements between healthcare providers.

         In February 1996, the Company announced a consolidation of its core business under the name Genesis ElderCare(sm). The Genesis ElderCare logo and trademark have been featured in a series of print advertisements in publications serving the regional markets in which the Company operates. The Company's marketing of Genesis ElderCare is aimed at increasing awareness among decision makers in key professional and business audiences. The Company is using advertising to promote its brand name in trade, professional and business publications and to promote services directly to consumers.

Personnel

         At October 15, 1996, Genesis employed over 26,500 people, including approximately 17,900 full-time and 8,500 part-time employees. Approximately 24% of these employees are physicians and nursing and professional staff.

         The Company currently has collective bargaining agreements which relate to 41 facilities including eight managed eldercare centers. The agreements expire beginning in December 1996 through August 2000 and cover approximately 2,900 employees. The Company believes that its relationship with its employees is generally good.

Employee Training and Development

         Genesis believes that nursing and professional staff retention and development has been and continues to be a critical factor in the successful operation of the Company. In response to this challenge, a compensation program which provides for annual merit reviews as well as financial and quality of care incentives has been implemented to promote center staff motivation and productivity and to reduce turnover rates. Management believes that the Company's wage rates for professional nursing staff are commensurate with market rates. The Company also provides employee benefit programs which management believes, as a package, exceed industry standards. The Company has not experienced any significant difficulty in attracting or retaining qualified personnel.

         In addition, Genesis has established an internal training and development program for both nurse assistants and nurses. Employee training is emphasized by the Company through a variety of in-house programs as well as a tuition reimbursement program. The Company has established, company-wide, the Genesis Nursing Assistant Specialist Program. This program is offered on a joint basis with community colleges. Classes are held on the employees' time, last for approximately six months and provide advanced instruction in nursing care. The Company pays the tuition. When all of the requirements for class participation have been met through attendance, discussion and examinations, the nurse aide graduates and is awarded the title of Nursing Assistant Specialist and receives a salary adjustment. The Company has maintained a retention rate of 75% since 1988 of the nurses aide graduates. Over 1,300 nurse aides have graduated from the Genesis Nursing Assistant Specialist Program and received an increase in salary. As the nurse aide continues through the career ladder, the Company continues to provide incentives. At the next level, Senior Nursing Assistant Specialist, the employee receives another increase in salary and additional tuition reimbursement of up to $2,250 toward becoming a Licensed Practical Nurse ("LPN") or Registered Nurse ("RN") and at the Senior Nursing Assistant Specialist Coordinator level, tuition reimbursement increases to a maximum of $3,000 per year towards a nursing degree.

         The Company began a junior level management and leadership training program in 1990 referred to as the Pilot Light Program. The target audience for this training is RNs and LPNs occupying charge nurse positions within the Company's nursing centers as well as junior level managers throughout the Genesis networks. Over 475 participants have graduated from this program.

         In addition, a flexible RN associate degree program has been established to meet the needs of those employees who cannot attend nursing school on a full-time basis. The program is conducted jointly with local community colleges and Regents College in New York. The program combines self-study, flexible class scheduling, mentoring and tutoring by Genesis professional nursing staff. This format allows for a self-paced RN degree. Currently, there are approximately 18 Genesis employees enrolled in this program, which the Company believes is the first of its kind in the United States.

Government Regulation

         The federal government and all states in which the Company operates regulate various aspects of the Company's business. The Company's eldercare centers are subject to certain federal statutes and regulations and to statutory and regulatory licensing requirements by state and local authorities. All Genesis eldercare centers are currently so licensed. In addition, eldercare centers are subject to various local building codes and other ordinances.

         All of the Company's eldercare centers and healthcare services, to the extent required, are licensed under applicable law. All eldercare centers and healthcare services, or practitioners providing the services therein, are certified or approved as providers under one or more of the Medicaid, Medicare or Veterans Administration programs. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State and local agencies survey all eldercare centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government sponsored third party payor programs. The Company believes that its centers are in substantial compliance with the various Medicare and Medicaid regulatory requirements applicable to them. However, in the ordinary course of its business, the Company receives notices of deficiencies for failure to comply with various regulatory requirements. Genesis reviews such notices and takes appropriate corrective action. In most cases, Genesis and the reviewing agency will agree upon the measures to be taken to bring the center into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take various adverse actions against a center, including the imposition of fines, temporary suspension of admission of new patients to the center, suspension or decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a center's license. These actions may adversely affect the eldercare centers' ability to continue to operate, the ability of the Company to provide certain services, and eligibility to participate in the Medicare, Medicaid or Veterans Administration programs or to receive payments from other payors. Additionally, actions taken against one center may subject other centers under common control or ownership to adverse measures, including loss of licensure or eligibility to participate in Medicare and Medicaid programs. Certain of the Company's centers have received notices in the past from state agencies that, as a result of certain alleged deficiencies, the agency was taking steps to decertify the centers from participation in Medicare and Medicaid programs. In all cases, such deficiencies were remedied before any centers were decertified.

         All but four of the Genesis eldercare centers provide skilled nursing services and are currently certified to receive benefits provided under Medicare for these services. Additionally, all Genesis eldercare centers are currently certified to receive benefits under Medicaid. Both initial and continuing qualifications of an eldercare center to participate in such programs depend upon many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

         Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, traditionally they have provided for the payment of certain expenses, up to established limits, at rates based generally on cost reimbursement principles.

         All states in which Genesis operates have adopted Certificate of Need or similar laws which generally require that a state agency approve certain acquisitions and determine that the need for certain bed additions, new services, and capital expenditures or other changes exists prior to the acquisition or addition of beds or services, the implementation of other changes, or the expenditure of capital. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition or other change, and can also result in the imposition of sanctions or adverse action on the center's license and adverse reimbursement action.

         The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the "anti-kickback" provisions of the federal Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. These laws also include the "Stark legislations" which prohibit, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has an ownership interest. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company. Although the Company has contractual arrangements with some healthcare providers to which the Company pays fees for services rendered or products provided, the Company believes that its practices are not in violation of these laws. The Company cannot accurately predict whether enforcement activities will increase or the effect of any such increase on its business. There have also been a number of recent federal and state legislative and regulatory initiatives concerning reimbursement under the Medicare and Medicaid programs. In particular, the federal government has issued recent fraud alerts concerning double billing, home health services and the provisions of medical supplies. Accordingly, it is anticipated that these areas may come under closer scrutiny by the government. The Company cannot accurately predict the impact of any such initiatives.

Competition

         The Company competes with a variety of other companies in providing healthcare services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's customers who are either presently residents of its eldercare centers or are otherwise receiving its healthcare services.

         The Company operates eldercare centers in 13 states. In each market, the Company's eldercare centers may compete for customers with rehabilitation hospitals, subacute units of hospitals, skilled or intermediate nursing centers and personal care or residential centers which offer comparable services to those offered by the Company's centers. Certain of these providers are operated by not-for-profit organizations and similar businesses which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. In competing for customers, a center's local reputation is of paramount importance. Referrals typically come from acute care hospitals, physicians, religious groups, other community organizations, health maintenance organizations and the customer's families and friends. Members of a customer's family generally actively participate in selecting an eldercare center. Competition for subacute patients is intense among hospitals with long-term care capability, rehabilitation hospitals and other specialty providers and is expected to remain so in the future. Important competitive factors include the reputation in the community, services offered, the appearance of a center and the cost of services.

         Genesis competes in providing specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in the specialty medical services business are similar to those in the eldercare center business and include reputation, the quality of clinical services, responsiveness to patient needs, and the ability to provide support in other areas such as third party reimbursement, information management and patient record-keeping.

Insurance

         Genesis carries property and general liability insurance, professional liability insurance, and medical malpractice insurance coverage in amounts deemed adequate by management. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage. Genesis also requires that physicians practicing at its eldercare centers carry medical malpractice insurance to cover their individual practices.

Legal Proceedings

         On May 10, 1996, the Company's agent for service of process in Maryland received notice that Orem Medical Home Health Care, Inc. and Orem Medical Corporation (collectively, "Orem"), which are engaged in the business of selling, renting and servicing durable medical equipment and supplies, filed suit in the Circuit Court for Baltimore City on May 2, 1996 against Genesis and its subsidiary Eastern Medical Supplies, Inc. ("Eastern"). The suit alleges that Genesis and/or Eastern have interfered with certain contractual obligations and business relations between Orem and third parties and that Genesis and/or Eastern have induced such third parties to breach certain contractual obligations to Orem. The allegations relate to terminated discussions of a possible acquisition by Genesis of assets of Orem. Orem seeks compensatory and punitive damages and injunctive relief for such alleged actions. Genesis filed an answer to the complaint on June 24, 1996, generally denying the allegations and including a counter-claim for amounts due to its subsidiaries. The Company believes it has defenses to the claims, intends to vigorously defend such claims and believes that any amount paid or accrued with respect to this matter will not have a material adverse effect on the financial position or results of operations of the Company. However, there can be no assurance as to the outcome of the suit and that it will not have a material adverse effect on the financial position or results of operations of the Company.

         For a discussion of certain litigation in which GMC is involved see
Note 14 to GMC's financial statements incorporated by reference herein.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth certain information with respect to the executive officers and directors of the Company.



                   Name                           Age                                 Position
------------------------------------------    ------------     ------------------------------------------------------
Michael R. Walker (1).....................         48          Chairman and Chief Executive Officer
Richard R. Howard (1).....................         47          President, Chief Operating Officer and Director
David C. Barr.............................         46          Executive Vice President
John F. DePodesta.........................         52          Senior Vice President, Law and Public Policy
George V. Hager, Jr.......................         40          Senior Vice President and Chief Financial Officer
Edward B. Romanov, Jr.....................         45          Senior Vice President, Development
Louis Swart...............................         57          Senior Vice President, Managed Operations
Maryann Timon.............................         43          Senior Vice President for Managed Care
Marc D. Rubinger..........................         47          Vice President and Chief Information Officer
Edward J. Boeggeman.......................         49          Vice President and Controller
Allen R. Freedman (2).....................         56          Director
Samuel H. Howard (2)(3)...................         57          Director
Roger C. Lipitz (2).......................         54          Director
Stephen E. Luongo (3).....................         49          Director
Alan B. Miller (3)........................         59          Director
Fred F. Nazem (1).........................         55          Director

----------------------

(1)  Member of the Executive Committee of the Board of Directors.
(2)  Member of the Audit Committee of the Board of Directors.
(3)  Member of the Compensation Committee of the Board of Directors.

         Michael R. Walker is the founder of the Company and has served as Chairman and Chief Executive Officer of the Company since its inception. In 1981, Mr. Walker co-founded Health Group Care Centers ("HGCC"). At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of Hospital Affiliates International. Mr. Walker holds a Master of Business Administration degree from Temple University and a Bachelor of Arts in Business Administration from Franklin and Marshall College. Mr. Walker serves on the Board of Directors of Renal Treatment Centers, Inc. and the Board of Trustees of Universal Health Realty & Income Trust.

         Richard R. Howard has served as a director of the Company since its inception and as Chief Operating Officer since June 1986. He joined the Company in September 1985 as Vice President of Development. Mr. Howard's background in healthcare includes two years as the Chief Financial Officer of HGCC. Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a Bachelor of Science degree in Economics in 1971.

         David C. Barr has served as Executive Vice President of the Company since October 1988. Prior to joining Genesis, Mr. Barr was a principal of a private consulting firm, Kane Maiwurm Barr, Inc., which provided management consulting for small and medium-sized firms. Prior to forming this firm, he served as Executive Vice President of Allegheny Beverage Corporation, a service conglomerate. During 1984 and 1985, Mr. Barr served with Equibank, Pittsburgh, Pennsylvania, where he held several positions including Executive Vice President of Corporate Banking. Mr. Barr graduated in 1972 from the University of Miami with a Bachelor of Science degree in Accounting.

         John F. DePodesta joined the Company as Senior Vice President, Law and Public Policy in January 1996. Mr. DePodesta was previously a partner and currently is of-counsel in the law firm of Pepper, Hamilton & Scheetz. Mr. DePodesta received a Bachelor of Arts degree from Harvard College in 1966 and his Juris Doctor from the University of Pennsylvania Law School in 1969. Pepper, Hamilton & Scheetz performs outside legal services for the Company.

         George V. Hager, Jr. has served the Company as Senior Vice President and Chief Financial Officer since February 1994. Mr. Hager joined the Company in July 1992 as Vice President and Chief Financial Officer. Mr. Hager was previously partner in charge of the healthcare practice for KPMG Peat Marwick LLP in the Philadelphia office. Mr. Hager began his career at KPMG Peat Marwick LLP in 1979 and has over 15 years of experience in the healthcare industry. Mr. Hager received a Bachelor of Arts degree in Economics from Dickinson College in 1978 and a Master of Business Administration degree from Rutgers Graduate School of Management. He is a certified public accountant and a member of the AICPA and PICPA.

         Edward B. Romanov, Jr. has served as Senior Vice President, Development since May 1992. From June 1990 through April 1, 1995, Mr. Romanov served as a financial consultant to the Company pursuant to a Consulting and Services Agreement between the Company and American Community Environments Corporation of which he is an employee. Mr. Romanov was founder and President of WesTerra Construction, WesTerra Capital Company and WesTerra Development, through which Mr. Romanov developed and financed real estate projects. Mr. Romanov holds both a Master of Business Administration and a Bachelor of Science degree from Lehigh University.

         Louis Swart joined the Company in 1990 and became Senior Vice President, Managed Operations in 1994. Prior to joining the Company, Mr. Swart established and was President of Wedgwood Retirement Inns. After selling Wedgwood in 1988, he became President and Chief Executive Officer of Retirement Corporation of America, until it was sold in 1990. Mr. Swart currently serves on the Board of Directors of Sterling Health Care Corporation, a behavioral medicine hospital group. Mr. Swart is a graduate of the University of South Africa and completed his graduate work at Texas Christian University. He is founder and past director of the California Association of Senior Living Industries and is a member of the National Association of Senior Living Industries and American Association of Homes for the Aged.

         Maryann Timon has served as Senior Vice President for Managed Care since May 1996. From January 1995 through May 1996 she served as Corporate Vice President of the Managed Care Division. Ms. Timon joined the Company in December 1990 to form and serve as President of a wholly-owned subsidiary, Healthcare Services Network. Ms. Timon was previously President of Mercy Ventures, Inc., a five-company healthcare specialty group owned by Mercy Medical Center in Baltimore, Maryland. Ms. Timon has 25 years of experience providing eldercare healthcare services. Ms. Timon received an Associate Degree in Applied

Science in Nursing in 1973 from the State University of New York at Canton, a Bachelor of Science Degree in Nursing in 1976 from the State University of New York at Utica/Rome and a Master of Gerontological Nursing Degree in 1978 from the University of Rochester.

         Marc D. Rubinger has served as Vice President and Chief Information Officer since November 1995. Prior to joining the Company, Mr. Rubinger served as General Manager-Decision Support Systems of Shared Medical Systems. From 1975 through 1986, Mr. Rubinger was a partner with Ernst & Young in their national healthcare consulting practice. Mr. Rubinger received a Bachelor of Arts degree in Bioscience from Binghamton University in 1971 and a Masters of Health Administration and Planning from The George Washington University in 1973.

         Kenneth R. Kuhnle has served as Vice President and Treasurer of the Company since February 1990. He joined Genesis in October 1988 as Reimbursement Director, which includes responsibility for monitoring government programs as well as third party reimbursement planning and maximization. Mr. Kuhnle served as Reimbursement Manager for Beverly enterprises, owners and operators of long-term care centers, from January 1986 to October 1988 and as Medicare Auditor for Aetna Life Insurance Company from November 1982 to December 1985. He received a Bachelor of Science degree in Business Administration from Temple University in 1979. Mr. Kuhnle serves as President of the Delaware Healthcare Facilities Association and President of the Worcester chapter of the Massachusetts Federation of Nursing Homes.

         Edward J. Boeggeman has served as Vice President and Corporate Controller of the Company since December 1993. He joined Genesis in January 1993 as Controller of Genesis Health Centers. Mr. Boeggeman has over twenty years of experience in the healthcare industry, including four years with KPMG Peat Marwick LLP from 1979 to 1983. Prior to joining Genesis, he served in various accounting positions including Assistant Controller, Controller and Vice President of Financial Affairs at a teaching hospital, academic medical center and community hospital, all within the Greater Philadelphia area. Mr. Boeggeman received a Bachelor of Arts degree in Accounting from Villanova University in 1973 and is a certified public accountant.

         Allen R. Freedman has served as a director of the Company since February 1996. Since 1990, Mr. Freedman has served on the executive board of Fortis, a multinational financial services organization, which is the operating entity of Fortis AG, based in Belgium, and Fortis AMEV, based in the Netherlands. Since 1990, he has been Chairman and Chief Executive Officer of Fortis, Inc. and Chairman of the Board of its principal insurance and investment affiliates in the United States. These affiliates include American Security Group; Fortis Benefits Insurance Company; Time Insurance Company; and United Family Life Insurance Company. Mr. Freedman served as President of Fortis, Inc. from 1979 to 1990. Mr. Freedman is also a director of Fortis Advisors, Inc. and Systems and Computer Technology Corporation.

         Samuel H. Howard has served as a director of the Company since March 1988. He is the founder and chairman of Phoenix Healthcare Corporation ("Phoenix Healthcare") and the founder and President of Phoenix Communications Group, Inc. ("Phoenix Group") and Phoenix Holdings, Inc. all of which are based in Nashville, Tennessee. Formed in 1993, Phoenix Healthcare provides management services for managed care organizations, including health maintenance organizations serving Tennessee's Medicaid population through the innovative TennCare program which offers a managed care approach to meeting the healthcare needs of Tennessee's Medicaid and uninsured populations. In April 1990, Phoenix Group filed a petition under the Federal Bankruptcy laws. Phoenix Group proposed a plan of reorganization that was approved by the bankruptcy court in August 1991 and became effective in December 1991. Mr. Howard's past corporate and operations experience in the healthcare industry include having served as the Senior Vice President of Public Affairs for Hospital Corporation of America from August 1981 to January 1990, Vice President and

Treasurer for Hospital Affiliates International ("HAI"), and Vice President of Finance and Business for Meharry Medical College. In addition, Mr. Howard was a financial analyst for General Electric and a White House Fellow with U.S. Ambassador Arthur Goldberg. Mr. Howard is a member of the Board of Directors of O'Charley's Inc.

         Richard R. Howard and Samuel H. Howard are not related.

         Roger Lipitz has served as a director of the Company since March 1994. From January 1994 until January 1996, Mr. Lipitz served on a consulting basis as Director of Government Relations of the Company. From 1969 until its acquisition by the Company in 1993, Mr. Lipitz served as Chairman of the Board of Meridian Healthcare, Inc., a Maryland based long-term care company which operated over 5,000 beds and related businesses. Mr. Lipitz is a past president of the American Health Care Association, Health Facilities Association of Maryland and the National Council of Health Care Services. Since 1994, he has been Chairman of the Board of Allegis Health Management, Inc. (formerly known as Global Health Management, Inc.), a privately held Maryland based long-term care company. Mr. Lipitz is a member of the Board of Directors of Blue Cross and Blue Shield of Maryland.

         Stephen E. Luongo has served as a director of the Company since June 1985. He currently is a partner in the law firm of Blank Rome Comisky & McCauley. Blank Rome Comisky & McCauley serves as outside legal counsel for the Company.

         Alan B. Miller has served as a director of the Company since October 1993. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc., a Pennsylvania based health services company. Prior thereto, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of American Medicorp, Inc. Mr. Miller is Chairman of the Board of Trustees of Universal Health Realty Income Trust and a member of the Board of Directors of CDI Corp., GMIS, Inc., and Penn Mutual Life Insurance Company.

         Fred F. Nazem has served as a director of the Company since January 1989. Since 1981, he has been President of Nazem Inc. and Managing Partner of the general partner of several Nazem & Company limited partnerships which are affiliated venture capital funds. Mr. Nazem is a member of the Board of Directors of Consep, Inc., Tegal Corporation and Oxford Health Plans, Inc. as well as a number of privately held firms.

                            DESCRIPTION OF THE NOTES

         The Exchange Notes will be issued under an Indenture dated as of October 7, 1996 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"). Upon the effectiveness of the Exchange Offer Registration Statement, the Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Certain capitalized terms used below are defined under "Certain Definitions." The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms provided therein that are used herein but not otherwise defined, and to terms made a part of the Indenture by the Trust Indenture Act. A copy of the Indenture will be made available to holders of the Notes upon request and is filed as an exhibit to this Exchange Offer Registration Statement. See "Available Information".

General

         The Exchange Notes and any Existing Notes that remain outstanding after consummation of the Exchange Offer will be treated as a single class of securities under the Indenture.

         The Exchange Notes offered hereby will mature on October 1, 2006, will be limited to $125,000,000 aggregate principal amount and will be unsecured obligations of the Company. The Exchange Notes will bear interest at 9 1/4 % per annum. Each Note will bear interest from October 7, 1996 or from the most recent interest payment date to which interest has been paid, payable semiannually on April 1 and October 1 of each year, commencing April 1, 1997 to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the September 15 or March 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any documentary, stamp or similar issue or transfer taxes or other tax or other governmental charge that may be imposed in connection therewith.

         As discussed under "Exchange Offer; Registration Rights," pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders of the Notes, at the Company's cost, either (i) to effect a registered Exchange Offer under the Securities Act to exchange the Notes for Exchange Notes, which will have terms identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases) or (ii) in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 120 days following the date of the original issue of the Notes, or if any holder of the Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser in certain circumstances, to register the Notes for resale under the Securities Act through the Shelf Registration Statement. In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the Notes, (b) the Exchange Offer Registration Statement has not been declared effective on or prior to the 90th calendar day following the date of original issue of the Notes or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 120th calendar day following the date of original issue of the Notes, the interest rate borne by the Notes shall be increased by one-quarter of one percent per annum following such 30-day period in the case of clause (a) above, following such 90-day period in the case of clause (b) above or following such 120-day period in the case of clause (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one percent. Upon (x) the filing of the Exchange Offer Registration Statement after the 30-day period described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 90-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 120-day period described in clause (c) above, the interest rate borne by the Notes from the date of such filing, the date of such effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph. See "Exchange Offer; Registration Rights."

         Existing Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.


Optional Redemption


         The Notes will be subject to redemption at any time on or after October 1, 2001 at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning on October 1 of each of the years indicated below:

                                      Year                  Redemption Price
              -------------------------------------------   ----------------
              2001.......................................       104.625%
              2002.......................................       103.083%
              2003.......................................       101.542%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

         If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

Sinking Fund

         The Notes are not subject to the benefit of any sinking fund.

Change in Control

         Upon the occurrence of any of the following events, each holder of the Notes shall have the right to require that the Company repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer (the "Change in Control Offer") made in accordance with the procedures described below and the other provisions in the Indenture.

         A "Change in Control" shall occur at any time that (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), in a single transaction or through a series of related transactions, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (ii) the Company consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities or other property in an amount which could be paid by the Company as a Restricted Payment as described under "Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Certain Covenants--Limitation on Restricted Payments"), and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the Voting Stock of the surviving corporation immediately after such transaction;
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

         Within 30 days following a Change in Control and prior to the mailing of the notice to the holders of Notes provided for in the next paragraph, the Company covenants to (i) notify the lenders under the Credit Facility that a "Change in Control" under the Indenture has occurred and (ii) either (A) repay in full all Indebtedness under the Credit Facility and permanently reduce the commitments of the lenders thereunder or offer to repay in full all such Indebtedness and permanently reduce such commitments and repay the Indebtedness and permanently reduce the commitment of each lender who has accepted such offer or (B) obtain the requisite consent under the Credit Facility to permit the repurchase of the Notes as provided for in this covenant. The Company shall first comply with the provisions of this paragraph before it shall be required to repurchase the Notes in accordance with this covenant, but any failure to comply with the covenant to offer to purchase the Notes upon a Change in Control shall constitute an Event of Default under the Indenture.

         Within 30 days following any Change in Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each holder of Notes, at his address appearing in the security register, a notice stating, among other things, that a Change in Control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of the Notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

         The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes as described above.

         The use of the term "all or substantially all" in Indenture provisions such as clause (ii) of the definition of "Change in Control" and under "Merger and Sale of Assets, etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of the Notes.

         The occurrence of certain of the events which would constitute a Change in Control would constitute a default under the Credit Facility (currently in the principal amount of up to $265,950,000) and would require the Company to offer to redeem the 9 1/4 % First Mortgage Bonds, Series A (the "First Mortgage Bonds") (currently in the principal amount of $23,700,000), Convertible Debentures (currently in the principal amount of $43,904,000) and 9 3/4 % Notes (currently in the principal amount of $120,000,000). Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change in Control or require the Company to offer to redeem such Indebtedness upon a Change in Control. Moreover, the exercise by the holders of the Notes of their right to require the Company to purchase the Notes could cause a default under such Indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of the Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Under its current financial condition, the Company believes that sufficient funds would not be available to make such required purchases. Even if sufficient funds were otherwise available, the terms of the Credit Facility will prohibit, subject to certain exceptions, the Company's prepayment of the Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Credit Facility and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of the Notes exercise their purchase rights following a Change in Control, thereby resulting in a default under the Indenture. Furthermore, the Change in Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management.

Subordination

         The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated, as described below, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company.


         Upon the occurrence of any default in the payment of any Designated Senior Indebtedness, no payment (other than any payments made pursuant to the provisions described under "Satisfaction and Discharge of Indenture; Covenant Defeasance" which have been deposited with the Trustee for at least 124 days) or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity or subordinated securities) shall be made by the Company or any Subsidiary or on behalf of, or out of the property of, the Company, or received by the Trustee or any Noteholder on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been paid in full in cash or Cash Equivalents.

         Upon the occurrence of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee and the Company from a representative or the holder of any Designated Senior Indebtedness of written notice of such Non-payment Default, no payment (other than any payments made pursuant to the provisions described under "-- Satisfaction and Discharge of Indenture; Covenant Defeasance" which have been deposited with the Trustee for at least 124 days) or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company or any Subsidiary or on behalf of, or out of the property of, the Company or received by the Trustee or any Noteholder on account of any principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes for the period specified below (the "Payment Blockage Period").

         The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a representative or the holder of any Designated Senior Indebtedness and shall end on the earliest of (subject to any blockage of payments that may then or thereafter be in effect pursuant to the second preceding paragraph) (i) 179 days after receipt of such notice by the Trustee (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date such Non-payment Default and all other Non-payment Defaults as to which notice is also given after such period is initiated shall have been cured or waived or shall have ceased to exist or the Senior Indebtedness related thereto shall have been paid in full or (iii) the date such Payment Blockage Period and any Payment Blockage Periods initiated during such period shall have been terminated by written notice to the Company or the Trustee from the senior representative and the holders of the Designated Senior Indebtedness that have given notice of a Non-payment Default at or after the initiation of such Payment Blockage Period, after which, in the case of clause (i), (ii) or (iii), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating the first such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of events of default may be given during the Initial Period; provided that during any 365-day consecutive period only one such period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

         If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "Events of Default."

         The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or Cash Equivalents before any payment or distribution (excluding certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

         By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, and the Company may be unable to meet its obligations fully with respect to the Notes.

         "Senior Indebtedness" means all obligations of the Company or any Subsidiary or Affiliate of the Company, now or hereafter existing, under or in respect of the Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition by or against the Company under any state or federal Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) or otherwise (including obligations in respect of the lease financing facility of the Credit Facility) and the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness evidenced by the Convertible Debentures, (iii) Indebtedness that is by its terms subordinate or junior in right of payment to any Indebtedness of the Company, (iv) Indebtedness which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Law is without recourse to the Company, (v) Indebtedness which is represented by Redeemable Capital Stock, (vi) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under, or in respect of, the Credit Facility), (vii) Indebtedness of or amounts owed by the Company for compensation to employees or for services, (viii) any liability for federal, state, local or other taxes owed or owing by the Company, (ix) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (x) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, and (xi) amounts owing under leases (other than Capital Lease Obligations and obligations in respect of the lease financing facility of the Credit Facility). The Notes shall rank pari passu in right of payment with the Indebtedness evidenced by the Convertible Debentures and the 9 3/4% Notes.

         "Designated Senior Indebtedness" is defined as (i) all Senior Indebtedness under, or in respect of, the Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $30,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

         As of June 30, 1996, after giving effect to the National Health Transaction and GMC Transaction and the Offering and the use of the proceeds therefrom, the aggregate amount of Senior Indebtedness outstanding would have been approximately $402,123,000 (which includes approximately $9,980,000 of indebtedness and approximately $61,000,000 of lease obligations of subsidiaries and approximately $6,000,000 of indebtedness of other persons, all of which are guaranteed by the Company, and approximately $15,900,000 of letters of credit issued under the Credit Facility primarily related to the Company's self-insurance programs) and, as of such date, the aggregate amount of liabilities of the subsidiaries of the Company, which consist primarily of trade payables and accrued compensation, that will effectively rank senior to the Notes was approximately $64,163,000. See "Risk Factors -- Ranking" and "Capitalization."

Certain Covenants

         The Indenture contains, among others, the following covenants:

         Limitation on Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume, or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of, any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness) unless at the time of such event and after giving effect thereto on a pro forma basis the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, calculated on the assumption that (i) such Indebtedness had been incurred on the first day of such four-quarter period and (ii) any acquisition or disposition by the Company and its Subsidiaries of any assets out of the ordinary course of business, or any company or business facility, in each case since the first day of its last four completed fiscal quarters, had been consummated on such first day of such four-quarter period, would have been at least 2.00 to 1.00.

         Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, directly or indirectly:

         (i) declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire Qualified Capital Stock of the Company);

         (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any option, warrant or other right to acquire such Capital Stock of the Company or any Affiliate thereof;

         (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or


         (iv) make any Investment in any Person (other than any Permitted Investment) unless the Person thereby becomes a Wholly Owned Subsidiary; (such payments described in (i) through (iv) collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (x) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or any Subsidiary; (y) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of "--Limitation on Indebtedness" (other than Permitted Indebtedness); and (z) the aggregate amount of all Restricted Payments (plus, without duplication, dividends and distributions paid to any Person other than the Company, a Wholly Owned Subsidiary or a Permitted Joint Venture as permitted by paragraph (b) under "-- Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions" herein and any Restricted Payments made pursuant to clauses (i), (iv), (v) and (vi) of the succeeding paragraph) declared or made after the date of the Indenture shall not exceed the sum of:


         (A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

         (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company as capital contributions to the Company;

         (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company or any options or warrants to purchase such shares (other than issuances in respect of clause (ii) of the subsequent paragraph) of Capital Stock (other than Redeemable Capital Stock) of the Company;

         (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Capital Stock of the Company;

         (E) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company for debt securities that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities are originally sold for cash plus the aggregate cash received by the Company at the time of such conversion or exchange; and

         (F) other Restricted Payments in an aggregate amount not to exceed $10,000,000.

         None of the foregoing provisions shall be deemed to prohibit the following Restricted Payments so long as in the case of clauses (ii), (iii), (v) and (vi) there is no Default or Event of Default continuing:

         (i) dividends paid within 60 days after the date of declaration if at the date of declaration, such payment would be permitted by the provisions of the preceding paragraph and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the provisions of the foregoing paragraph;

         (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Company; provided that any net proceeds from the issue and sale of such Qualified Capital Stock are excluded from clause 3(C) of the foregoing paragraph;

         (iii) the redemption, repurchase, or other acquisition or retirement of Subordinated Indebtedness of the Company (other than Redeemable Capital Stock) made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes and (D) such Indebtedness has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes;

         (iv) any purchase, redemption or other acquisition of Capital Stock of a Permitted Joint Venture from a physician or other healthcare provider which is required to be purchased, redeemed or otherwise acquired by applicable law;

         (v) in addition to the transactions covered by clause (iv) of this paragraph, any purchase, redemption or other acquisition of Capital Stock of a Permitted Joint Venture; or

         (vi) the making of any payment pursuant to any guarantee of Indebtedness of a Permitted Joint Venture.

         Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions. (a) The Company will not permit any Subsidiary to issue any Preferred Stock (other than Preferred Stock issued (i) prior to the date of the Indenture or (ii) to the Company or a Wholly Owned Subsidiary (collectively, "Permitted Preferred Stock")) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own or hold any interest in any Preferred Stock of any Subsidiary, other than with respect to any Preferred Stock issued prior to the date of the Indenture, unless a Subsidiary would be entitled to create, incur or assume Indebtedness pursuant to the covenant described under "-- Limitation on Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

         (b) The Company will not, and will not permit any Subsidiary to, declare or pay dividends or distributions on any Capital Stock of such Subsidiary to any Person (other than to the Company or any Wholly Owned Subsidiary or any lender in its capacity as a pledgee of Capital Stock of any Subsidiary under the Credit Facility); provided, that the foregoing shall not prohibit (i) (A) the Company or any Subsidiary from making any payment of dividends or distributions on the Capital Stock of any Subsidiary in the aggregate up to the amount of Restricted Payments that the Company could make at any time pursuant to the covenant described under "-- Limitation on Restricted Payments;" (B) the purchase, redemption, or other acquisition of the Capital Stock of a Permitted Joint Venture from a physician or other healthcare provider which is required to be purchased, redeemed or otherwise acquired by applicable law; or (C) the payment of pro rata dividends or distributions to holders of minority interests in the Capital Stock of a Subsidiary made in accordance with the terms of the Agreement pursuant to which such payment is made or (ii) in addition to the transactions covered by clause (i) (B) of this paragraph, in the event no Default or Event of Default has occurred and is continuing, the purchase, redemption, or other acquisition of the Capital Stock of a Permitted Joint Venture.

         Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary or a Permitted Joint Venture) unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (ii) with respect to a transaction or series of related transactions involving payments in excess of $5,000,000 in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction complies with clause (i) above and (B) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company; provided, however, that the foregoing restriction shall not apply to (x) any transaction or series of related transactions entered into prior to the date of the Indenture, (y) the payment of reasonable and customary regular fees to directors of the Company or any of its Subsidiaries who are not employees of the Company or any Affiliate or (z) the Company's employee compensation and other benefit arrangements.

         Disposition of Proceeds of Asset Sales. (a) The Company will not, and will not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors of the Company and evidenced in a board resolution whose determination shall be conclusive) and (ii) at least 75% of the proceeds from such Asset Sale when received consists of cash or Cash Equivalents; provided however, any Asset Sale which constitutes a Permitted Investment under clause (vii) or (viii) of the definition of Permitted Investment shall not be subject to the condition set forth in clause (ii) of this sentence.

         (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any outstanding Senior Indebtedness as required by the terms thereof, or, if not so required to be applied, the Company determines not to apply such Net Cash Proceeds to the prepayment of such Senior Indebtedness or if no such Senior Indebtedness is outstanding, then the Company may within one year of the Asset Sale, invest (or enter into a legally binding agreement to invest) the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company, its Wholly Owned Subsidiaries or its Permitted Joint Ventures existing on the date of the Indenture or in any Healthcare Related Business. If any such legally binding agreement to invest any Net Cash Proceeds is terminated, then the Company may invest such Net Cash Proceeds, prior to the end of such one-year period or six months from such termination, whichever is later, in the business of the Company, its Wholly Owned Subsidiaries or Permitted Joint Ventures or in any Healthcare Related Business as provided above. The amount of such Net Cash Proceeds neither used to repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph (after the periods specified in this paragraph) constitutes "Excess Proceeds."

         (c) Subject to paragraph (f) below, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes as follows: the Company shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered). The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to an Offer is less than the Note Amount relating thereto (such shortfall constituting a "Deficiency"), the Company may use such Deficiency, or a portion thereof, in the business of the Company, its Wholly Owned Subsidiaries or its Permitted Joint Ventures or any Healthcare Related Business. Upon completion of the purchase of all the Notes tendered pursuant to an Offer, the amount of Excess Proceeds shall be reset at zero.

         (d) Whenever the Excess Proceeds received by the Company exceed $10,000,000, such Excess Proceeds shall be set aside by the Company in a separate account pending (i) deposit with the Trustee or a paying agent of the amount required to purchase the Notes tendered in an Offer, (ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in an Offer and (iii) application, as set forth above, of Excess Proceeds for general corporate purposes. Such Excess Proceeds may be invested in Temporary Cash Investments, provided that the maturity date of any investment made after the amount of Excess

Proceeds exceeds $10,000,000 shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments.

         (e) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes tendered and to satisfaction by or on behalf of the holder of the requirements set forth in clause (f) below.

         (f) In the event that the Company shall be unable to purchase Notes from holders thereof in an Offer because of the provisions (i) of applicable law, (ii) of the Company's loan agreements, indentures or other contracts in existence on the date of the Indenture, (iii) permitted to exist or become effective by subparagraph (h)(ii) below or (iv) of the Credit Facility, the Company need not make an Offer. The Company shall then be obligated to (i) invest the Excess Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) will be used in the businesses of the Company, its Wholly Owned Subsidiaries or its Permitted Joint Ventures existing on the date of the Indenture or in any Healthcare Related Business or
(ii) apply the Excess Proceeds to repay Senior Indebtedness.

         (g) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Offer.

         (h) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture or
(ii) any Senior Indebtedness existing on the date of the Indenture or thereafter) that would materially impair the ability of the Company to make an Offer to purchase the Notes upon an Asset Sale or, if such Offer is made, to pay for the Notes tendered for purchase.

         Limitation on Liens Securing Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind upon any of their respective assets or properties now owned or acquired after the date of the Indenture or any income or profits therefrom securing (i) any Indebtedness of the Company which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company, unless the Notes are equally and ratably secured; provided that, if such Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company is expressly subordinate to the Notes, the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes; provided, further, that this clause (i) shall not be applicable to any Liens securing any such Indebtedness which became Indebtedness of the Company pursuant to a transaction permitted under "-- Merger and Sale of Assets, etc." or Liens securing Acquired Indebtedness and, in each case, which Liens were in existence at the time of such transaction or incurrence of such Acquired Indebtedness (unless such Indebtedness was incurred in connection with, or in contemplation of, such transaction or incurrence of such Acquired Indebtedness), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than property or assets acquired in such transaction or securing such Acquired Indebtedness, or (ii) any assumption, guarantee or other liability of any Subsidiary in respect of any Indebtedness of the Company which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company, unless the substantially similar assumption, guarantee or other liability of such Subsidiary in respect of the Notes is equally and ratably secured; provided that, if such subordinated Indebtedness is expressly by its terms subordinate or junior to the Notes, then the Lien securing the assumption, guarantee or other liability of such Subsidiary in respect of such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the assumption, guarantee or other liability of such Subsidiary in respect of the Notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes; provided, further, that this clause (ii) shall not be applicable to Liens securing any such assumption, guarantee or other liability which existed at the time such Subsidiary became a Subsidiary and which Liens were in existence at the time of such transaction (unless such assumption, guarantee or other liability was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets of such Person.

         Limitation on Other Senior Subordinated Indebtedness. The Company will not create, incur, assume, guarantee or in any other manner become liable with respect to any Indebtedness, other than the Notes, that is subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture.

         Limitation on Issuance of Guarantees of Subordinated Indebtedness. (a) The Company will not permit any Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Subsidiary and (A) if any such assumption, guarantee or other liability is subordinated, the guarantee under the supplemental indenture shall be subordinated to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture and (B) if such subordinated or junior Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such subordinated or junior Indebtedness shall be subordinated to such Subsidiary's assumption, guarantee or other liability with respect to the Notes to the same extent as such subordinated or junior Indebtedness is subordinated or junior to the Notes under the Indenture; and
(ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

         (b) Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (together with any Liens arising from such Guarantee) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the Indenture or (ii) the release or discharge of the assumption, guarantee or other liability which resulted in the creation of such Guarantee.

         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any restriction of any kind, on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock to the Company or any other Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its property or assets to the Company or any other Subsidiary, except (a) any encumbrance or restriction existing under or by reason of applicable law; (b) any encumbrance or restriction existing under or by reason of customary non-assignment provisions of any lease governing a leasehold interest of the Company, or any Subsidiary; (c) any restriction pursuant to an agreement in effect at or entered into on the date of the Indenture as set forth in a schedule to the Indenture; (d) any restriction existing under the Credit Facility as in effect on the date of the Indenture;
(e) any restriction, with respect to a Subsidiary that is not a Subsidiary on the date of the Indenture, in existence at the time such Person becomes a Subsidiary or created on the date it becomes a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; and
(f) any restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (c) through (e), provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (in the opinion of the Board of Directors of the Company whose determination shall be conclusive).

         Reporting Requirements. The Indenture will require that the Company file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will be required to file copies of such reports and documents with the Trustee within 15 days after it files them with the Commission.

         Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

         Merger and Sale of Assets, etc. The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (A) the Company shall be the continuing corporation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company, substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction;

(iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction having been incurred at the time of such transaction), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "-- Certain Covenants -- Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee of the Notes shall apply to such person's obligations under the Indenture and the Notes; and (vi) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or disposition and such supplemental indenture comply with the terms of the Indenture.

         Each Guarantor, if any (other than any Subsidiary whose Guarantee is being released pursuant to the provisions under "Certain Covenants -- Limitation on Issuance of Guarantees of Subordinated Indebtedness" as a result of such transaction), shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than the Company or any Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity unless (i) either (A) such Guarantor shall be the continuing corporation or partnership or (B) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor substantially as an entirety shall be a corporation or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; (ii) immediately before and immediately thereafter (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.

         Notwithstanding the foregoing, any Wholly Owned Subsidiary may (i) merge or consolidate with or into any other Wholly Owned Subsidiary or the Company or (ii) sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of its properties and assets to any other Wholly Owned Subsidiary or the Company; provided, that (A) any Person surviving any such merger or consolidation with a Guarantor or which acquires substantially all of the assets of any Guarantor (the "Acquisition Survivor") shall expressly assume by a supplemental indenture or guarantee executed and delivered to the Trustee, in form satisfactory to the Trustee, any obligations of such Subsidiary to guarantee the obligations owing under the Indenture; and (B) the Acquisition Survivor shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the transaction and the supplemental guarantee or indenture executed in connection therewith comply with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

         Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture and/or the Guarantees, as the case may be, with the same effect as if such successor had been named as the Company or such Guarantor, as the case may be, herein and/or in the Guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the Indenture, the Notes or a Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or a Guarantee, as the case may be.

Events of Default

         An Event of Default will occur under the Indenture if:

         (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

         (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Stated Maturity;

         (iii) (A) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or of any Guarantor under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with elsewhere in the Indenture) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (B) there shall be a default in the performance or breach of the provisions of "-- Merger and Sale of Assets, etc;" (C) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Dispositions of Proceeds of Asset Sales;" or (D) the Company shall have failed to make or consummate a Change in Control Offer in accordance with the provisions of "Change in Control;"

         (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

         (v) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against the Company or any Subsidiary or any of their respective properties which is not fully covered by insurance, bond, surety or similar instrument and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or

          (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary shall have occurred.

         If an Event of Default (other than as specified in clause (vi) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of all the Notes due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest to the date the Notes become due and payable, by a notice in writing to the Company (and to the Trustee, if given by the holders of the Notes and, if the Credit Facility is in effect, to the representative of the Credit Facility) and, upon any such declaration such principal shall become immediately due and payable and the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. If an Event of Default specified in clause
(vi) above occurs and is continuing, then the principal of all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

         At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
(ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

         The holders of not less than a majority in aggregate principal amount of the Notes then outstanding may on behalf of the holders of all the Notes waive any past Defaults under the Indenture, except a Default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note then outstanding.

         The Company is also required to notify the Trustee within five days of the occurrence of any Default.

         The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Satisfaction and Discharge of the Indenture; Covenant Defeasance

         The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption; (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes; (iii) rights of holders of the Notes to receive payments of principal and interest on the Notes; (iv) rights, obligations and immunities of the Trustee under the Indenture; and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (A) the Company will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or
(C) (x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding

Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

         The Indenture will also cease to be in effect (except as described in (i)-(v) in the immediately preceding paragraph) and the Indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes. Such a trust may only be established if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (ii) the Company has delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions related to the defeasance have been complied with.

         The Company and any Guarantor may also be released from its obligations under certain covenants that are described in the Indenture and shall cease to be subject to clause (iii) of the first paragraph under "Events of Default," with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash, U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company or any Guarantor is party or by which it is bound; (ii) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;
(iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in such sections of the Indenture, whether directly or indirectly by reason of any reference elsewhere in the Indenture of such sections or by reason of any reference in such sections to any other provision in the Indenture or in any other document, and such omission will not constitute an Event of Default.

Modifications and Amendments

         Modifications and amendments of the Indenture may be made by the Company, the Guarantors, if any, and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate a Change in Control Offer in the event of a Change in Control or make and consummate the Offer with respect to any Asset Sales or modify any of the provisions or definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture or with respect to any Guarantee; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "-- Merger and Sale of Assets, etc.," consent to the assignment or transfer by the Company or any Guarantor of any of their rights and obligations under the Indenture; or (vi) modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in a manner adverse to the holders of the Notes. Any amendment to the subordination provisions of the Notes will also require the consent of the holders of Designated Senior Indebtedness.

         The holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

         The Indenture, the Notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Certain Definitions

         "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Affiliate" means with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock, (iii) any officer or director of (A) any such specified Person, (B) any Subsidiary of such specified Person or (C) any Person described in clauses (i) or (ii) above or (iv) any other Person having a relationship with any natural Person described in clauses (i), (ii) or (iii) above by blood, marriage or adoption not more remote than first cousin or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such other Person described in this clause (iv). For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties and assets that is governed by the provisions described under "--Merger, Sale of Assets, etc.," (ii) any transfer of properties or assets of the Company to any Wholly Owned Subsidiary, or of any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture or
(iii) transfers of properties or assets in any twelve month period (A) the Fair Market Value of which does not, in the aggregate, exceed 2.5% of the Company's Consolidated Total Assets and (B) the Consolidated EBITDA related to such properties or assets does not, in the aggregate, exceed 2.5% of the Company's Consolidated EBITDA.

         "Attributable Debt" in respect of a sale-leaseback transaction or an operating lease in respect of a healthcare facility means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale-leaseback transaction or operating lease in respect of a healthcare facility for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

         "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of each such principal payment by (ii) the sum of all such principal payments.

         "Bankruptcy Law" means Title 11, United States Code, as amended, or any similar United States Federal or State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

         "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded on the balance sheet of such Person as a capitalized lease obligation.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or equity interests.

         "Cash Equivalent" means (i) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance, maturing not more than six months after the date of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency and
(iii) commercial paper, maturing not more than three months after the date of acquisition, issued by any corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the date of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

         "Company" means Genesis Health Ventures, Inc., a corporation incorporated under the laws of Pennsylvania, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317 as they are applicable to the Company, the term "Company" shall include any other obligor with respect to the Notes for purposes of complying with such provisions.

         "Consolidated EBITDA" of any Person means with respect to any determination date, Consolidated Net Income before extraordinary items and gains or losses realized in connection with Asset Sales, plus (i) Consolidated Income Tax Expense, plus (ii) consolidated depreciation expense, plus (iii) consolidated amortization expense, plus (iv) Consolidated Interest Expense, plus
(v) all other non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and less all non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case, for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date.

         "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

         "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (i) the interest expense of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation, (A) amortization of debt discount, (B) the net cost under interest rate contracts (including amortization of discounts), (C) the interest portion of any deferred payment obligation and (D) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, in each case as determined in accordance with GAAP, plus (iii) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary. For purposes of clause (c) of the preceding sentence, dividends shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined Federal, state, local and foreign income tax rate of the Company and its Consolidated Subsidiaries (expressed as a decimal).

         "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding (i) all extraordinary gains or losses (less all fees and expenses relating thereto),
(ii) the portion of net income of the Company and its Consolidated Subsidiaries allocable to investments in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with the Company or any of its Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) any gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders.

         "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Consolidated Subsidiaries, as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries determined in accordance with GAAP.

         "Consolidated Rental Payments" of any Person means, for any period, the aggregate rental obligations of such Person and its Consolidated Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in conformity with GAAP, payable in respect of such period under Attributable Debt or leases of real or personal property not constituting Attributable Debt (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, excluding, however, in any event, (i) that portion of Consolidated Interest Expense of such Person representing payments by such person or any of its Consolidated Subsidiaries in respect of Capital Lease Obligations (net of payments to such Person or any of its Consolidated Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (ii) the aggregate amount of amortization of obligations of such Person and its Consolidated Subsidiaries in respect of such Capital Lease Obligations for such period (net of payments to such Person or any of its Consolidated Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining such amortization amount).

         "Consolidated Total Assets" of any Person means the Consolidated total assets of such Person and its Consolidated Subsidiaries, as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries determined in accordance with GAAP.

         "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

"Credit Facility" means (i) the Credit Agreement, dated as of November 22, 1993, among the Company, the other borrowers parties thereto, the lenders parties thereto, Mellon Bank, N.A. as issuing bank and Mellon Bank, N.A. as agent for such lenders and such issuing bank, as the same may be amended, restated, renewed, extended, restructured, supplemented or otherwise modified from time to time, (ii) any Loan Documents (as defined in the Credit Agreement as in effect from time to time) and any other documents or instruments executed by the Company pursuant to or in connection with the Credit Agreement and (iii) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the Credit Agreement or any other agreement deemed a Credit Facility under clauses (i), (ii) or (iii) hereof, whether or not with the same agent, trustee, representative, lenders or holders, regardless of whether the Credit Agreement or Credit Facility or any portion thereof was outstanding or in effect at the time of such restatement, renewal, extension, restructuring, supplement or modification (including without limitation, the Second Amended and Restated Credit Agreement, dated October 7, 1996, among the Company, the other borrowers parties thereto, the lenders parties thereto, Mellon Bank, N.A. as issuing bank and Mellon Bank, N.A. as agent for such lenders and the Amended and Restated Participation Agreement, dated October 7, 1996, among Genesis ElderCare Properties, Inc., Mellon Financial Services Corporation #4, the lenders parties thereto and Mellon Bank, N.A. as agent for such lenders, as the same may be amended, restated, renewed, extended, restructured, supplemented and otherwise modified from time to time). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any amendment, restatement, renewal, extension, restructuring, supplement or modification to any Credit Facility and all refundings, refinancings and replacements of any Credit Facility, including any agreement (a) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding or deleting borrowers or guarantors thereunder, so long as such borrowers and guarantors include one or more of the Company and its Subsidiaries and their respective successors and assigns, provided that on the date thereof the addition of such borrower or guarantor would not be prohibited by the definition of "Permitted Indebtedness" and the provisions described under "-- Certain Covenants--Limitation on Liens securing Subordinated Indebtedness" and "-- Certain Covenants--Limitation on Issuance of Guarantees of Subordinated Indebtedness," (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder provided such increase is permitted to be incurred under the definition of "Permitted Indebtedness" or is or will be permitted to be incurred under the provisions described under "-- Certain Covenants--Limitation on Indebtedness" or (d) otherwise altering the terms and conditions thereof in a manner not prohibited by the definition of "Permitted Indebtedness" and the provisions described under "-- Certain Covenants--Limitation on Liens Securing Subordinated Indebtedness", "-- Certain Covenants-- Limitation on Issuance of Guarantees of Subordinated Indebtedness" and "-- Certain Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" and as such agreement may be amended, renewed, extended, substituted, refinanced, replaced or otherwise modified from time to time, and includes any agreement extending the maturity of all or any portion of the Indebtedness thereunder.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Eligible Accounts Receivables" as of any date means the book value of all accounts receivables of the Company and its Subsidiaries that would be shown on a Consolidated balance sheet of the Company and its Subsidiaries prepared on such date in accordance with GAAP, which are not more than 180 days past their due date and were entered into on normal payment terms.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

         "Fiscal Year" with respect to the Company shall mean the fiscal year of the Company.

         "Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (i) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense, and one-third of Consolidated Rental Payments plus, without duplication, all depreciation, amortization and all other non-cash charges (excluding any such non-cash charge constituting an extraordinary item or loss or any non-cash charge which requires an accrual of or a reserve for cash charges for any future period), in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP to (ii) the sum of (A) Consolidated Interest Expense for such period and (B) one-third of Consolidated Rental Payments for such period; provided that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

         "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect on the date of the Indenture.

         "Guarantee" means the guarantee by any Guarantor which guarantees the Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

         "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "Guaranteed Debt" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

         "Guarantor" means any Person which guarantees the Indenture Obligations pursuant to the Indenture.

         "Healthcare Related Business" means a business, the majority of whose revenues result from healthcare, long-term care, or managed care related businesses or facilities, including businesses which provide insurance relating to the costs of healthcare, long-term care or managed care services.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit or acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or an Affiliate of such Person was a party (other than any obligation of such Person to pay an amount to another Person based on income in respect of Capital Stock or assets which were purchased or in respect of such merger to which such Person or an Affiliate was a party except for such obligations which are required in accordance with GAAP to be classified as a liability on the balance sheet of such Person), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business, (v) all obligations under Interest Rate Contracts of such Person, (vi) all Capital Lease Obligations of such Person, (vii) all indebtedness referred to in clauses (i) through (vi), (ix) and (x) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon any property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(viii) all Guaranteed Debt of such Person, (ix) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (x) all Attributable Debt of such Person. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

         "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

         "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

         "Investments" means, with respect to any Person, directly or indirectly, any advance, loan or other extension of credit (including any guarantee) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others, or any payment for property or services for the account or use of others or otherwise), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) issued or owned by any other Person.

         "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

         "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, or any redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change in Control Offer in respect of a Change in Control, call for redemption or otherwise.

         "Net Cash Proceeds" means, with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

         "Permitted Indebtedness" means:

         (a) Indebtedness of up to $300,000,000 outstanding principal amount under the Credit Facility;

         (b) any guarantee by the Company or any Subsidiary under the Credit Facility;

         (c) Indebtedness (other than Indebtedness included in clause (d) below) in existence on the date of the Indenture;

         (d) Indebtedness of the Company pursuant to the Convertible Debentures;

         (e) Indebtedness of the Company pursuant to the Notes;

         (f) Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the Company's or any Subsidiary's insurance or self-insurance obligations (including to secure workers' compensation and other similar insurance coverages);

         (g) Interest Rate Contracts, to the extent that the notional principal amount of such obligations does not exceed the amount of Indebtedness outstanding or committed to be incurred on the date such Interest Rate Contracts are entered into;

         (h) Indebtedness of the Company to a Wholly Owned Subsidiary and Indebtedness of a Subsidiary to the Company or another Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or a Wholly Owned Subsidiary) shall be deemed, in each case to be incurred and shall be treated as an incurrence for purposes of the covenant described under "-- Limitation on Indebtedness" at the time the Wholly Owned Subsidiary in question ceased to be a Wholly Owned

Subsidiary;

         (i) any guarantees of Indebtedness by a Subsidiary entered into in accordance with "-- Certain Covenants--Limitation on Issuance of Guarantees of Subordinated Indebtedness";

         (j) Indebtedness incurred by the Company or any Subsidiary consisting of Purchase Money Obligations in an amount not to exceed $15,000,000 at any one time outstanding;

         (k) Indebtedness incurred by the Company or any Wholly Owned Subsidiary consisting of Capital Lease Obligations in an amount not to exceed $15,000,000 at any time outstanding;

         (l) Indebtedness of the Company or any Wholly Owned Subsidiary, in addition to that described in clauses (a) through (k) of this definition of "Permitted Indebtedness," in an aggregate principal amount outstanding at any given time not to exceed $40,000,000; and

         (m) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in clauses (a) through (e) of this definition of "Permitted Indebtedness," including any successive renewals, extensions, substitutions, refundings, refinancings or replacements, so long as
(i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing through means of a tender offer or privately negotiated transactions and, in each case, actually paid, plus the amount of expenses of the Company incurred in connection with such refinancing; (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced; and (iii) any such new Subordinated Indebtedness has an Average Life to Stated Maturity longer than the Average Life to Stated Maturity of the refinanced Subordinated Indebtedness and a final Stated Maturity later than the final Stated Maturity of the Notes.

         "Permitted Investment" means (i) the Notes or any Guarantees; (ii) Temporary Cash Investments; (iii) Indebtedness of the Company to a Subsidiary and Indebtedness of a Subsidiary to the Company or another Subsidiary; (iv) Investments in existence on the date of the Indenture; (v) Investments in any Wholly Owned Subsidiary by the Company or any Wholly Owned Subsidiary or any Investment in the Company by any Wholly Owned Subsidiary; (vi) receivables owing to the Company and its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vii) Investments in any Permitted Joint Ventures; (viii) Investments in any Healthcare Related Businesses, provided that the Company is able, at the time of such Investment and immediately after giving pro forma effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Indebtedness" covenant; (ix) Investments acquired or retained from another Person in connection with any sale, conveyance, transfer, lease or other disposition of any properties or assets to such Person in accordance with the covenant described under "-- Disposition of Asset Sales"; and (x) in addition to Permitted Investments described in the foregoing clauses (i) through (ix), Investments in the aggregate amount of $20,000,000 at any one time outstanding.

         "Permitted Joint Venture" means any Subsidiary which owns, operates or services Healthcare Related Businesses.

         "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock," as applied to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "Property" means, with respect to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person.

         "Purchase Money Obligations" means any Indebtedness of the Company or any Subsidiary incurred to finance the acquisition or construction of any Property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed by the Company or a Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any Property other than the Property so acquired or constructed.

         "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

         "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

         "Redemption Date" when used with respect to any Note to be redeemed pursuant to any provision in the Indenture means the date fixed for such redemption by or pursuant to the Indenture.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

         "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Notes.

         "Subsidiary" means (i) a corporation (A) at least 50% of the Voting Stock of which is at the time owned, directly or indirectly, by the Company and
(B) of which the Company, directly or indirectly, has the right to elect a majority of the members of the Board of Directors either as a result of the ownership of a majority of the Voting Stock of such corporation or pursuant to a shareholders or other voting agreement or (ii) any partnership, joint venture, limited liability company or similar entity at least 50% of the total equity and voting interests of which (x) is at the time owned, directly or indirectly, by the Company whether in the form of membership, general, special or limited partnership, or otherwise and
(y) the Company or any Wholly Owned Subsidiary is a controlling general partner or otherwise controls such entity.

         "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency and (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

         "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary.


Trustee


         The Trustee is expected to be the trustee for the First Mortgage Bonds and the 9 3/4% Notes.

Book-Entry Delivery and Form

         The certificates representing the Notes will be issued in fully registered form. Except as described in the next paragraph, the Notes initially will be represented by a Global Note in fully registered form without interest coupons (the "Global Note") and will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

         Existing Notes (i) originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) ("Institutional Accredited Investors") who are not "qualified institutional buyers" (as defined in Rule 144A) ("Qualified Institutional Buyers"), (ii) except as described below, purchased by or transferred to Persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) held by Qualified Institutional Buyers who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are then unable to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"), will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser or to a Qualified Institutional Buyer, such

Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Payments of the principal of, premium, if any, and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Certificated Notes for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Note.

                              PLAN OF DISTRIBUTION


         Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will furnish to each Participating Broker-Dealer as many copies of this Prospectus, as amended or supplemented, as such Participating Broker-Dealer may reasonably request. In addition, each Participating Broker-Dealer shall be authorized to deliver this Prospectus in connection with the sale or transfer of the Exchange Notes. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.


         The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "Exchange Offer -- Purpose and Effect of the Exchange Offer."



                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania. As to matters of New York laws, Blank Rome Comisky & McCauley will rely upon the opinion of Simpson Thacher & Bartlett (a partnership which includes professional corporations) New York, New York. Stephen Luongo, a partner in Blank Rome Comisky & McCauley, is the beneficial owner of 36,847 shares of Common Stock and is a director of the Company.

                                     EXPERTS

         The consolidated financial statements of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1994 and 1995, and for each of the years in the three-year period ended September 30, 1995 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of McKerley Health Care Centers, Inc. for the years ended December 31, 1994 and 1993, the financial statements of McKerley Health Facilities for the years ended December 31, 1994 and 1993, and the financial statements and other financial information of McKerley Health Care Center -- Concord Limited Partnership for the period from March 11, 1994 to December 31, 1994, appearing in Genesis Health Ventures, Inc.'s Current Report on Form 8-K/A dated April 5, 1996, and the financial statements of National Health Care Affiliates, Inc. and Related Entities for the year ended December 31, 1995, appearing in Genesis Health Venture, Inc.'s Current Report on Form 8-K/A dated May 3, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Geriatric & Medical Companies, Inc. and subsidiaries as of May 31, 1996 and for each of the years in the two-year period ended May 31, 1996 appearing in the Genesis Health Ventures, Inc.'s Current Report on Form 8-K/A dated July 11, 1996 have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") . Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         In addition, the Company's Common Stock, Convertible Debentures and
9 3/4% Notes are listed on the New York Stock Exchange. The Company's reports, proxy statements and other information filed under the Exchange Act may also be inspected and copied at the offices of the New York Stock Exchange, 120 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in that

Registration Statement, and reference is hereby made to that Registration Statement and the exhibits filed therewith for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof: (i) the Annual Report on Form 10-K for the year ended September 30, 1995; (ii) the Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, as amended; (iii) the Current Report on Form 8-K dated November 30, 1995, as amended; (iv) the Current Report on Form 8-K dated April 21, 1996; (v) the Current Report on Form 8-K dated May 3, 1996, as amended; (vi) the Current Report on Form 8-K dated May 8, 1996; (vii) the Current Report on Form 8-K dated July 11, 1996, as amended;
(viii) the Current Report on Form 8-K dated July 26, 1996; (ix) the Current Report on Form 8-K dated October 2, 1996; and (x) the Current Report on Form 8-K dated October 11, 1996.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to Genesis Health Ventures, 148 West State Street, Kennett Square, Pennsylvania 19348, Attention: Investor Relations, telephone: (610) 444-6350.

                        INDEX TO FINANCIAL INFORMATION

                                                                                                         Page
                                                                                                       --------
Consolidated Financial Statements
Genesis Health Ventures, Inc. and Subsidiaries
Independent Auditors' Report  ......................................................................      F-3
Consolidated Balance Sheets as of September 30, 1994 and 1995  .....................................      F-4
Consolidated Statements of Operations for the years ended September 30, 1993, 1994 and 1995  .......      F-5
Consolidated Statements of Shareholders' Equity for the years ended September 30, 1993, 1994 and
  1995 .............................................................................................      F-6
Consolidated Statements of Cash Flows for the years ended September 30, 1993, 1994 and 1995  .......      F-7
Notes to Consolidated Financial Statements  ........................................................      F-8
Unaudited Condensed Consolidated Balance Sheet as of June 30, 1996  ................................     F-18
Unaudited Condensed Consolidated Statements of Operations for the three months and for the nine
  months ended June 30, 1995 and 1996 ..............................................................     F-19
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 1995
  and 1996 .........................................................................................     F-20
Notes to Condensed Unaudited Consolidated Financial Statements  ....................................     F-21
Pro Forma Condensed Consolidated Financial Information
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September
  30, 1995 and the nine months ended June 30, 1996 .................................................     F-23
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 1996  .........................     F-31

                     (THIS PAGE INTENTIONALLY LEFT BLANK)

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Genesis Health Ventures, Inc.:

   We have audited the accompanying consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1994 and 1995, and the results of their operations, and their cash flows for each of the years in the three-year period ended September 30, 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 8 to the consolidated financial statements, Genesis Health Ventures, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1994.


                                     KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
November 29, 1995, except for Note 2
which is as of November 30, 1995, and
Note 13 which is as of March 29, 1996

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                       September 30,     September 30,
                                                           1994              1995
                                                      ---------------   ---------------
Assets
Current assets:
     Cash and equivalents  ........................    $  3,817,425      $ 10,387,506
     Accounts receivable, net of allowance for
        doubtful accounts of $4,553,364 in 1994 and
        $6,178,673 in 1995 ........................      72,920,814       101,123,573
     Other receivables  ...........................      22,107,924        36,739,637
     Cost report receivables  .....................      12,035,953        26,270,819
     Inventory  ...................................       6,231,118         9,600,551
     Prepaid expenses and other current assets  ...       3,038,699         6,934,725
                                                      ---------------   ---------------
       Total current assets  ......................     120,151,933       191,056,811
                                                      ---------------   ---------------
Property, plant and equipment, net  ...............     243,549,782       243,660,567
Funds held by trustee  ............................       1,121,000         1,121,000
Contract rights, net  .............................       3,105,325         2,217,522
Other long-term assets  ...........................      41,851,014        49,603,457
Goodwill, net  ....................................     101,919,173       112,729,811
                                                      ---------------   ---------------
    Total assets  .................................    $511,698,227      $600,389,168
                                                      ===============   ===============
Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable  ............................    $ 10,709,815      $ 19,401,254
     Accrued expenses  ............................      14,251,912        13,951,011
     Current installments of long-term debt  ......       9,942,806         2,538,675
     Accrued compensation  ........................      14,589,921        13,656,490
     Interest  ....................................       3,321,236         5,513,003
     Income taxes payable  ........................         481,805         1,882,594
                                                      ---------------   ---------------
       Total current liabilities  .................      53,297,495        56,943,027
                                                      ---------------   ---------------
Long-term debt  ...................................     250,806,778       308,052,441
Deferred income taxes  ............................       9,268,272         8,698,272
Deferred gain and other long-term liabilities  ....       2,859,522         5,147,891
Shareholders' equity:
     Common stock, par $.02, authorized 60,000,000
        shares; issued and outstanding 21,829,365
        and 21,773,125 at September 30, 1994;
        22,081,267 and 22,035,666 at September 30,
        1995 ......................................         291,057           294,460
     Additional paid-in capital  ..................     153,573,281       155,927,049
     Retained earnings  ...........................      41,961,608        65,569,282
     Treasury stock, at cost  .....................        (359,786)         (243,254)
                                                      ---------------   ---------------
     Total shareholders' equity  ..................     195,466,160       221,547,537
                                                      ---------------   ---------------
     Total liabilities and shareholders' equity  ..    $511,698,227      $600,389,168
                                                      ===============   ===============

See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                Year ended September 30,
                               ------------------------------------------------
                                      1993            1994              1995
                               -------------      ------------     ------------
Net revenues:
     Basic healthcare services  . $133,370,007    $240,263,861     $278,120,711
     Specialty medical services     75,226,895     125,717,823      180,326,730
     Management services and
        other ...................   11,212,275      22,634,576       27,945,341
                                   -----------    ------------     ------------
       Total net revenues  ......  219,809,177     388,616,260      486,392,782
                                   -----------    ------------     ------------
Operating expenses:
     Salaries, wages, and
        benefits ................  112,293,001     192,533,861      237,610,082
     Other operating expenses  ..   61,791,025     109,059,421      137,944,784
     General corporate expense  .    7,595,972      17,649,907       17,584,487
Depreciation and amortization  ..    7,157,110      14,982,173       18,792,823
Lease expense  ..................    7,026,491      11,376,029       13,798,412
Interest expense, net  ..........    5,042,254      15,305,139       20,366,456
                                   -----------    ------------     ------------
     Earnings before income
        taxes, extraordinary
        items and cumulative
        effect of a change in
        accounting principle ....   18,903,324      27,709,730       40,295,738
Income taxes  ...................    6,994,230      10,018,535       14,764,941
                                   -----------    ------------     ------------
     Earnings before
        extraordinary items and
        cumulative effect of a
        change in accounting
        principle ...............   11,909,094      17,691,195       25,530,797
Extraordinary items, net of tax             --        (552,585)      (1,923,123)
Cumulative effect of a change in
   accounting principle .........           --         534,659               --
                                   -----------    ------------     ------------
    Net income  ................. $ 11,909,094    $ 17,673,269     $ 23,607,674
                                   ===========    ============     ============
Per common share data:
Primary:
     Earnings before
        extraordinary items and
        cumulative effect of a
        change in accounting
        principle ............... $       0.67    $       0.89     $       1.13
     Net income  ................ $       0.67    $       0.89     $       1.05
     Weighted average shares of
        common stock and
        equivalents .............   17,800,200      19,930,828       22,587,035
                                   -----------    ------------     ------------
Fully diluted:
     Earnings before
        extraordinary items and
        cumulative effect of a
        change in accounting
        principle ............... $       0.67    $       0.84     $       1.03
     Net income  ................ $       0.67    $       0.84     $       0.97
     Weighted average shares of
        common stock and
        equivalents .............   17,928,522      24,819,711       28,452,436
                                   -----------    ------------     ------------

         See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           Additional
                              Common        Paid-in          Retained       Treasury
                              Stock         Capital          Earnings         Stock           Total
                            ----------   --------------    -------------   ------------   -------------
Balance at September 30,
  1992 ..................    $206,389     $ 70,576,932     $12,379,245      $(459,786)    $ 82,702,780
Issuance of additional
  common stock net of
  issuance costs ........      38,700       30,051,359              --             --       30,090,059
Exercise of common stock
  options and issuance of
  stock bonus awards ....       1,856          644,356              --             --          646,212
1993 net earnings  ......          --               --      11,909,094             --       11,909,094
                            ----------   --------------    -------------   ------------   -------------
Balance at September 30,
  1993 ..................     246,945      101,272,647      24,288,339       (459,786)     125,348,145
                            ==========   ==============    =============   ============   =============
Issuance of additional
  common stock, net of
  issuance costs ........      42,926       51,572,278              --             --       51,615,204
Issuance of shares from
  Treasury ..............          --               --              --        100,000          100,000
Exercise of common stock
  options ...............       1,186          728,356              --             --          729,542
1994 net earnings  ......          --               --      17,673,269             --       17,673,269
                            ----------   --------------    -------------   ------------   -------------
Balance at September 30,
  1994 ..................     291,057      153,573,281      41,961,608       (359,786)     195,466,160
                            ==========   ==============    =============   ============   =============
Issuance of additional
  common stock ..........         486          620,860              --             --          621,346
Issuance of shares from
  Treasury ..............          --               --              --        116,532          116,532
Exercise of common stock
  options and issuance of
  stock bonus awards ....       2,917        1,732,908              --             --        1,735,825
1995 net earnings  ......          --               --      23,607,674             --       23,607,674
                            ----------   --------------    -------------   ------------   -------------
Balance at September 30,
  1995 ..................    $294,460     $155,927,049     $65,569,282      $(243,254)    $221,547,537
                            ==========   ==============    =============   ============   =============

         See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Year ended September 30,
                                                        ---------------------------------------------------
                                                              1993             1994               1995
                                                         --------------   ---------------    ---------------
Cash flows from operating activities:
   Net income ........................................    $ 11,909,094     $  17,673,269     $  23,607,674
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Charges (credits) included in operations not
        requiring funds:
        Provision for deferred taxes .................       2,671,000         4,483,022        (1,270,000)
        Depreciation and amortization ................       7,157,110        14,982,173        18,792,823
        Amortization of deferred gain ................        (319,073)         (319,000)         (460,000)
        Extraordinary loss ...........................              --           552,585         1,923,123
        Cumulative effect of a change in accounting
          principle  .................................              --          (534,659)               --
     Changes in assets and liabilities excluding
        effects of acquisitions and dispositions:
        Increase in accounts receivable ..............      (7,633,812)      (15,485,474)      (25,563,759)
        Increase in cost report receivables ..........      (2,269,892)       (1,769,744)      (15,064,866)
        Increase in inventory ........................        (680,965)         (936,575)       (3,176,433)
        Increase in prepaid expenses and other current
          assets  ....................................      (2,416,862)       (6,705,392)         (420,516)
        Increase (decrease) in accounts payable and
          accrued expenses  ..........................        (673,355)        4,418,452         7,235,133
        Increase in accrued compensation and interest          159,806         4,558,311         1,258,336
        Increase (decrease) in income taxes payable ..        (986,268)         (353,955)          871,443
                                                         --------------   ---------------    ---------------
Total adjustments  ...................................      (4,992,311)        2,889,744       (15,874,716)
                                                         --------------   ---------------    ---------------
        Net cash provided by operating activities ....       6,916,783        20,563,013         7,732,958
                                                         --------------   ---------------    ---------------
Cash flows from investing activities:
   Capital expenditures ..............................     (23,151,427)      (18,784,116)      (24,718,616)
   Cash paid net -- acquisitions .....................        (579,000)     (214,306,437)       (8,194,000)
   Other long-term asset additions ...................     (11,874,540)       (9,224,541)      (13,130,338)
   (Increase) decrease in funds held by trustee ......         710,913           (48,781)           25,777
                                                         --------------   ---------------    ---------------
     Net cash used in investing activities  ..........     (34,894,054)     (242,363,875)      (46,017,177)
                                                         --------------   ---------------    ---------------
Cash flows from financing activities:
   Net borrowings (repayments) under working capital
     revolving credit  ...............................      34,644,287       (10,200,000)       30,100,000
   Repayment of long-term debt .......................     (92,068,067)      (26,059,621)     (102,450,468)
   Proceeds from issuance of long-term debt ..........      60,828,534       125,000,000       119,700,000
   Proceeds from issuance of convertible debentures ..              --        86,250,000                --
   Proceeds from issuance of common stock ............      30,505,275        52,047,896           100,000
   Stock issuance costs ..............................        (415,216)         (432,692)               --
   Common stock options exercised ....................         576,588           522,542         1,735,825
   Debt issuance costs ...............................      (3,433,526)       (5,050,930)       (4,331,057)
                                                         --------------   ---------------    ---------------
     Net cash provided by financing activities  ......      30,637,875       222,077,195        44,854,300
                                                         --------------   ---------------    ---------------
Net increase in cash and equivalents  ................       2,660,604           276,333         6,570,081
Cash and equivalents:
   Beginning of year .................................         880,488         3,541,092         3,817,425
   End of year .......................................    $  3,541,092     $   3,817,425     $  10,387,506
                                                         ==============   ===============    ===============
Supplemental disclosure of cash flow information:
   Interest paid .....................................    $  5,455,423     $  12,085,369     $  18,174,689
   Income taxes paid .................................    $  5,310,100     $   5,159,000     $  13,037,150
                                                         ==============   ===============    ===============

         See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of Genesis Health Ventures, Inc. (the Company) and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The Company provides a broad range of healthcare services to the geriatric population, principally within five geographic markets in the eastern United States. These services include basic healthcare services traditionally provided in geriatric care facilities; specialty medical services, such as rehabilitation therapy, institutional pharmacy and medical supply services and subacute care; and management services to independent geriatric care providers.

 PROPERTY, PLANT AND EQUIPMENT

   Land, land improvements, buildings, and equipment are stated at cost. Subsequent additions are recorded at cost. Depreciation of land improvements, buildings and equipment is calculated on the straight-line method over their estimated useful lives that range from three years to 35 years.

   Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovation are capitalized in the period in which they are incurred.

 INVENTORIES

   Inventories of drugs and supplies are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out (FIFO) method.

 CONTRACTUAL ADJUSTMENTS

   Patient revenues are recorded based on standard charges applicable to all patients. Under Medicare, Medicaid, and other cost-based reimbursement programs, each facility is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. The differences between established billing rates and the amounts reimbursable by the programs and patient payments are recorded as contractual adjustments and deducted from revenues.

   Retroactively calculated third-party contractual adjustments are accrued on an estimated basis in the period the related services are rendered. Revisions to estimated contractual adjustments are recorded based upon audits by third-party payors, as well as other communications with third-party payors such as desk reviews, regulation changes and policy statements. These revisions are made in the year such amounts are determined.

 INVESTMENTS

   Investments are carried at cost, which approximates fair value, and interest income is recognized as earned.

 DEFERRED FINANCING COSTS

   Financing costs have been deferred and are being amortized on a straight-line basis over the term of the related debt. Net deferred financing costs included in other long term assets were $8,123,000 and $9,425,000 at September 30, 1994 and 1995, respectively.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

 CONTRACT RIGHTS

   Contract rights represent the value assigned to a management contract obtained in conjunction with the Company's acquisition of Genesis Management Resources, Inc. (formerly, Total Care Systems, Inc.). The contract is with a company that owns life care communities and provides for a management fee in exchange for management, marketing and development services provided to the communities. The Company obtained an independent appraisal with respect to the assigned value of the contract rights. Contract rights are being amortized over ninety-four months which represents the term of the related contract.

 GOODWILL

   Goodwill represents the excess of the purchase price over the fair market value of net assets acquired and is amortized on a straight-line basis from ten to forty years. Accumulated amortization at September 30, 1994 and 1995 was $3,300,000 and $6,200,000, respectively. Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of goodwill may not be recoverable. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance can be recovered through projected undiscounted future cash flows.

 INCOME TAXES

   Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109) was adopted by the Company in 1994. Statement 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   Provision is made for deferred income taxes applicable to temporary differences between financial statement and taxable income.

 EARNINGS PER SHARE

   Primary earnings per share is based on the average number of shares of common stock outstanding during the period and the dilutive effect of stock options and other common stock equivalents. Fully diluted earnings per share reflect the conversion of the Convertible Senior Subordinated Debentures as if such conversion had occurred on the date of issuance and the related interest expense had not been incurred.

 CASH EQUIVALENTS

   Short-term investments which have a maturity of ninety days or less at acquisition are considered cash equivalents.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments is determined by reference to various market data and other valuation considerations. The fair value of financial instruments approximates their recorded values.

 NEW ACCOUNTING PRONOUNCEMENTS

   In March, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement 121). Statement 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

assets to be held and used and assets to be disposed of. The Company is required to adopt Statement 121 for the year ending September 30, 1997. The Company has not yet quantified the impact, if any, of the adoption of Statement 121 may have on its consolidated financial statements.

   In October, 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 allows companies the option to retain the current accounting approach for recognizing stock-based expense in the financial statements or to adopt a new accounting method based on the estimated fair value of employee stock options. Companies that do not follow the new fair value based method will be required to provide expanded disclosures in the footnotes. The Company is required to adopt Statement 123 for the year ending September 30, 1997. The Company expects to continue applying its current accounting approach and upon adoption will present the required footnote disclosures.

(2) ACQUISITIONS/DISPOSITIONS

   On November 30, 1995, subsequent to fiscal year end, the Company acquired McKerley Health Care Centers, Inc. and related entities (collectively, "McKerley") for total consideration of approximately $68,700,000. The transaction also provides for up to an additional $6,000,000 of contingent consideration payable upon the achievement of certain financial objectives through October 1997. McKerley owns or leases 15 geriatric care facilities in New Hampshire and Vermont with a total of 1,535 beds and operates a home healthcare company. The acquisition was financed with long-term debt.

   On September 30, 1995, the Company sold, subject to a three year management contract, five facilities totaling 606 beds to the AGE Institute of Massachusetts ("AIMASS") for $19,570,000.

   On June 1, 1995, the Company acquired Eastern Medical Supplies, Inc. and its affiliate Eastern Rehab Services, Inc. (collectively, "Eastern Medical") for approximately $2,000,000. Eastern Medical sells and leases home medical equipment, respiratory products and services and rehabilitation equipment to patients at home throughout Maryland.

   On April 1, 1995, the Company acquired TherapyCare Systems, L.P. ("TherapyCare") for approximately $7,000,000. TherapyCare provides physical therapy, occupational therapy and speech therapy to 73 long-term care facilities throughout Pennsylvania.

   On March 1, 1995, a joint venture in which the Company is a 55% partner acquired Delta Drug, Inc. ("Delta Drug") for approximately $1,700,000. Delta Drug, an institutional pharmacy company located in Providence, Rhode Island, serves over 2,000 long-term care beds.

   On November 30, 1993, the Company acquired substantially all of the assets of Meridian, Inc., Meridian Healthcare, Inc. and their affiliated entities (Meridian). The purchase price was approximately $205,000,000, which included approximately $70,000,000 of debt paid prior to the consummation of the transaction. The transaction (Meridian Transaction) was financed with approximately $84,000,000 in proceeds from an offering of 6% Convertible Senior Subordinated Debentures issued in November 1993 and a bank credit facility. Meridian operated 36 geriatric care facilities and provided specialty medical and management services in six geographic markets in the United States. The Company allocated $121,000,000 of the excess purchase price to tangible assets and recorded approximately $84,000,000 in goodwill as a result of this transaction.

   The following unaudited pro forma statement of operations information gives effect to the Meridian Transaction described above as though it had occurred on October 1, 1992, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, increased interest expense on debt related to the acquisition and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition occurred on October 1, 1992.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

                                                                             Year Ended
                                                                            September 30,
                                                                      ------------------------
                                                                          1993         1994
                                                                       ----------   ----------
                                                                      (In thousands except per
                                                                             share data)
Pro Forma Statement of Operations Information:
Total net revenues  ................................................  $364,266     $416,819
Income before extraordinary items and cumulative effect of an
  accounting change ................................................    14,013       18,143
Net income  ........................................................    14,013       18,125
Primary earnings per share before extraordinary items and
  cumulative effect of an accounting change ........................      0.78         0.91
Fully diluted earnings per share before extraordinary items and
  cumulative effect of an accounting change ........................      0.73         0.85

(3) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment at September 30, 1994 and 1995 consist of the following:

                                                     September 30,
                                           -----------------------------------
                                               1994                  1995
                                           --------------        -------------
Land  .............................        $ 18,357,703          $ 17,606,305
Land improvements  ................           2,849,424             3,193,296
Buildings  ........................         222,355,216           219,636,621
Equipment  ........................          39,966,560            46,196,213
Construction in progress  .........           3,061,394             8,136,354
                                           --------------        -------------
                                            286,590,297           294,768,789
Less accumulated depreciation  ....          43,040,515            51,108,222
                                           --------------        -------------
Net property, plant and equipment          $243,549,782          $243,660,567
                                           ==============        =============

(4) LONG-TERM DEBT

   Long-term debt at September 30, 1994 and 1995 was as follows:

                                                                        September 30,
                                                              --------------------------------
                                                                    1994             1995
                                                               --------------   --------------
Secured--due 1996 to 2014; 7.88% to 12.00% (weighted
  average interest rate 1994--6.8%; 1995--8.22%) ...........    $172,958,506     $101,138,191
Unsecured--due 1996 to 2008; 5.5% to 11.00% (weighted
  average interest rate 1994--8.3%; 1995-- 9.6%) ...........       1,572,492      123,523,700
Convertible Senior Subordinated Debentures due 2003--6%  ...      86,250,000       86,250,000
                                                               --------------   --------------
                                                                 260,780,998      310,911,891
Less:
     Debt discount, net of amortization  ...................          31,414          320,775
     Current installments and short-term borrowings  .......       9,942,806        2,538,675
                                                               --------------   --------------
                                                                $250,806,778     $308,052,441
                                                               ==============   ==============

   At September 30, 1995, the Company has approximately $66,500,000 of floating rate debt based on prime or LIBOR with a weighted average interest rate of 7.19%. At September 30, 1995, the Company has $244,411,891 of fixed rate debt with a weighted average interest rate of 8.3%.

   On or after November 30, 1996, the Company may redeem the 6% Convertible Senior Subordinated Debentures (the Debentures) in whole or in part at a redemption price initially equal to 104.2% of the principal amount and decreasing annually thereafter. The Debentures are convertible into Common Stock at the option of the holder at anytime prior to maturity unless previously redeemed at a conversion price of $15.104 per share.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

   In connection with financing the Meridian Transaction, the Company obtained a $200,000,000 bank facility to replace the then existing $65,000,000 term loan/revolving credit facility. The agreement provided for a $125,000,000 term loan and a $75,000,000 revolving credit facility which bore interest at the prime rate plus 1.5% or LIBOR plus 2.5%.

   In September 1995, the Company amended and restructured its bank credit facility to provide for a $200,000,000 revolving credit facility and a $100,000,000 acquisition credit facility. Both credit facilities bear interest at a floating rate equal, at the Company's option, to the prime rate or LIBOR plus 1.25%. Amounts outstanding under the credit facilities in September 1998 convert to a term loan that provides for equal annual amortization payable quarterly. At September 30, 1995, $66,500,000 was outstanding under the revolving credit facility. The credit facilities are secured by the stock of the Company's subsidiaries and first priority liens on the Company's accounts receivable, inventory and all other personal property.

   In June 1995, the Company completed an offering of $120,000,000 of 9 3/4 % Senior Subordinated Notes due 2005 (the Notes). Interest is payable on the Notes on June 15 and December 15 of each year commencing December 15, 1995. The Notes are redeemable at the option of the Company in whole or in part, at any time, on or after June 15, 2000 at a redemption price initially equal to 104.05% of the principal amount and decreasing annually thereafter. The Company used the net proceeds from the Notes offering to repay a portion of the bank credit facility.

   At September 30, 1995, sinking fund requirements and installments of long-term debt are as follows:

 Year ending                                                      Principal
September 30,                                                       Amount
 ---------------                                                 -------------
1996  ..........                                                 $  2,538,675
1997  ..........                                                    2,291,318
1998  ..........                                                    3,015,885
1999  ..........                                                   18,863,477
2000  ..........                                                   18,771,255
Thereafter  ....                                                 $265,431,281

   In November 1995, the Company entered into two separate interest rate swap agreements with two financial institutions. The first agreement is for a term of five years and a notional amount of $15,000,000 whereby the Company will make quarterly payments at a fixed rate of 5.86% and receive quarterly payments at a floating rate based on three month LIBOR (5.97% at September 30, 1995). The second agreement is for a term of three years and a notional amount of $5,000,000 whereby the Company will make quarterly payments based on a fixed rate of 5.66% and receive quarterly payments at a floating rate based on three month LIBOR

   In November 1995, the Company entered into an interest rate collar agreement for five years for a notional amount of $10,000,000. The agreement requires the Company to receive payments when three month LIBOR rate exceeds 6.25% and make payments when the three month LIBOR rate falls below 5.05%.

   Interest of $405,118 in 1994 and $457,000 in 1995 was capitalized in connection with facility renovations.

   During 1994 and 1995, the Company recorded an extraordinary loss, net of tax, of $552,585 and $1,923,123, related to the early retirement of debt.

   The Company is restricted from declaring any dividends or authorizing any other distribution on account of ownership of its capital stock unless certain conditions are met.

(5) LEASES AND LEASE COMMITMENTS

   The Company leases certain facilities and equipment under operating leases. Future minimum payments for the next five years under operating leases at September 30, 1995 were as follows:

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

 Year ending                                                       Minimum
September 30,                                                      payments
 ---------------                                                 -------------
1996  ..........                                                 $14,835,340
1997  ..........                                                  14,298,366
1998  ..........                                                  11,083,307
1999  ..........                                                  10,568,196
2000  ..........                                                   8,504,859

   In connection with the Meridian Transaction, the Company entered into agreements to lease seven geriatric care facilities for ten years, including a purchase option, that will continue to be owned by certain of Meridian's former shareholders. The annual lease payment is $6,000,000. If the Company exercised its option to purchase the leased facilities, the price at the end of the lease term would be $59,000,000.

(6) PATIENT SERVICE REVENUE

   The distribution of net patient service revenue by class of payor for the years ended September 30, 1993, 1994 and 1995 was as follows:

                                        Year ended September 30,
                          ----------------------------------------------------
Class of payor                 1993               1994              1995
 ---------------------     --------------    --------------     --------------
Private pay and other      $ 87,122,847       $148,945,566      $175,205,592
Medicaid  ............       92,885,512        156,893,671       185,611,801
Medicare  ............       28,588,543         60,142,447        97,630,048
                           --------------    --------------     --------------
                           $208,596,902       $365,981,684      $458,447,441
                           ==============    ==============     ==============


   The above revenue amounts are net of third-party contractual allowances of $46,170,589, $81,544,600 and $98,494,511 in 1993, 1994 and 1995,
respectively.

   The Company has recorded cost report receivables from third-party payors (i.e., Medicare and Medicaid) of approximately $12,036,000 and $26,271,000 at September 30, 1994 and 1995, respectively. These amounts at September 30, 1995 are due primarily from Massachusetts ($6,900,000), Pennsylvania ($3,600,000) and Medicare ($15,600,000) for the 1987 through 1995 cost reporting periods.

(7) RELATED PARTY TRANSACTIONS

   During 1987, certain directors and officers of the Company formed a partnership, Salisbury Medical Office Building General Partnership ("SMOB"), and purchased a building, a pharmacy and a medical center located in Salisbury, Maryland. The Company has entered into annual lease agreements with SMOB to lease the building. In Fiscal 1989, the Company entered into a five-year lease agreement to finance approximately $1,100,000 of equipment from SMOB. In accordance with the equipment lease agreement, the Company purchased the equipment at fair market value. The total lease payments and equipment purchase payments to SMOB for Fiscal 1993, 1994 and 1995 were $382,000, $420,000 and $198,000, respectively.

   In August 1993, the Company guaranteed a loan in the amount of $1,000,000 to Samuel H. Howard which amount was invested by Mr. Howard in Phoenix Healthcare Corporation. The guarantee is secured by a pledge of Mr. Howard's stock in Phoenix Healthcare Corporation. In return for such guarantee the Company received an option to purchase up to 25% of the stock of Phoenix Healthcare Corporation at a price of $.25 per share, subject to Mr. Howard's right to purchase the option for $1,000,000 upon release of the guarantee.

   In September 1994, Mr. Howard exercised his right to purchase the option for $1,000,000. The Company received as consideration $150,000 in cash and an $850,000 note bearing interest at 12% from Mr. Howard. At September 30, 1995, the balance of the note was $718,000 which was repaid in full subsequent to year end. Samuel H. Howard, a director of the Company, is the principal shareholder of Phoenix Healthcare Corporation.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

(8) INCOME TAXES

   As discussed in Note 1, the Company adopted Statement 109 as of October 1, 1993. The cumulative effect of this change in accounting for income taxes of $534,659 is determined as of October 1, 1993 and is reported separately in the consolidated statement of operations for the year ended September 30, 1994. As a result of applying Statement 109, earnings before income taxes for the years ended September 30, 1995 and 1994 were decreased $390,000 due to the effects of adjustments for prior purchase business combinations. Prior years financial statements have not been restated to apply the provisions of Statement 109.

   The Company has provided no valuation allowance for deferred tax assets. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

   Total income tax expense for the years ended September 30, 1994 and 1995 was allocated as follows:

                                                Year ended September 30,
                                           -----------------------------------
                                               1994                  1995
                                           -------------         -------------
Income from continuing operations          $10,018,536           $14,764,941
Extraordinary item  ..............            (324,534)           (1,129,452)
                                           -------------         -------------
 Total  ..........................         $ 9,694,001           $13,635,489
                                           =============         =============

   The components of the provision for income taxes for the years ended September 30, 1993, 1994 and 1995 were as follows:

                                     Year ended September 30,
                     ---------------------------------------------------------
                         1993                  1994                  1995
                     ------------          -------------         -------------
Current:
 Federal  ..          $3,859,230           $ 4,768,513           $13,483,941
 State  ....             464,000               767,000             2,551,000
                     ------------          -------------         -------------
                       4,323,230             5,535,513            16,034,941
                     ------------          -------------         -------------
Deferred:
 Federal  ..           2,603,000             3,973,022              (650,000)
 State  ....              68,000               510,000              (620,000)
                     ------------          -------------         -------------
                       2,671,000             4,483,022            (1,270,000)
                     ------------          -------------         -------------
Total  .....          $6,994,230           $10,018,535           $14,764,941
                     ============          =============         =============


   Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34.75% for 1993 and 35% for 1994 and 1995 to net income before income taxes and extraordinary items as a result of the following:

                                                                     Year ended September 30,
                                                          ---------------------------------------------
                                                               1993           1994             1995
                                                           ------------   -------------    -------------
Computed "expected" tax expense  .......................    $6,568,905     $ 9,698,246     $14,103,508
   Increase (reduction) in income taxes resulting from:
     State and local income taxes, net of federal tax
        benefit ........................................       348,000         830,000       1,255,000
   Amortization of goodwill ............................       260,000         154,000         197,000
   Targeted jobs credits ...............................      (128,000)       (600,000)       (528,000)
   Other, net ..........................................       (54,675)        (63,711)       (262,567)
                                                           ------------   -------------    -------------
Total income tax expense  ..............................    $6,994,230     $10,018,535     $14,764,941
                                                           ============   =============    =============


                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
            Notes to Consolidated Financial Statements  - (Continued)

   The sources of the differences between consolidated earnings for financial statement purposes and tax purposes and the tax effects are as follows:

                                                                      Year ended September 30,
                                                           ----------------------------------------------
                                                                1993           1994             1995
                                                            ------------   -------------    --------------
Excess tax depreciation expense versus book depreciation     $  311,000     $ 1,007,000      $ 1,064,000
Excess tax gain versus book gain  .......................            --        (302,000)      (2,879,000)
Accounts receivable allowance for doubtful accounts  ....            --        (312,000)        (221,000)
Amortization of deferred gain on sale and leaseback  ....       125,000         128,000          103,000
Targeted jobs credit carryforward  ......................      (128,000)        446,000               --
Accrued liabilities and reserves  .......................       (58,000)     (1,401,000)        (280,000)
Goodwill  ...............................................            --       3,790,000          920,000
Alternative minimum tax credit  .........................     2,421,000       1,192,000               --
Other  ..................................................            --         (64,978)          23,000
                                                            ------------   -------------    --------------
 Net deferred tax provision  ............................    $2,671,000     $ 4,483,022      $(1,270,000)
                                                            ============   =============    ==============


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1994 and 1995 are presented below:

                                              1994                  1995
                                         --------------         --------------
Deferred Tax Assets
   Accounts receivable ..........         $    970,000           $ 1,303,000
   Accrued compensation .........              220,000               532,000
   Amortization of deferred gain               440,000               297,000
   Goodwill .....................            4,995,000             4,075,000
   Accrued liabilities and
     reserves  ..................              961,000                24,000
   Other, net ...................              109,000                    --
                                         --------------         --------------
Net deferred tax assets  ........            7,695,000             6,231,000
                                         --------------         --------------
Deferred Tax Liabilities
   Goodwill and Contract Rights .           (7,061,000)           (6,590,000)
   Depreciation .................           (9,770,000)           (8,272,000)
   Other, net ...................             (132,000)              (67,000)
                                         --------------         --------------
Total deferred tax liability  ...          (16,963,000)           14,929,000
                                         --------------         --------------
Net deferred liability  .........         $ (9,268,000)          $(8,698,000)
                                         ==============         ==============


(9) STOCK OPTION PLANS

   The Company has two stock option plans (the "Employee Plan" and the "Directors Plan"). Under the Employee Plan, 2,000,000 shares of Common Stock were reserved for issuance to employees including officers and directors. Generally, the options granted in the Employee Plan become exercisable over a 5 year period and expire 10 years from the date of grant. All options granted under the Employee Plan have been at the fair market value of the common stock on the date of grant.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

                                   Option Price                                     Available
                                    per Share       Outstanding     Exercisable     for Grant
                                  --------------   -------------    -------------   -----------
Balance at September 30, 1993     $ 2.22-$13.33      1,164,033         514,429        161,517
                                  -------------     ----------       ---------     ----------
Authorized  ...................              --             --              --        450,000
Granted  ......................     13.17-17.00        691,500              --       (691,500)
Became Exercisable  ...........              --             --         305,156             --
Exercised  ....................      4.45-10.50        (88,980)        (88,980)            --
Cancelled  ....................              --       (156,450)             --        156,450
                                  -------------     -----------      ---------     ----------
Balance at September 30, 1994        2.22-17.00      1,610,103         730,605         76,467
                                  -------------     -----------      ---------     ----------
Authorized  ...................              --             --              --      1,050,000
Granted  ......................     19.67-20.25        740,625              --       (740,625)
Became Exercisable  ...........              --             --         400,692             --
Exercised  ....................      5.33-16.83       (204,585)       (204,585)            --
Cancelled  ....................              --        (51,975)             --         51,975
                                  -------------     ----------       ---------     ----------
Balance at September 30, 1995     $ 2.22-$20.25      2,094,168         926,712        437,817
                                  =============     ==========       =========     ==========

(10) RETIREMENT PLAN

   The Company has a defined contribution plan covering all employees having 1,000 hours or more of service and one year of service in a plan year. Employees' contributions to the plan may be matched by the Company based on years of service. During the plan years ended December 31, 1993, 1994 and 1995, the Company accrued a match of 50% of employee contributions up to 3% of the employee's annual gross salary.

   Additionally, the Plan provides for discretionary employer contributions, based on profits of the Company, in the form of Company common stock and/or cash. The Company recorded retirement plan expense for the 401(k) match and the discretionary contribution of approximately $500,000, $959,000, and $1,128,000 for the years ended September 30, 1993, 1994, 1995, respectively.

   Certain employees of Meridian were eligible to participate in plans which qualified under Section 401(K) of the Internal Revenue Service Code. In accordance with the terms of the plans, employees elected to contribute a percentage of their respective annual compensation to the plans, subject to certain limitations. The Company was obligated to match 50% of each employee's contribution up to 3% of their respective annual compensation. Beginning January 1, 1995 one of these plans was merged into the Genesis Health Ventures, Inc. Retirement Plan.

(11) COMMITMENTS AND CONTINGENCIES

   In connection with certain management agreements, the Company has guaranteed $23,240,000 of indebtedness of others, has lent $12,881,000 at various interest rates ranging from 7% to 10% and has agreed to provide working capital advances totalling $21,909,500. At September 30, 1995, $15,713,800 was outstanding related to cash advances under these working capital arrangements.

   In August 1995, the Company entered into a software license agreement for clinical operating system. The total commitment under the license agreement is $12,000,000 of which the Company has paid $3,500,000. The license agreement provides for a refund of amounts paid in the event the software does not meet the acceptance requirements as defined in the license agreement. The Company has estimated the cost to install the system and related hardware, not including amounts paid for the software license, to be approximately $18,000,000 over the next four years.

   The Company is self-insured for a portion of its workers' compensation and health insurance exposures. The Company's maximum self-insured exposure is $500,000 per claim with certain maximum aggregate policy limits per claim year.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
          Notes to Consolidated Financial Statements  - (Continued)

   The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for guarantees, loan commitments and letters of credit is represented by the dollar amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments. The Company does not anticipate any material losses as a result of these commitments.

   Genesis is a party to litigation arising in the ordinary course of business. Genesis does not believe the results of such litigation, even if the outcome is unfavorable to the Company, would have a material adverse effect on its consolidated financial position or results of operations.

(12) QUARTERLY FINANCIAL DATA (UNAUDITED)

   The Company's unaudited quarterly financial information is as follows:

                                                                                    Fully-diluted
                                                       Earnings                      Earnings Per
                                                        before                       Share before
                                                      Cumulative                      Cumulative
                                                       Effect of                      Effect of
                                                      Accounting                      Accounting
                                                      Change and                      Change and       Fully-diluted
                                       Total Net     Extraordinary        Net       Extraordinary        Earnings
(In thousands, except per share data)  Revenues          Items         Earnings         Items            Per Share
 ----------------------------------   -----------   ---------------    ----------   ---------------   ---------------
Quarter ended:
December 31, 1994  ................    $111,553         $ 4,810         $ 4,810         $ .21              $.21
March 31, 1995  ...................     116,953           5,813           5,813           .24               .24
June 30, 1995  ....................     125,959           6,885           4,962           .28               .21
September 30, 1995  ...............     131,928           8,023           8,023           .31               .31
                                      -----------   ---------------    ----------   ---------------   ---------------
                                       $486,393         $25,531         $23,608         $1.03              $.97
                                      -----------   ---------------    ----------   ---------------   ---------------
Quarter ended:
December 31, 1993  ................    $ 71,913         $ 2,915         $ 3,055         $ .15              $.16
March 31, 1994  ...................      98,640           3,584           3,584           .19               .19
June 30, 1994  ....................     105,361           4,708           4,550           .23               .22
September 30, 1994  ...............     112,702           6,484           6,484           .27               .27
                                      -----------   ---------------    ----------   ---------------   ---------------
                                       $388,616         $17,691         $17,673         $ .84              $.84
                                      ===========   ===============    ==========   ===============   ===============

(13) SUBSEQUENT EVENT

   Effective March 29, 1996, the Company issued a three for two stock dividend on the Common Stock. Share and per share information in the accompanying consolidated financial statements has been adjusted accordingly.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                     September 30,     June 30,
                                                                          1995           1996
                                                                     --------------   -----------
                                                                                      (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents .....................................      $ 10,387       $ 70,626
   Accounts receivable, net of allowance for doubtful accounts of
     $6,179 at September 30, 1995 and $9,674 at June 30, 1996  ...       101,124        144,036
   Cost report receivables .......................................        26,271         31,413
   Inventory .....................................................         9,601         16,872
   Other current assets ..........................................        43,674         34,062
                                                                     --------------   -----------
        Total current assets .....................................       191,057        297,009
                                                                     --------------   -----------
Property, plant and equipment  ...................................       294,769        375,628
Accumulated depreciation  ........................................       (51,108)       (62,240)
                                                                     --------------   -----------
                                                                         243,661        313,388
Goodwill and other intangibles, net  .............................       114,947        196,119
Other assets  ....................................................        50,724         71,832
                                                                     --------------   -----------
        TOTAL ASSETS .............................................      $600,389       $878,348
                                                                     ==============   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued expenses .........................      $ 52,522       $ 64,163
   Current installments of long-term debt ........................         2,539          2,512
   Income taxes payable ..........................................         1,882          2,735
                                                                     --------------   -----------
        Total current liabilities ................................        56,943         69,410
                                                                     --------------   -----------
Long-term debt  ..................................................       308,052        295,897
Deferred income taxes  ...........................................         8,698          6,586
Deferred gain and other liabilities  .............................         5,149          6,217
Shareholders' Equity:
   Common stock, par value $.02, authorized 60,000,000 shares, issued and outstanding, 22,081,267 and 22,035,666 at
     September 30, 1995; 31,981,680 and 31,936,079 at June 30,
     1996  .......................................................           294            476
   Additional paid-in capital ....................................       155,927        411,677
   Retained earnings .............................................        65,569         88,328
                                                                     --------------   -----------
                                                                         221,790        500,481
Less treasury stock, at cost  ....................................          (243)          (243)
                                                                     --------------   -----------
        Total shareholders' equity ...............................       221,547        500,238
                                                                     --------------   -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............      $600,389       $878,348
                                                                     ==============   ===========

See accompanying notes to condensed consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           Three Months Ended             Nine Months Ended
                                                June 30,                       June 30,
                                      ----------------------------   ----------------------------
                                           1995           1996           1995           1996
                                       ------------   ------------    ------------   ------------
                                               (Unaudited)                   (Unaudited)
Net revenues:
   Basic healthcare services ....... $    69,701    $    85,846     $   206,073    $   241,107
   Specialty medical services ......      48,188         78,347         128,333        193,347
   Management services and other,
     net  ..........................       8,070          8,643          20,059         25,900
                                       ------------   ------------    ------------   ------------
     Total net revenues  ...........     125,959        172,836         354,465        460,354
Operating expenses:
   Salaries, wages and benefits ....      62,009         80,919         175,612        223,244
   Other operating expenses ........      34,978         52,786          99,778        132,180
   General corporate expense .......       4,449          6,515          12,730         17,617
Debenture conversion expense  ......          --            155              --          1,245
Depreciation and amortization  .....       5,003          6,648          13,987         17,883
Lease expense  .....................       3,657          4,086          10,388         11,948
Interest expense, net  .............       4,976          6,125          14,369         19,104
                                       ------------   ------------    ------------   ------------
   Earnings before income taxes and
     extraordinary item  ...........      10,887         15,602          27,601         37,133
Income taxes  ......................       4,002          5,511          10,093         13,374
                                       ------------   ------------    ------------   ------------
   Earnings before extraordinary
     item  .........................       6,885         10,091          17,508         23,759
   Extraordinary item, net of tax ..      (1,923)           --           (1,923)           --
                                       ------------   ------------    ------------   ------------
   Net income ...................... $     4,962    $    10,091     $    15,585    $    23,759
                                       ============   ============    ============   ============
Per common share data:
Primary
   Earnings excluding debenture
     conversion expense and
     extraordinary item, net of tax  $       .30    $       .37     $       .78    $       .96
   Debenture conversion expense ....         --             --              --            (.03)
   Extraordinary item, net of tax ..        (.08)           --             (.09)           --
   Net income ...................... $       .22    $       .37     $       .69    $       .93
   Weighted average shares of Common
     Stock and equivalents  ........  22,635,350     27,507,276      22,556,985     25,438,335
Fully diluted
   Earnings excluding debenture
     conversion expense and
     extraordinary item, net of tax  $       .28    $       .35     $       .72    $       .91
   Debenture conversion expense ....         --             --              --            (.03)
   Extraordinary item, net of tax ..        (.07)           --             (.06)           --
   Net income ...................... $       .21    $       .35     $       .66    $       .88
   Weighted average shares of Common
     Stock and equivalents  ........  28,387,825     31,108,391      28,284,792     29,358,861

    See accompanying notes to condensed consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                            Nine Months Ended
                                                                                June 30,
                                                                       --------------------------
                                                                           1995          1996
                                                                        -----------   -----------
                                                                               (Unaudited)
Cash flows from operating activities:
Net income  .........................................................    $  15,585     $  23,759
Adjustments to reconcile net income to net cash provided by
  operating activities:
Charges (credits) included in operations not requiring funds:
   Provision for deferred taxes .....................................        2,902         3,343
   Depreciation and amortization ....................................       13,987        17,883
   Amortization of deferred gain ....................................         (345)         (345)
   Debenture conversion expense .....................................           --         1,245
   Extraordinary item, net of tax ...................................        1,923            --
Changes in assets and liabilities excluding effects of acquisitions:
   Increase in accounts receivable ..................................      (16,425)      (16,348)
   Increase in cost report receivables ..............................       (8,000)       (6,418)
   Increase in inventory ............................................         (492)       (2,207)
   (Increase) decrease in other current assets ......................        1,562        (9,012)
   Increase (decrease) in accounts payable and accrued expenses .....       (4,265)        3,144
   Increase (decrease) in income taxes payable ......................          759          (816)
                                                                        -----------   -----------
   Total adjustments ................................................       (8,394)       (9,531)
                                                                        -----------   -----------
   Net cash provided by operating activities ........................        7,191        14,228
                                                                        -----------   -----------
Cash flows from investing activities:
   Capital expenditures .............................................      (19,681)      (26,151)
   Cash paid, net-- acquisitions ....................................       (8,194)     (140,816)
   Deferred and other long-term asset additions, net ................      (10,376)       (8,856)
   Increase in trustee-held funds ...................................         (490)          (50)
                                                                        -----------   -----------
   Net cash used in investing activities ............................      (38,741)     (175,873)
                                                                        -----------   -----------
Cash flows from financing activities:
   Proceeds from issuance of Common Stock ...........................           --       211,250
   Stock issuance costs .............................................           --        (9,248)
   Net borrowings under bank credit facility ........................       19,600        20,300
   Repayment of long-term debt ......................................     (101,353)       (1,673)
   Proceeds from issuance of long-term debt .........................      119,700            --
   Debenture conversion expense .....................................           --        (1,245)
   Proceeds from exercise of common stock options ...................          981         2,500
   Debt issuance costs ..............................................       (3,600)           --
                                                                        -----------   -----------
Net cash provided by financing activities  ..........................    $  35,328     $ 221,884
                                                                        -----------   -----------
Net increase in cash and cash equivalents  ..........................    $   3,778     $  60,239
                                                                        -----------   -----------
Cash and cash equivalents:
   Beginning of the period ..........................................        3,817        10,387
   End of the period ................................................    $   7,595     $  70,626
                                                                        -----------   -----------
Supplemental disclosure of cash flow information:
   Interest paid ....................................................    $  15,818     $  22,755
                                                                        -----------   -----------
   Income taxes paid ................................................    $   9,509     $  12,451
                                                                        ===========   ===========

    See accompanying notes to condensed consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

   The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual report for the fiscal year ended September 30, 1995. The information furnished is unaudited but reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial information for the periods shown. Such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of results expected for the full year.

2. EARNINGS PER SHARE

   Primary and fully-diluted earnings per share are based on the weighted average number of common shares outstanding and the dilutive effect of stock options, convertible debentures and other common stock equivalents.

3. PRO FORMA FINANCIAL INFORMATION


   In July 1996, the Company and Geriatric & Medical Companies, Inc. ("GMC") entered into an agreement providing for the merger of GMC into a wholly-owned subsidiary of Genesis. The merger, and a related transaction with an affiliate of GMC, will add 19 long-term care facilities and eight residential care and independent living facilities with approximately 3,500 beds and certain ancillary businesses to Genesis. Under the terms of the merger agreement, unanimously approved by the board of directors of both companies, GMC shareholders would receive $5.75 per share in cash for each GMC share. The purchase price of GMC stock is approximately $91,000,000 and the total value of the transaction, including approximately $132,000,000 of assumed debt, is approximately $223,000,000. The Company expects to fund the cash portion of the transaction through its bank credit facility. Consummation of the transaction is expected in the fourth quarter of calendar 1996, and is subject to normal closing conditions, regulatory approvals and GMC shareholder approval.

   In July 1996, the Company acquired the outstanding stock of National Health Care Affiliates, Inc., Oak Hill Center, Inc., Derby Nursing Center Corporation, EIDOS, Inc. and Versalink, Inc. (collectively, "National Health"). Prior to the closing of the stock acquisitions, an affiliate of a financial institution purchased nine of the eldercare centers for $67,700,000 and subsequently leased the centers to a subsidiary of Genesis under operating lease agreements. The balance of the total consideration paid to National Health was funded with available cash ($51,800,000) and assumed debt ($7,900,000). National Health owns six eldercare centers in Florida with 863 beds, leases four eldercare centers in Florida with 368 beds, owns five eldercare centers in Virginia with 851 beds, and leases one eldercare center in Connecticut with 120 beds. National Health also provides enteral nutrition and rehabilitation therapy services to the eldercare centers which it owns and leases. In addition, National Health manages four eldercare centers in Colorado with 283 beds pursuant to an agreement which expires in October 1997.

   In June 1996, the Company acquired the outstanding stock of NeighborCare Pharmacies, Inc. ("NeighborCare"), a privately held institutional pharmacy, infusion therapy and retail pharmacy business based in Baltimore, Maryland. Total consideration was approximately $57,250,000, comprised of approximately $47,250,000 in cash and 312,744 shares of Genesis common stock.

   On November 30, 1995, the Company acquired all of the issued and outstanding stock and partnership interests of McKerley Health Care Centers, Inc., McKerley Health Care Center - Concord, Inc., McKerley Health Facilities and McKerley Health Care Center - Concord, L.P. (collectively, the "McKerley Entities"). The Company acquired the outstanding stock and partnership interests of the McKerley Entities for approximately $68,700,000, including assumed debt and after giving effect to the funds placed in escrow by the principals as described below. An additional $6,000,000 of purchase price is payable if certain financial objectives are achieved through October 1997. The transaction was financed with borrowings under the Company's bank credit facility.

   Pursuant to certain agreements executed on November 30, 1995, the Company directly or through one or more subsidiaries, agreed to provide certain services to the principals during the period ending November 30, 1998, and the principals agreed to make certain lease payments on behalf of the Company with respect to certain lease obligations of the McKerley Entities. As security for the principals' or their affiliates' obligation to make the required payments as they become due, the principals placed approximately $6,500,000 in an account with a third party escrow agent.

   The following unaudited pro forma statement of operations information gives effect to the GMC, National Health, NeighborCare and McKerley transactions described above as though they had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, increased interest expense on debt related to the acquisitions and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions occurred at the beginning of the periods presented.


                                                            (In thousands, except per
                                                                   share data)
                                                                Nine Months Ended
                                                                     June 30,
                                                            -------------------------
                                                                1995          1996
                                                             -----------   ----------
Pro Forma Statement of Operations Information:
          Total net revenues  ............................   $654,092     $723,109
          Net income before extraordinary item and
             debenture conversion expense ................     19,115       32,131
          Primary earnings per share before extraordinary
             item and debenture conversion expense .......        .83         1.03
          Fully diluted earnings per share before
             extraordinary item and debenture conversion
             expense .....................................        .77          .97

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
          PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

   The following Unaudited Pro Forma Condensed Consolidated Statement of Operations gives effect to: (i) the McKerley Transaction; (ii) the NeighborCare Transaction; (iii) the National Health Transaction; (iv) the 1996 Equity Offering and the application of the net proceeds therefrom; (v) the GMC Transaction; and (vi) the Offering and the application of the net proceeds therefrom, as if each had occurred at the beginning of the periods presented.

   The pro forma condensed statements of operations are based upon assumptions and include adjustments as described in the notes below. The pro forma information should be read in conjunction with the Company's historical consolidated financial statements, McKerley's historical combined financial statements, National Health's historical combined financial statements and GMC's historical combined financial statements. The column entitled "McKerley Historical Results" represents the historical combined results of McKerley for the year ended November 30, 1995. The column entitled "McKerley Historical Results" for the nine months ended June 30, 1996 represents the two months ended November 30, 1995. As a result of the differing year ends of Genesis and McKerley, the two months ended November 30, 1995 are included in both periods. The historical financial statements of NeighborCare for the year ended July 2, 1995 and the seven months ended April 30, 1996 are included in the columns "NeighborCare" in the tables below. The historical combined financial statements of National Health for the year ended December 31, 1995 and for the nine months ended June 30, 1996 are included in the columns "National Health" in the tables below. As a result of the differing year ends of Genesis and National Health, the three months ended December 31, 1995 is included in both periods. The column entitled "GMC Historical Results" for the year ended September 30, 1995 represents the historical results of GMC for the year ended May 31, 1995. The column entitled "GMC Historical Results" for the nine months ended June 30, 1996 represents the historical results of GMC for the nine months ended May 31, 1996. For purposes of this presentation, an effective tax rate of 37% has been assumed for McKerley, NeighborCare, National Health and GMC, for the historical results, and the resulting pro forma adjustments and offering adjustments. Such data is not necessarily indicative of the historical financial results that would have been achieved had the acquisitions occurred at the beginning of the periods presented or that may be expected to result in the future as a result of such transactions.

                                                                 Year ended September 30, 1995
                         --------------------------------------------------------------------------------------------------------
                                                                                                         National       National
                          Genesis      McKerley        McKerley         NeighborCare    NeighborCare      Health         Health
                         Historical   Historical       Pro Forma         Historical       Pro Forma     Historical     Pro  Forma
                          Results       Results       Adjustments         Results        Adjustments      Results      Adjustments
                         ----------    ----------   --------------     ------------    --------------   ----------    ------------
                                                             (In thousands, except per share data)
Net revenues .........    $486,393      $57,266     $    114 (A)(B)(C)  $52,751       $    --         $108,785  $(22,949)(L)(P)
Operating expense:
Operating expenses other
  than depreciation,
  amortization and lease
  expense  ............    393,139       52,069       (6,063)(A)(D)      51,986        (1,849)(I)(K)    92,990   (26,435)(L)(O)(P)
Depreciation and
  amortization  .......     18,793        1,900        1,079 (F)             --         2,547 (J)        4,055     1,067 (L)(M)

Lease expense ........      13,798        2,759       (1,244)(G)             --            --            3,176     4,716 (L)(N)
Interest expense, net .     20,367        4,200        1,625 (A)(E)       1,276         1,880 (H)        6,177    (1,498)(L)(N)
                         ---------    ---------   ----------            ---------    --------        ---------   --------
Earnings from operations
  before income taxes and
  extraordinary items .     40,296       (3,662)       4,717               (511)       (2,578)           2,387      (799)
                         ---------    ---------   ----------            ---------    --------        ---------   --------
Earnings from operations
  before extraordinary
  items  ..............   $ 25,531      $(2,307)    $  2,972            $  (322)      $(1,624)        $  1,504     $(503)
                         ---------    ---------   ----------            ---------    --------        ---------   --------
Fully diluted earnings
  per share before
  extraordinary items .      $1.03
Weighted average common
  shares and equivalents    28,452                                                        308 (H)


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                               Pro Forma                                                     Pro Forma
                                             Consolidated                                                  Consolidated
                                           Genesis/McKerley/                                             Genesis/McKerley/
                                             NeighborCare/                                                 NeighborCare/
                                            National Health                                              National Health/
                               1996        Results Adjusted                                                 GMC Results
                              Equity              for               GMC          GMC                     Adjusted for 1996
                             Offering         1996 Equity       Historical    Pro Forma      Offering     Equity Offering
                            Adjustment         Offering           Results    Adjustments    Adjustment     and Offering
                            -----------   -------------------    ----------   -----------   ----------   -----------------

Net revenues  ...........    $     --          $682,360          $192,234      $    --       $    --         $874,594
Operating expense:
Operating expenses other
  than depreciation,
  amortization and lease
  expense ...............          --           555,837           163,769         (617)(S)(T)     --          718,989
Depreciation and
  amortization ..........          --            29,441             8,734           --            --           38,175
Lease expense  ..........          --            23,205                --           --            --           23,205
Interest expense, net  ..     (13,720)(Q)        20,307            14,666        4,987(S)(U)  (2,368)(V)       37,592
                            ---------         ---------        ----------     --------       --------        --------
Earnings from operations
  before income taxes and
  extraordinary items ...      13,720            53,570             5,065       (4,370)        2,368           56,633
                            ---------         ---------        ----------     --------       --------        --------
Earnings from operations
  before extraordinary
  items .................    $  8,644          $ 33,895          $  3,191      $(2,753)      $ 1,492         $ 35,825
                            ---------         ---------        ----------     --------       --------        --------
Fully diluted earnings per
  share before
  extraordinary items ...                                                                                       $1.12
Weighted average common
  shares and equivalents .      6,500                                                                          35,260


                                                               Nine Months ended June 30, 1996
                         ---------------------------------------------------------------------------------------------------------
                                                                                                       National         National
                          Genesis      McKerley        McKerley        NeighborCare    NeighborCare     Health           Health
                         Historical   Historical      Pro Forma         Historical      Pro Forma     Historical       Pro  Forma
                          Results       Results      Adjustments         Results       Adjustments      Results        Adjustments
                         ----------    ----------   -------------  -   ------------    -------------   ----------     -------------
                                                            (In thousands, except per share data)
Net revenues .........    $460,354      $ 9,671        $  204(A)(B)(C)   $39,765     $   --          $92,092   $(24,764)(L)(P)
Operating expenses:
Operating expenses other
  than depreciation,
  amortization and lease
  expense  ............    373,041       11,537        (3,820)(A)(D)      36,697     (1,078)(I)(K)    79,865    (27,635)(L)(O)(P)
Debenture conversion
  expense  ............      1,245           --            --                 --         --               --        --
Depreciation and
  amortization  .......     17,883          323           180 (F)            506      1,485(J)         3,556        286 (L)(M)
Lease expense ........      11,948          460          (207)(G)            857         --            2,617      3,389 (L)(N)
Interest expense, net .     19,104        1,158          (201)(A)(E)       1,171        671(H)         4,898     (1,432)(L)(N)
                         ---------    ---------      --------           --------   --------         --------     -------
Earnings from operations
  before taxes and
  extraordinary items .     37,133       (3,807)        4,252                534     (1,078)           1,156        628
                         ---------    ---------      --------           --------   --------         --------     -------
Earnings from operations
  before extraordinary
  items  ..............   $ 23,759      $(2,398)       $2,678            $   336     $ (679)         $   728      $ 396
                         ---------    ---------      --------           --------   --------         --------     -------
Fully diluted earnings
  per share before
  extraordinary items
  and Debenture
  conversion expense  .     $0.91
Weighted average common
  shares and equivalents   29,359                                                       239(H)



                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                                                      Pro Forma
                                                                                                                    Consolidated
                                                Pro Forma                                                         Genesis/McKerley/
                                               Consolidated                                                         NeighborCare/
                                            Genesis/McKerley/                                                     National  Health/
                               1996           NeighborCare/                                                          GMC Results
                              Equity         National Health            GMC             GMC                       Adjusted for 1996
                             Offering        Results Adjusted       Historical       Pro Forma        Offering     Equity  Offering
                            Adjustment   for 1996 Equity Offering     Results       Adjustments      Adjustment     and Offering
                            ----------   ------------------------    ----------   ----------------   ----------  -----------------

Net revenues  ...........    $    --             $577,322            $145,787      $     --           $    --         $723,109
Operating expenses:
Operating expenses other
  than depreciation,
  amortization and lease
  expense ...............         --              468,607             125,455        (2,353)(R)(S)(T)                  591,709
Debenture conversion
  expense ...............         --                1,245                  --            --                --            1,245
Depreciation and
  amortization ..........         --               24,219               6,537            --                --           30,756
Lease expense  ..........         --               19,064                  --            --                --           19,064
Interest expense, net  ..     (8,831)(Q)           16,538              12,408         2,210(R)(S)(U)    (1,776)(V)      29,380
                            --------            ---------          ----------       -------            --------        -------
Earnings from operations
  before taxes and
  extraordinary items ...      8,831               47,649               1,387           143              1,776          50,955
                            --------            ---------          ----------       -------            --------        -------
Earnings from operations
  before extraordinary
  items .................    $ 5,563             $ 30,383            $    874        $   90            $ 1,119        $ 32,466
                            --------            ---------          ----------       -------            --------        -------
Fully diluted earnings per
  share before
  extraordinary items and
  Debenture conversion
  expense ...............                                                                                                $1.01
Weighted average common
  shares and equivalents .     5,958                                                                                    35,556


PRO FORMA ADJUSTMENTS ARE AS FOLLOWS:

MCKERLEY TRANSACTION

(A) The historical financial statements of McKerley include unusual, nonrecurring charges related to a provision to properly state certain insurance program liabilities, record a loss related to the termination of an interest rate swap agreement and to write off certain other long-term assets.

                                                               Year Ended       Nine Months Ended
                                                           September 30, 1995     June 30, 1996
                                                           ------------------   -----------------
                                                                       (In thousands)
Revenues, net  .........................................        $   204              $   204
Operating expenses other than depreciation,
  amortization and lease expense .......................         (3,248)              (3,248)
Interest expense, net  .................................        $  (566)             $  (566)


(B) Effective October 1, 1995 the State of New Hampshire issued a reduction in payment rates under the Medical Assistance program. The annualized impact of this rate reduction is approximately $1,500,000.

                                 Year Ended                 Nine Months Ended
                             September 30, 1995               June 30, 1996
                             ------------------              -----------------
                                              (In thousands)
Revenues, net ................    $(1,500)                           --


(C) The former owners have agreed to pay certain Genesis subsidiaries for marketing and other services for approximately two years with annual payments of approximately $900,000. The former owners also agreed to lease 30,000 square feet of office space from the Company for approximately two years at an annual rate of $510,000.

                                 Year Ended                 Nine Months Ended
                             September 30, 1995               June 30, 1996
                             ------------------              -----------------
                                              (In thousands)
Revenues, net  .............    $1,410                            --


(D) As a result of the McKerley Transaction, corporate overhead functions related to the prior owners, certain nursing staff and regional management of the nursing facilities will be merged. The Company has identified duplicative positions and the costs associated with such positions, and plans to eliminate these costs according to a transition plan within one year of the acquisition.

    Salary costs and other payments associated with certain McKerley principals who will not be joining Genesis have been identified and eliminated, as well as costs associated with other management positions which have already been vacated and will not be replaced. Support staff associated with these positions have also been eliminated.

    The components of the savings expected upon merging McKerley's operations into Genesis are as follows:

                                                              Annual Cost    Nine Months Cost
                                                             -------------   ----------------
                                                                      (In thousands)
Principal salaries, payments and cost of support
  personnel ..............................................      $(1,693)          $(418)
Management to be eliminated due to overlap, and vacated
  management positions not to be replaced ................         (622)           (104)
Personnel reduction in operating staff to eliminate
  duplicative positions ..................................         (500)            (50)
                                                             -------------   ----------------
                                                                $(2,815)          $(572)
                                                             =============   ================


   The impact of the savings has been reflected in a pro forma adjustment as follows:

                                                               Year Ended       Nine Months Ended
                                                           September 30, 1995     June 30, 1996
                                                           ------------------   -----------------
                                                                       (In thousands)
Operating expenses other than depreciation,
  amortization and lease expense .......................        $(2,815)              $(572)



(E) The McKerley Transaction was financed with borrowings under the Company's bank credit facilities aggregating approximately $68,700,000. The Company has repaid approximately $27,000,000 of assumed McKerley debt. The Company has also assumed a mortgage obligation of approximately $9,100,000 which was not immediately repaid. Interest rate assumptions are 7.25% for the Company's borrowing under its bank credit facilities.


                                                             Year Ended       Nine Months Ended
                                                         September 30, 1995     June 30, 1996
                                                         ------------------   -----------------
                                                                     (In thousands)
Interest expense, net:
   Interest expense -- bank facilities ...............        $ 4,930               $ 822
   Elimination of historical McKerley remaining
     interest expense  ...............................         (2,739)               (457)
                                                         ------------------   -----------------
                                                              $ 2,191               $ 365
                                                         ==================   =================


(F) In accordance with generally accepted accounting principles, the net assets acquired are recorded at the lower of purchase price or fair value. The estimated fair value adjustments have been determined based on the most recent information available. The resultant excess of purchase price over fair value of net assets acquired is required to be amortized. The pro forma adjustment to reflect the increased depreciation and amortization is as follows:

                                             Year Ended       Nine Months Ended
                                         September 30, 1995     June 30, 1996
                                         ------------------   -----------------
                                                     (In thousands)
Depreciation and amortization expense...      $1,079               $180



(G) The former owners have agreed to make certain lease payments on behalf of the Company with respect to certain lease obligations of the McKerley entities. The following pro forma adjustment reflects the impact of recognizing the resulting lease expense on a straight line basis over the remaining lease term:


                                 Year Ended                 Nine Months Ended
                             September 30, 1995               June 30, 1996
                             ------------------              -----------------
                                              (In thousands)
Lease expense  ..........         $(1,244)                        $(207)


NEIGHBORCARE TRANSACTION

(H) A portion of the NeighborCare Transaction will be financed with borrowings under the Company's bank credit facilities aggregating approximately $47,250,000. Genesis expects to repay approximately $18,000,000 of NeighborCare debt assumed in the transaction. Interest rate assumptions are 6.8% for the Company's borrowings under its credit facilities.

                                                             Year Ended       Nine Months Ended
                                                         September 30, 1995     June 30, 1996
                                                         ------------------   -----------------
                                                                     (In thousands)
Interest expense, net:
   Interest expense -- bank facilities ...............        $ 3,171              $ 1,842
   Elimination of historical NeighborCare remaining
     interest expense  ...............................         (1,291)              (1,171)
                                                         ------------------   -----------------
                                                              $ 1,880              $   671
                                                         ==================   =================

   Adjustment to reflect the issuance of $10,000,000 of Genesis Common Stock as a portion of the consideration. The stock issuance price has been estimated at $32.50 per share resulting in the issuance of 307,692 shares.

(I) As a result of the NeighborCare Transaction, corporate and administrative overhead functions related to the prior ownership structure will be merged. Accordingly, Genesis has identified duplicative physical locations which will be merged into existing Genesis pharmacy and medical supply locations.

                                                              Annual Cost    Nine Months Cost
                                                             -------------   ----------------
                                                                      (In thousands)
Consolidation of institutional pharmacy locations  .......      $  (300)          $(175)
Consolidation of medical supply division  ................         (300)           (175)
Personnel reduction in operating staff to eliminate
  duplicative positions ..................................         (615)           (360)
Other operating costs including legal and accounting
  fees, advertising and office expense ...................         (474)           (275)
                                                             -------------   ----------------
                                                                $(1,689)          $(985)
                                                             =============   ================

    The impact of the savings has been reflected in a pro forma adjustment as follows:

                                                               Year Ended       Nine Months Ended
                                                           September 30, 1995     June 30, 1996
                                                           ------------------   -----------------
                                                                       (In thousands)
Operating expenses other than depreciation,
  amortization and lease expense .......................        $(1,689)              $(985)


(J) In accordance with generally accepted accounting principles, the net assets acquired are recorded at the lower of purchase price or fair value. The estimated fair value adjustments have been determined based on the most recent information available. The resultant excess of purchase price over fair value of net assets acquired is required to be amortized. The elimination of historical depreciation expense is the result of certain assets not being acquired by Genesis. The pro forma adjustment to reflect the net increased depreciation and amortization is as follows:

                                                      Year Ended       Nine Months Ended
                                                  September 30, 1995     June 30, 1996
                                                  ------------------   -----------------
                                                              (In thousands)
Impact of step-up and allocation of goodwill  .         $2,706              $1,578
Elimination of historical depreciation expense            (159)                (93)
                                                  ------------------   -----------------
Depreciation and amortization  ................         $2,547              $1,485
                                                  ==================   =================

(K) In connection with the NeighborCare Transaction, certain corporate office and furniture and fixture leases will be terminated. The pro forma adjustment to reflect this is as follows:

                                                               Year Ended       Nine Months Ended
                                                           September 30, 1995     June 30, 1996
                                                           ------------------   -----------------
                                                                       (In thousands)
Operating expenses other than depreciation,
  amortization and lease expense .......................         $(160)               $(93)


NATIONAL HEALTH TRANSACTION

(L) In connection with the National Health Transaction certain assets and liabilities were not acquired by Genesis. Additionally, certain businesses, including home health care, infusion therapy and assisted living facilities in New York State were not acquired. The statement of operations data from these assets is presented in a pro forma footnote below:

                                                              Year Ended       Nine Months Ended
                                                          September 30, 1995     June 30, 1996
                                                          ------------------   -----------------
                                                                      (In thousands)
Net Revenues  .........................................        $(24,949)           $(26,264)
Operating expenses other than depreciation,
  amortization and lease expense ......................         (27,375)            (28,340)
Depreciation and amortization  ........................          (1,290)             (1,453)
Lease expense  ........................................            (233)               (323)
Interest expense, net  ................................          (1,124)             (1,151)


(M) In accordance with generally accepted accounting principles, the net assets acquired are recorded at the lower of the purchase price or fair value. The estimated fair value adjustments have been determined based on the most recent information available. The resultant excess of purchase price over fair value of net assets acquired is required to be amortized. The pro forma adjustment to reflect the increased depreciation and amortization is as follows:

                                        Year Ended          Nine Months Ended
                                    September 30, 1995        June 30, 1996
                                    ------------------       -----------------
                                                  (In thousands)
Depreciation and amortization......     $2,357                  $1,739


(N) The National Health Transaction was financed by Genesis with borrowings under its bank credit facilities aggregating approximately $51,800,000. Genesis repaid approximately $36,200,000 of indebtedness assumed upon consummation of the transaction. The Company also assumed mortgage obligations of approximately $7,900,000 which were not repaid. Interest rate assumptions are 6.8% for the Company's borrowing under its bank credit facilities.

    Prior to the closing of the stock acquisitions, an affiliate of a financial institution purchased nine of the National Health eldercare centers and subsequently leased the centers to a subsidiary of Genesis under operating lease agreements.

                                                           Year Ended       Nine Months Ended
                                                       September 30, 1995     June 30, 1996
                                                       ------------------   -----------------
                                                                   (In thousands)
Interest expense, net:
   Interest expense-bank facility ..................        $ 3,619              $ 2,714
   Elimination of historical National Health
     remaining expense  ............................         (3,993)              (2,995)
                                                       ------------------   -----------------
                                                            $  (374)             $  (281)
                                                       ==================   =================
   Lease expense ...................................        $ 4,949              $ 3,712

(O) Genesis has identified certain cost saving opportunities in connection with the National Health Transaction. The Company has identified duplicative positions and the costs associated with such positions, and plans to eliminate these costs according to a transition plan within one year of the acquisition.

                                                                 Year Ended       Nine Months Ended
                                                             September 30, 1995     June 30, 1996
                                                             ------------------   -----------------
                                                                         (In thousands)
Reduction in contract labor services  ....................         $(108)               $ (81)
Personnel reduction in operating staff to eliminate
  duplicative positions ..................................          (252)                (189)
                                                             ------------------   -----------------
                                                                   $(360)               $(270)
                                                             ==================   =================


(P) Genesis has identified certain revenue synergies relating to its pharmacy, medical supply and group purchasing businesses. These services are currently not provided by Genesis to National Health facilities nor does National Health have the businesses to deliver these services.

                                                              Year Ended       Nine Months Ended
                                                          September 30, 1995     June 30, 1996
                                                          ------------------   -----------------
                                                                      (In thousands)
Revenues, net  ........................................         $2,000              $1,500
Operating expenses other than depreciation,
  amortization and lease expense ......................          1,300                 975
                                                          ------------------   -----------------
  Net impact  .........................................         $  700              $  525
                                                          ==================   =================


1996 EQUITY OFFERING ADJUSTMENT

(Q) Adjustment to reflect the application of the net proceeds of the 1996 Equity Offering to repay indebtedness under the Company's bank credit facilities which currently bear interest at a weighted average annual rate of approximately 6.8%.

                                 Year Ended                 Nine Months Ended
                             September 30, 1995               June 30, 1996
                             ------------------              -----------------
                                              (In thousands)
Interest, net  ..........       $(13,720)                      $(8,831)


GMC TRANSACTION


(R) The historical financial statements of GMC include unusual, non-recurring charges related to a provision to increase allowance for doubtful accounts, the settlement of a matter relating to reimbursement for nutritional services provided at a nursing facility previously managed by a GMC subsidiary and an amount recorded relating to a class action suit. The historical financial statements also include non-recurring charges related to additional interest incurred under GMC's credit facility and a discount on a note receivable.


                                                              Year Ended
                                                             September 30,     Nine Months Ended
                                                                 1995            June 30, 1996
                                                           -----------------   -----------------
                                                                      (In thousands)
Operating expenses other than depreciation,
  amortization and lease expense .......................          --                $(2,300)
Interest, net  .........................................          --                 (1,121)

(S) The historical financial results include a provision for costs on the sale of accounts receivable, which is included in the interest expense line item. The following pro forma adjustment represents the reclassification of the portion of the provision that relates to operating expenses:

                                                              Year Ended
                                                             September 30,     Nine Months Ended
                                                                 1995            June 30, 1996
                                                           -----------------   -----------------
                                                                      (In thousands)
Operating expenses other than depreciation,
  amortization and lease expense .......................        $ 1,383             $ 1,447
Interest expense, net  .................................         (1,383)             (1,447)


(T) As a result of the GMC Transaction, certain corporate and administrative overhead functions related to the prior ownership structure will be merged. Genesis has identified duplicative physical locations which will be merged into existing Genesis administrative locations.

                                                                              Nine Months
                                                             Annual Cost         Cost
                                                             ------------   ---------------
                                                                     (In thousands)
Personnel reduction in operating staff to eliminate
  duplicative position ...................................     $(1,000)         $  (750)
Other operating costs including legal and accounting
  fees, advertising and office expense ...................      (1,000)            (750)
                                                             ----------         --------
                                                               $(2,000)         $(1,500)
                                                             ==========         ========

    The impact of the savings have been reflected in a pro forma adjustment as follows:

                                                              Year Ended
                                                             September 30,     Nine Months Ended
                                                                 1995            June 30, 1996
                                                           -----------------   -----------------
                                                                      (In thousands)
Operating expenses other than depreciation,
  amortization and lease expense .......................        $(2,000)            $(1,500)

(U) A portion of the purchase price was financed with borrowings under the Company's bank credit facility of approximately $91,000,000. Interest rate assumptions are 6.8% for the Company's borrowings:

                                          Year Ended
                                        September 30,       Nine Months Ended
                                             1995             June 30, 1996
                                       -----------------     -----------------
                                                   (In thousands)
Interest expense -- bank
  facilities .....................          $6,370                $4,778

OFFERING ADJUSTMENT

(V) Adjustment to reflect the application of the net proceeds of the Offering to repay a portion of assumed GMC term indebtedness ($108,000,000 at a weighted average rate of 12.25%) and other GMC indebtedness ($10,000,000 at a weighted average rate of 7%). The assumed rate of this Offering is 9.25%.

                                            Year Ended       Nine Months Ended
                                           September 30,
                                               1995            June 30, 1996
                                         -----------------   -----------------
                                                    (In thousands)
Interest expense, net:
     Interest expense -- offering  ...       $ 11,562            $  8,672
     Eliminate historical interest
        expense ......................        (13,930)            (10,448)
                                           ----------         -----------
                                             $ (2,368)           $ (1,776)
                                          ===========         ===========

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)


   The following unaudited pro forma condensed consolidated balance sheet includes the historical consolidated condensed balance sheet of the Company at June 30, 1996 and the pro forma adjustments to reflect the National Health Transaction, the GMC Transaction, as adjusted to reflect the Offering and the application of the estimated net proceeds as if they occurred on June 30, 1996. The pro forma adjustments should be read in conjunction with the Company's historical consolidated financial statements, National Health's historical combined financial statements and GMC's historical combined financial statements.


                                                                                                                     Pro Forma,
                                                                                                                    As Adjusted
                                                                Pro Forma                                           Consolidated
                                                                 National                       Pro Forma             Genesis/
                                                National          Health                           GMC                National
                                   Genesis       Health        Adjustments          GMC        Adjustments           Health/GMC
                                  --------     ---------      ------------          ---       ------------         -------------
                                                                        (In thousands)
Current assets.................    $297,009     $23,401          $(9,108)(A)        $75,834      $       --            $387,136
Property and equipment, net  ..     313,388      58,608            7,346 (A)(D)      93,042          73,325(E)          545,709
Other assets  .................     267,951      13,795           (7,426)(A)(D)      22,808          44,000(E)          341,128
                                    -------      ------           ------             ------          ------             -------
Total assets  .................    $878,348     $95,804          $(9,188)          $191,684        $117,325          $1,273,973
                                   ========     =======          =======           ========        ========          ==========
Current liabilities  ..........    $ 69,410     $21,777          $(3,349)(A)(B)(C) $ 37,951      $   (5,820)(F)(G)   $  119,969
Long term debt, excluding
  current maturities ..........     295,897      68,826           (1,158)(A)(B)     130,775         101,025 (G)         595,365
Other liabilities  ............      12,803          --              520 (C)          4,078          41,000 (E)          58,401
Shareholders' equity  .........     500,238       5,201           (5,201)(A)(D)      18,880         (18,880)(E)         500,238
                                    -------      ------           ------             ------          ------             -------
Total liabilities and
  shareholders' equity ........    $878,348     $95,804          $(9,188)          $191,684        $117,325          $1,273,973
                                   ========     =======          =======           ========        ========          ==========


   Pro forma adjustments are as follows:

NATIONAL HEALTH TRANSACTION

(A) The assets and liabilities of National Health not acquired or assumed by Genesis in the National Health Transaction are eliminated in a pro forma adjustment as follows:
                                                            (In thousands)
Current assets ......................................           $(9,108)
Property and equipment  .............................            (9,686)
Other assets  .......................................           (11,141)
                                                                -------
Total assets  .......................................          $(29,935)
                                                               ========
Current liabilities  ................................          $ (5,249)
Long term debt, excluding current
  maturities .......................................           (16,758)
Other liabilities  .................................                --
Shareholders' equity  ..............................            (7,928)
                                                                -------
Total liabilities and shareholders' equity                    $(29,935)
                                                               ========


(B) The National Health Transaction was financed by Genesis with borrowings under its bank credit facilities of approximately $51,800,000 which includes the repayment of approximately $36,200,000. Additionally, Genesis assumed existing indebtedness of approximately $7,900,000 which was not repaid immediately. The impact of the borrowings under the bank credit facilities is reflected in the following pro forma adjustment:



                                                               (In thousands)
Current liabilities .....................................        $  (100)
Long term debt, excluding current maturities  ...........         15,600

(C) Transaction costs which include professional fees, duplicative salary costs and severance, taxes and title costs and certain other costs incurred or to be incurred in order to consummate the transaction will be accrued, net of tax benefits, in the amount of $2,520,000. The following pro forma adjustment represents the accrual for these costs:


                                                               (In thousands)
Current liabilities .........................................      $2,000
Other liabilities  ..........................................         520


(D) Purchase accounting adjustments include the following allocations:

                                                               (In thousands)
Property and equipment, net ..................................    $17,032
Other assets  ................................................      3,715
Shareholders' equity  ........................................      2,727



GMC TRANSACTION

(E) Purchase accounting adjustments include the following allocations:


                                                               (In thousands)
Property and equipment, net ..............................         $72,345
Other assets  ............................................          44,000
Other liabilities  .......................................          41,000
Shareholders' equity  ....................................         (18,880)



(F) Transaction costs which include professional fees, duplicative salary costs and severance, taxes and title costs and certain other costs incurred or to be incurred in order to consummate the transaction will be accrued in the amount of $8,000,000. The following pro forma adjustment represents the accrual for these costs:


                                                               (In thousands)
Current liabilities .......................................        $8,000




(G) The GMC Transaction was financed by the payment of $93,900,000 representing the equity purchase price, the repayment of approximately $90,000,000 of existing indebtedness and the assumption of approximately $47,900,000 of other indebtedness. The following pro forma adjustment represents the incremental debt incurred in the transaction and reflects the repayment of certain GMC indebtedness with the net proceeds of the
    Offering:


                                                                (In thousands)
Current liabilities .....................................         $ (8,820)
Long-term debt  .... ....................................          101,025

No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Exchange Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                         ----------------



                         TABLE OF CONTENTS
                                                        Page

Summary....................................................1
Cautionary Statement Regarding
  Forward Looking Statements..............................13
Risk Factors..............................................13
Use of Proceeds...........................................17
Capitalization............................................18
Exchange Offer............................................19
Certain Federal Income Tax Consequences...................28
Selected Consolidated Financial Data .....................29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations...........................................31
Business..................................................39
Management................................................50
Description of the Notes..................................54
Plan of Distribution......................................83
Legal Matters.............................................83
Experts...................................................84
Available Information.....................................84
Index to Financial Statements............................F-1

                                  $125,000,000



                          GENESIS HEALTH VENTURES, INC.

                                   PROSPECTUS











                              Offer to Exchange its
                   9 1/4% Senior Subordinated Notes due 2006,
                      which have been registered under the
                   Securities Act of 1933, as amended, for any
                    and all of its outstanding 9 1/4% Senior
                           Subordinated Notes due 2006



                                December 11, 1996